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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                               C. H. HEIST CORP.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                               C. H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 33765

                               February 11, 2000

Dear Shareholder:

     C. H. Heist Corp. (the "Company") will hold a special meeting of its shareholders on March 6, 2000, to consider and vote on proposals to approve the sale of its industrial maintenance business and to reincorporate in the State of Delaware. I have recommended these proposals to the Board of Directors, which has unanimously approved them. The Board and I recommend that you vote in favor of each proposal.

     We believe the timing is right for the sale of the industrial maintenance business. The sale will allow management to concentrate attention and financial resources on our growing staffing services business. We believe that this proposal will allow investors to better evaluate the staffing services business, enhancing the likelihood that it will achieve appropriate market recognition for its performance over time. Furthermore, we believe the sale could facilitate the expansion of the staffing services business by providing the Company with access to the capital markets and with a "pure-play" publicly-held stock to use in possible future acquisitions.

     We also believe that it is in the best interests of our shareholders to reincorporate the Company in Delaware. Currently, the Company is incorporated in New York. We believe that there are significant advantages to reincorporating in Delaware. These advantages are discussed in the accompanying proxy statement. Finally, as part of the reincorporation, the name of the Company will be changed to Ablest Inc.

     The special meeting will begin promptly at 10:00 a.m. at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607. The official notice of meeting, proxy statement and form of proxy are included with this letter.

     The vote of every shareholder is particularly important for this special meeting.

     Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

                                          Sincerely,

                                          Charles H. Heist, Chairman

                               C. H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 33765

                               February 11, 2000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A special meeting of shareholders of C. H. Heist Corp. will be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on March 6, 2000, at 10:00 a.m., for the following purposes:

          1. To consider and vote upon the proposed sale of the Company's industrial maintenance business; and

          2. To consider and vote upon the proposed reincorporation of the Company in Delaware.

     Holders of record of common stock of the Company at the close of business on February 8, 2000, are entitled to notice of and to vote at the special meeting or any adjournment thereof.

     No business other than the above proposals will be considered at the special meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          W. David Foster
                                          President

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

The Special Meeting.........................................      8

The Asset Sale Proposal.....................................      9

Pro Forma Condensed Consolidated Financial Information......     17

The Reincorporation Proposal................................     23

Stock Ownership.............................................     28

Market Information..........................................     30

Independent Auditors........................................     31

Shareholder Proposals.......................................     31

Available Information.......................................     31

Certain Historical Financial Information....................     32

                               C. H. HEIST CORP.

                                PROXY STATEMENT

     This proxy statement is being furnished to shareholders of C.H. Heist Corp. (the "Company") in connection with the solicitation of proxies on behalf of its Board of Directors to be used at a special meeting to be held on March 6, 2000, at 10:00 a.m. at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 (the "Special Meeting") and any adjournment thereof.

     This proxy statement is being mailed to the Company's shareholders on or about February 11, 2000.

     Only shareholders of record as of the close of business on February 8, 2000, are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. On January 31, 2000, the Company had 2,881,678 common shares outstanding. Each share is entitled to one vote. Shares cannot be voted at the Special Meeting unless the holder thereof is present or represented by proxy.

     Any shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise. Such revocation may be made in person at the Special Meeting or by written notification to the Secretary of the Company. Every properly signed proxy will be voted unless previously revoked if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken.

     At the Special Meeting, shareholders will be asked to vote on two proposals:

          1. The proposed sale of the Company's industrial maintenance business; and

          2. The proposed reincorporation of the Company in Delaware.

     The Company's address is 810 North Belcher Road, Clearwater, Florida 33765, and its telephone number is (727) 461-5656.

                                    SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this proxy statement, including the financial information set forth herein.

                              THE SPECIAL MEETING

     Date, Time and Place. The Special Meeting of shareholders of the Company will be held at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on March 6, 2000, at 10:00 a.m.

     Purpose. The Special Meeting is being held to consider and vote on proposals to sell the Company's industrial maintenance business to Onyx Industrial Services, Inc. (the "Asset Sale") and to reincorporate in the State of Delaware and change the Company's name to Ablest Inc. following the sale of the industrial maintenance business (the "Reincorporation").

     Recommendation of the Company's Board. The Board of Directors of the Company has unanimously approved the Asset Sale and the Reincorporation and recommends that shareholders vote FOR these proposals. For a description of the reasons for each proposal, see "The Asset Sale Proposal -- Reasons for the Asset Sale" and "The Reincorporation Proposal -- Reasons for Reincorporation."

     Record Date. February 8, 2000 (the "Special Meeting Record Date").

     Voting. At the Special Meeting, each holder of record of common shares as of the Special Meeting Record Date will be entitled to one vote for each share held as of such date. The Company is seeking approval of each proposal by the holders of at least two-thirds of the outstanding common shares. Under New York law it is not clear whether sale of the industrial maintenance business would constitute a sale of "substantially all assets" and thus require shareholder approval. Consequently, if the Asset Sale is approved by the holders of less than two-thirds of such shares, but is approved by the holders of a majority of such shares, the Company may request a court to rule that shareholder approval is not required and in such case will consummate the Asset Sale if a favorable ruling is obtained. As of January 31, 2000, Charles H. Heist, Chairman and Chief Executive Officer of the Company, owned 278,877 shares, representing approximately 9.6% of the outstanding common shares, and certain trusts of which Mr. Heist is a trustee owned 1,041,925 shares, representing approximately 36.5% of the outstanding common shares. Mr. Heist has informed the Company that he intends to vote such shares in favor of the Asset Sale and the Reincorporation and has entered into an agreement with Onyx Industrial Services on behalf of himself and the trusts to vote all of such shares in favor of the Asset Sale.

                                 THE ASSET SALE

     Assets to be Sold. The Company will sell substantially all assets related to its United States industrial maintenance business and all outstanding stock of its wholly-owned subsidiary C.H. Heist, Ltd., which operates the Company's industrial maintenance business in Canada.

     Purchaser. The purchaser of the Company's industrial maintenance business will be Onyx Industrial Services, Inc., a Delaware corporation ("Onyx") headquartered at 1980 North Highway 146, LaPorte, Texas 77571 (telephone number:
(713) 307-2100). Onyx is engaged in the industrial maintenance business in the United States and Canada, and is a subsidiary of CGEA-Onyx, a French waste service company with worldwide operations.

     Sale Price. The Company will sell the assets of its U.S. industrial maintenance business to Onyx for $10,000,000 and the stock of C.H. Heist, Ltd. for $10,000,000. Onyx will assume approximately $2,600,000 of liabilities related to the U.S. industrial maintenance business.

     Reasons for the Asset Sale. The Company has limited resources and each of the industries that it is engaged in (industrial maintenance and staffing services) is highly competitive and in a consolidating mode. The sale of the industrial maintenance business will allow management to concentrate attention and financial resources on its staffing services business. The Company believes that of its two businesses the staffing services business offers more promise for the future and more opportunities for growth.

     Possible Escrow of Funds. If the Company is unable to obtain the consent of
E. I. du Pont de Nemours and Company ("DuPont") to the assignment of the master service contract between the Company and DuPont prior to the Closing, the Company will place $6,000,000 of the Purchase Price in escrow for one year. All or part of the escrow will be released to the Company at the end of the year depending on the ability of Onyx to retain business with DuPont at locations where Heist and Onyx performed services for DuPont in fiscal 1999. Similarly, if the Company is unable to obtain prior to the Closing the consent of C&K Industrial Services, Inc. ("C&K") to the assignment of the Company's service contract with C&K, the Company will place $300,000 of the Purchase Price in escrow for one year, to be released to the Company in whole or in part depending on the ability of Onyx to retain business with C&K comparable to that experienced by Heist in fiscal 1999. In addition to the foregoing, in the event that the Company is unable to obtain prior to the Closing consents of customers (other than DuPont and C&K) with contracts representing $2 million or less in revenues for fiscal 1999, the Company will place up to $700,000 in escrow for one year, to be released in whole or in part depending on the ability of Onyx to retain business with such customers comparable to that experienced by the Company in fiscal 1999. The Company believes that it will be able to obtain the DuPont consent and all other customer consents with the possible exception of C&K's consent.

     Retention of Certain Liabilities. The Company will retain all liabilities arising out of or relating to the conduct of the United States industrial maintenance business prior to the closing, other than the specific liabilities to be assumed by Onyx. The Company does not expect any of the retained liabilities to have a material adverse effect on its future results of operation or financial condition.

     Certain Environmental Matters. The Company has agreed to pay for certain environmental studies and possible remediation at three of its sites in the United States and three of its sites in Canada. All of these sites will be sold to Onyx. The Company's maximum obligation to Onyx for the Canadian sites is $1,000,000. The Company cannot estimate at this time the potential costs of the remediation of the Canadian sites, but based on studies performed to date by Onyx's environmental consultant, these costs could be in the range of $600,000. There is no limit to the Company's obligation to remediate the sites in the United States, but the Company believes that the costs involved will not be material.

     Non-Competition Agreements. In connection with the Asset Sale, the Company and two of its senior executive officers will agree not to compete with Onyx in the industrial maintenance business in the United States and Canada for a period of five years after the closing.

     Representations, Warranties and Covenants. The agreement governing the Asset Sale (the "Sale Agreement") contains representations, warranties and covenants of the Company and Onyx customary in transactions similar to the Asset Sale.

     Conditions to Closing. The Sale Agreement contains conditions to closing customary in transactions similar to the Asset Sale, including approval of the shareholders of the Company.

     Termination of Sale. The Company and Onyx each have the right to terminate the Sale Agreement under certain circumstances customary to transactions similar to the Asset Sale.

     Indemnification. Under the Sale Agreement, the Company and Onyx have agreed to indemnify each other with respect to breaches in their respective representations, warranties and agreements. The Company has also agreed to indemnify Onyx with respect to any matters pending at or arising after the closing relating to the operation of the industrial maintenance business in the United States and Canada prior to the closing, including certain pending litigation. The Company believes that the costs involved in indemnifying Onyx in connection with currently pending litigation will not be material to the Company's results of operations or financial condition following the closing. The Company does not expect that any of the other matters for which it has agreed to indemnify Onyx will have a material adverse effect on the Company's results of operations or financial condition following the closing.

     Accounting Treatment. The Asset Sale will be accounted for as a discontinued operation as primarily specified in Opinion No. 30 of the Accounting Principles Board.

     U.S. Tax Consequences. The Company does not expect that there will be any material tax consequence to it as a result of the Asset Sale.

     Governing Law. The Sale Agreement and the Asset Sale are governed by the laws of the State of New York.

     Closing. The closing of the sale will take place as soon as practicable following the Special Meeting provided that the Asset Sale is approved by the shareholders.

     Possible Appraisal Rights. Shareholders of the Company who do not vote for the Asset Sale and who comply with the procedures required by the New York Business Corporation Law may have the right to receive payment for the fair value of their shares.

                              THE REINCORPORATION

     Reincorporation. The Reincorporation will be effected by having the Company merge into Ablest Inc., a Delaware corporation formed for the Reincorporation. The Company and Ablest have entered into an Agreement and Plan of Merger dated
as of January   , 2000, (the "Merger Agreement") to effect the Reincorporation.
As a result of the Reincorporation, the Company's name will be changed to Ablest Inc.

     Business of the Company following Reincorporation. Following the Reincorporation, the Company will be engaged in the staffing services business through its wholly-owned subsidiary Ablest Service Corp. The Reincorporation will effect no change in the nature of this business.

     Reasons for Reincorporation. Delaware has long been the leading state in implementing comprehensive and flexible corporate laws in response to the legal and business needs of corporations. The Company believes that reincorporation in Delaware will give it greater certainty regarding how its affairs should be conducted in order to comply with applicable laws as well as comfort resulting from the responsiveness of Delaware's legislature and courts to the needs of corporations organized in Delaware. See "The Reincorporation Proposal -- Reasons for Reincorporation."

     New Charter and Bylaws. Following the Reincorporation, the Company will be governed by a new charter and new bylaws. Approval of the Reincorporation will constitute approval of the new charter and the new bylaws. The principal differences between the new charter and bylaws and the Company's existing charter and bylaws are discussed at "The Reincorporation Proposal -- Comparison of Charters and Bylaws."

     New Governing Law. Following the Reincorporation, the Company will be governed by Delaware corporation law. New York corporation law, which currently governs the Company's corporate affairs, differs in a number of respects from Delaware corporation law. The principal differences between the two laws are discussed in "The Reincorporation Proposal -- Comparison of Rights of Shareholders Under New York and Delaware Corporation Laws."

     Anti-Takeover Implications. There are certain anti-takeover implications to the Reincorporation. For a discussion of those implications, see "The Reincorporation Proposal -- Anti-Takeover Implications."

     Appraisal Rights. Under New York law, shareholders who vote against the Reincorporation shall not be entitled to appraisal rights.

     Certain Tax Consequences. The Reincorporation will constitute a tax-free reorganization of the Company under federal tax law. No gain or loss will be recognized by the holders of common shares of the Company pursuant to the Reincorporation for federal tax purposes nor will the Company recognize gain or loss for federal tax purposes as a result of the Reincorporation. See "The Reincorporation Proposal -- Certain Federal Income Tax Consequences of the Reincorporation."

     Stock Certificates. No exchange of stock certificates will be required in connection with the Reincorporation. After the Reincorporation, the Company's outstanding stock certificates will remain outstanding and will represent shares of common stock of the Company as reincorporated in Delaware under the name Ablest Inc.

     Market for Stock. After the Asset Sale and the Reincorporation, the common shares will continue to be traded on the American Stock Exchange (the "Exchange") under the symbol "HST" until the shares receive a new symbol. The Company has applied to the Exchange for the new symbol "ABI".

                          FORWARD LOOKING INFORMATION

     This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Pro forma information contained within this proxy statement, to the extent it is predictive of financial condition and results of operations that would have occurred on the basis of certain stated assumptions, may also be characterized as forward-looking statements. Although forward-looking statements are based on assumptions made and information believed by management to be reasonable, no assurance can be given that such statements will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those results anticipated, estimated, projected or expected.

                          CERTAIN RECENT DEVELOPMENTS

     Fourth Quarter Charge. On December 29, 1999, the Company announced that it had re-evaluated certain intangible assets and as a result would take a one-time charge of up to $5.5 million for the fourth quarter of fiscal 1999, subject to final evaluation.

     The charge relates to goodwill and other intangible assets attributable to previous acquisitions of information technology staffing services businesses. The Company has determined that these assets have diminished in value and that the projected growth rate used in evaluating these acquisitions has not been achieved. Additionally, the Company believes that there is not a strong likelihood of achieving projected cash flows from the acquired businesses in future periods.

     The re-evaluation of goodwill falls within the Company's historical policy of evaluating events and circumstances which have occurred that indicate the carrying value of intangible assets may warrant revisions. The re-evaluation is consistent with the approach used in Financial Accounting Standards Board Rule 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is evaluating the value and the life of the intangible assets and anticipates making the necessary revisions in its fiscal 1999 financial statements. The one-time, pre-tax charge will be reflected as an "impairment of assets" in the fourth-quarter and full-year statements of operations for fiscal 1999.

     Resignation of Executive. On December 31, 1999, John L. Rowley, Vice President and Chief Financial Officer of the Company, resigned to pursue other endeavors. Charles H. Heist, Chairman and Chief Executive Officer, has assumed the duties of Chief Financial Officer.

     Administrative Relocation. In conjunction with the sale of its industrial maintenance business, the Company is relocating its administrative and support offices, currently located in Buffalo, New York, to the Tampa, Florida area. The Tampa area is currently the location of the Company's executive and human resources offices, and the relocation is designed to bring all support services of the Company together in one location. The Company has signed a new six year lease for office space that should be available in the second quarter of the current year and intends to sell its current executive office building and not renew its existing lease for its human resource offices.

     Liquidation of Insulation Business. The Company is liquidating its commercial insulation business, which is headquartered in Charlotte, North Carolina. The Company does not expect the liquidation to have a material adverse effect on its financial condition or results of operations.

                        SUMMARY HISTORICAL AND PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of certain consolidated financial information that has been derived from the consolidated financial statements of C.H. Heist Corp and subsidiaries. This summary should be read in conjunction with the related consolidated financial statements and notes thereto included elsewhere in this proxy statement. See "Certain Historical Financial Information".

                       C.H. HEIST CORP. AND SUBSIDIARIES

                       (In thousands, except share data)

                                                              THIRTY-NINE
                                                              WEEKS ENDED       YEAR ENDED
                                                             SEPT. 26, 1999    DEC. 27, 1998
                                                             --------------    -------------
SELECTED INCOME STATEMENT DATA:
Net service revenue........................................     $111,218          135,647
Operating income...........................................          259            2,429
Net earnings (loss)........................................           (4)           1,294
Basic and diluted net earnings (loss) per common share.....           --              .45

                                                             SEPT. 26, 1999
                                                             --------------
SELECTED BALANCE SHEET DATA:
Working capital............................................     $ 18,341
Total assets...............................................       55,856
Long-term debt.............................................       16,873

PRO FORMA CONSOLIDATED (UNAUDITED) FINANCIAL DATA

     The following pro forma consolidated (unaudited) financial information should be read in conjunction with the Pro Forma Consolidated (Unaudited) Financial Information included elsewhere herein, including the assumptions for such presentation, and the separate historical financial statements of C.H. Heist Corp. and subsidiaries and notes thereto included elsewhere in this proxy statement. See "Certain Historical Financial Information".

     The pro forma consolidated (unaudited) financial data are not necessarily indicative of the operating results that would have been achieved had the Asset Sale and discontinuation of industrial maintenance operations been effective during the periods presented or the results that may be obtained in the future. Nonrecurring charges resulting directly from the Asset Sale and discontinuation of industrial maintenance operations and other nonrecurring fourth quarter charges as noted under "Certain Recent Developments" are excluded from the Pro Forma Selected Income Statement Data.

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                 (In thousands)

                                                                      YEAR
                                                   THIRTY-NINE       ENDED
                                                   WEEKS ENDED      DEC. 27,
                                                  SEPT. 26, 1999      1998
                                                  --------------    --------
SELECTED INCOME STATEMENT DATA:
Net service revenue.............................     $ 70,376        78,471
Operating income................................        1,162         1,863
Net earnings....................................          770         1,252

                                                  SEPT. 26, 1999
                                                  --------------
SELECTED BALANCE SHEET DATA:
Working capital.................................     $  9,779
Total assets....................................       33,823
Long-term debt..................................           --
Total shareholders' equity......................       24,724

COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of C.H. Heist Corp. and subsidiaries and per share data on a pro forma basis after giving effect to the Asset Sale and discontinuation of industrial maintenance operations. Nonrecurring charges resulting directly from the Asset Sale and discontinuation of industrial maintenance operations and other nonrecurring fourth quarter charges as noted under "Certain Recent Developments" are excluded from the pro forma earnings and per share amounts.

                                                                      YEAR
                                                   THIRTY-NINE       ENDED
                                                   WEEKS ENDED      DEC. 27,
                                                  SEPT. 26, 1999      1998
                                                  --------------    --------
C. H. HEIST CORP. -- HISTORICAL
Basic and diluted net earnings (loss) per common
  share.........................................     $     --           .45
Book value per common share.....................         9.93          9.78
PRO FORMA:
Basic and diluted net earnings per common
  share.........................................     $    .27           .44
Book value per common share.....................         8.58           N/A

                              THE SPECIAL MEETING

PURPOSE

     The Special Meeting is being held to consider and vote on the Asset Sale and the Reincorporation.

     The Board of Directors of the Company has unanimously approved the Asset Sale and the Reincorporation and recommends that shareholders vote FOR each of these transactions. For a description of the reasons for the Asset Sale, see "The Asset Sale Proposal -- Reasons for the Asset Sale." For a description of the reasons for the Reincorporation, see "The Reincorporation
Proposal -- Reasons for Reincorporation".

VOTING INFORMATION AND REQUIREMENTS

     Only holders of record of common shares at the close of business on the Special Meeting Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. As of the Special Meeting Record Date, there were 2,881,678 common shares outstanding. Holders of such shares are entitled to one vote per share on each proposal.

     The Company believes that under New York law a vote of shareholders is not required in connection with the Asset Sale. New York law requires the approval of the holders of at least two-thirds of a corporation's outstanding voting shares for a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation. The Company believes that the Asset Sale is not a sale, lease, exchange or other disposition of all or substantially all of its assets. Although the Company believes that shareholder approval is not required, the Company is seeking such approval because the issue of what constitutes "substantially all" assets has not been settled under New York law. Thus, the Company is seeking approval of the Asset Sale by the holders of at least two-thirds of the outstanding common shares. If the Asset Sale is approved by the holders of less than two-thirds of such outstanding shares, but is approved by the holders of a majority of such shares, the Company may request a court to rule that shareholder approval of the Asset Sale is not required. If such a favorable ruling is obtained, the Company will consummate the Asset Sale.

     As of January 31, 2000, Charles H. Heist, Chairman and Chief Executive Officer of the Company, owned 278,877 shares, representing approximately 9.6% of the outstanding common shares. As of such date, certain trusts of which Mr. Heist is a trustee owned 1,041,925 shares, representing approximately 36.5% of the outstanding common shares. Mr. Heist has informed the Company that he intends to vote such shares in favor of the Asset Sale and the Reincorporation and has entered into an agreement with Onyx Industrial Services to vote such shares in favor of the Asset Sale.

     Under New York law, the affirmative vote of the holders of at least two-thirds of the Company's outstanding shares is required to approve the Reincorporation.

     Abstentions and broker non-votes will be counted as shares present for determination of a quorum at the Special Meeting. For purposes of determining whether the Asset Sale and the Reincorporation are approved, abstentions and broker non-votes will have the same effect as votes against such proposals.

     All shares that are represented by properly executed proxies received before or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on the executed proxies, shares represented by such proxies will be voted FOR approval of each proposal. No other matters will be considered at the Special Meeting or any adjournment thereof.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Such revocation may be made in person at the Special Meeting or by written notification to the Secretary of the Company.

     The Company will pay the cost of all proxy solicitation. The Company may retain the services of CIC Corp. to solicit proxies from shareholders. In such event, the Company will pay a service fee of $5,000 to CIC Corp. and a solicitation fee of $4.00 per shareholder contacted. The Company will also reimburse CIC Corp. for the reasonable expenses it incurs in connection with the proxy solicitation. Officers and other employees of the Company may solicit proxies by personal interview or by telephone or facsimile equipment, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse these record holders for their reasonable out-of-pocket expenses.

                            THE ASSET SALE PROPOSAL

BACKGROUND OF THE ASSET SALE

     Over the past several years, the industrial maintenance industry in the United States has undergone a wave of consolidation with the number of smaller companies declining as a number of regional and national companies have acquired larger market shares. The industrial maintenance industry has also seen a trend among customers to demand cost controls, competitive pricing, and extensive training, safety and employee retention programs. There is also an increasing need to invest in highly automated equipment to achieve efficiencies as a result of customer demands. Additionally, the industry has recently experienced a trend toward the formation of national strategic alliances between service providers and their customers, particularly larger customers such as British Petroleum, DuPont, Stelco Steel, Bayer, and Motiva. These large companies have adopted sophisticated bid processes or single or dual preferred provider systems that give preference to industrial maintenance companies that have offices and equipment in numerous geographic locations throughout the United States. Many of these companies will not entertain bids from companies that cannot service all of their geographic locations. Furthermore, the industrial maintenance business is highly capital intensive, with capital needed to open new offices in geographic areas to serve regional or national-based customers, and to purchase new automated equipment to service customer locations. As a consequence of the foregoing, the industrial maintenance industry has become extremely competitive in the pricing of services as larger regional and national companies have put significant pressure on service providers to achieve greater efficiencies and reduce prices.

     Given these forces and trends in the industry, the Company has come to the conclusion that in order for it to remain competitive, it would have to grow its industrial maintenance business to a significant extent internally or through acquisition. Such growth would require substantial additional resources and investment in new equipment and new offices. Moreover, the Company would have to invest in expanding training, safety and employee retention programs. The Company does not believe that it has the financial or human resources to implement the expansion that would be required to compete with ever larger companies which have and will continue to have greater resources than the Company.

     At the same time the Company is faced with these challenges in the industrial maintenance industry, its staffing services business faces similar challenges. The staffing services industry has grown and changed substantially in the past several years in the United States, also undergoing a wave of consolidation. Moreover, the industry has experienced the formation of strategic alliances among regional or national service providers and large, geographically diverse customers such as IBM, Texas Instruments, American Express, Nortel, and DuPont. While it has those things in common with the industrial maintenance industry, the staffing services industry is not as capital intensive or as risk-related as the industrial maintenance industry. Revenues of the staffing services business have been increasing over the past five years, while those of the industrial maintenance business have remained relatively flat over that period. Moreover, over the past five years, the Company's industrial maintenance business has not been as profitable as its staffing services business.

     Considering the trends in the two industries and the Company's operating results in each, the Company has concluded that it does not have sufficient financial and human resources to remain in both businesses. Consequently, the Company has decided to sell the industrial maintenance business and focus on the staffing services business, where it believes it can be more successful in achieving growth and maintaining profitability.

     The possible sale of the industrial maintenance business was discussed by the Company's Board at various meetings held between late 1998 and early 2000. The Company engaged its financial advisor in the fourth quarter of 1998 and authorized it to search for a party interested in acquiring the industrial maintenance business in the United States and Canada. This search yielded two interested parties, one of which was Onyx Industrial Services.

After reviewing proposals from each party, on October 20, 1999, the Board authorized management to negotiate exclusively with Onyx for the sale of the industrial maintenance business. The Board rejected the proposal of the other bidder for a number of reasons, including the lower purchase price offered by this bidder, certain costs that this bidder's proposal would have imposed on the Company that the proposal of Onyx Industrial Services did not include, and the unwillingness of this bidder to assume certain of the Company's collective bargaining agreements.

     Subsequent to the Board's action on October 20, 1999, and following further discussions and negotiations, the Company and Onyx entered into a letter of intent, and the Company announced the proposed sale of the business to Onyx on November 2, 1999. Following more detailed negotiations and additional due diligence by Onyx, on January 18, 2000, the Company's Board of Directors reviewed the definitive agreement for the sale of the business and authorized management to finalize and execute it. The parties then entered into a definitive purchase and sale agreement on January 21, 2000.

REASONS FOR THE ASSET SALE

     The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to sell the industrial maintenance business and focus the operations of the Company solely on its staffing services business, which the Company believes has more potential for growth. The Board's belief is based on a number of factors, such as the lack of growth in the Company's industrial maintenance business over the past five years, the operating losses experienced by such business over the past five years, and the intense competition and customer pricing pressure within the industrial maintenance industry that have resulted in reductions in profit margins.

     In reaching a decision to recommend the Asset Sale to the Company's shareholders, the Board considered, among other factors, the following: (i) the respective financial condition, results of operations, capital resources, capital requirements, risk profiles, management teams, growth, and prospects of the industrial maintenance business and the staffing services business; (ii) the economic and competitive environments in which the two businesses operate; (iii) conditions and trends in the industrial maintenance industry and the staffing services industry; (iv) the fact that the Asset Sale will enable the Company to operate as a focused, pure-play company; (v) the possibility that the Asset Sale could facilitate the expansion of the Company's staffing services business by providing it with access to the capital markets and with a pure-play publicly-held stock to use in possible future acquisitions; (vi) the fact that the Asset Sale will improve the ability of the Company to offer stock plans and other such incentives to its staffing services executives and employees that are tied more directly to the results of their efforts and are unaffected by the performance of the industrial maintenance business; and (vii) the potential beneficial effect of the Asset Sale on investors' ability to evaluate the performance and investment characteristics of the Company.

SALE AGREEMENT

     General Information. The Board of Directors has approved the sale of the Company's industrial maintenance services business to Onyx Industrial Services pursuant to the Sale Agreement. The consummation of the Asset Sale (the "Closing") is expected to occur as soon as practicable after approval by the shareholders at the Special Meeting.

     Sale Price. On January 18, 2000, the Company's Board of Directors approved the Asset Sale, and on January 21, 2000, the parties executed the Sale Agreement. Pursuant to the Sale Agreement, the Company will sell the assets of the U.S. industrial maintenance business and the stock of C. H. Heist, Ltd. to Onyx, and Onyx will assume and agree to pay, perform or discharge when due certain obligations and liabilities of the Company relating to the U.S. industrial maintenance business. Onyx will, at the Closing, pay to the Company a total of $20 million for such assets and stock and assume approximately $2.6 million in liabilities, based on a balance sheet date of August 22, 1999.

     Assets. The assets to be sold to Onyx include real and personal property, inventory, machinery, equipment, furnishings, motor vehicles, accounts receivable, licenses and permits, intellectual property, other intangible assets, the name "C.H. Heist Corp.", customer service contracts, leases, and the stock of C.H. Heist, Ltd. The Company will retain certain assets, including books and records, insurance policies, bonds and reserves, and certain leasehold interests in real property.

     Assumed Liabilities. Onyx will assume customer service contracts, certain leases, and certain collective bargaining agreements. Onyx will also assume accounts payable, accrued wages and related payroll taxes, and accrued real estate and personal property taxes of the U.S. operations, all of which approximate $2.6 million in the aggregate, based on a balance sheet date of August 22, 1999.

     Retained Liabilities. The Company will retain liabilities arising out of or relating to the conduct of the industrial maintenance business prior to the Closing other than those liabilities assumed by Onyx. The Company will remain responsible for all litigation or claims pending at or arising after the Closing relating to operation of the industrial maintenance business in the United States and Canada prior to the Closing.

     Noncompetition. The Company has agreed that it will not compete with Onyx in the industrial maintenance business in the United States or Canada for a period of five years after the Closing. Charles H. Heist III, Chairman and Chief Executive Officer of the Company, and W. David Foster, President and Chief Operating Officer of the Company, have also agreed to enter into agreements with Onyx prohibiting their competition in the industrial maintenance business in the United States or Canada for a period of five years after the Closing. Neither Mr. Heist nor Mr. Foster is receiving separate consideration for his agreement not to compete.

     Uncollected Accounts Receivable. All accounts receivable not collected by Onyx within the 180-day period following the Closing will be reassigned to the Company in return for the Company's payment to Onyx of the face amount of such receivables. The Company does not believe that it will be required to repurchase a material amount (if any) of such receivables.

     Use of Sale Proceeds. After payment of expenses related to the Asset Sale, the Company intends to use the proceeds of the Asset Sale for working capital and general corporate purposes, including the reduction of outstanding indebtedness.

     Possible Escrow of Funds. If the Company is unable to obtain the consent of DuPont to the assignment of the master service contract between the Company and DuPont prior to the Closing, the Company will place $6,000,000 of the Purchase Price in escrow for one year. All or part of the escrow will be released to the Company at the end of the year depending on the ability of Onyx to retain business with DuPont at locations where Heist and Onyx performed services for DuPont in fiscal 1999. Similarly, if the Company is unable to obtain prior to the Closing the consent of C&K Industrial Services, Inc. ("C&K") to the assignment of the Company's service contract with C&K, the Company will place $300,000 of the Purchase Price in escrow for one year, to be released to the Company in whole or in part depending on the ability of Onyx to retain business with C&K comparable to that experienced by Heist in fiscal 1999. In addition to the foregoing, in the event that the Company is unable to obtain prior to the Closing consents of customers (other than DuPont and C&K) with contracts representing $2 million or less in revenues for fiscal 1999, the Company will place up to $700,000 in escrow for one year, to be released in whole or in part depending on the ability of Onyx to retain business with such customers comparable to that experienced by the Company in fiscal 1999. The Company believes that it will be able to obtain the DuPont consent and all other customer consents with the possible exception of C&K's consent.

     Representations and Warranties. The Sale Agreement contains representations and warranties of the Company and Onyx customary for transactions of the type contemplated by the Asset Sale, including representations and warranties concerning such matters as necessary consents and approvals, title to and condition of assets, content of financial statements, absence of material adverse changes in the business, environmental matters pertaining to real property owned or leased, condition of inventories, collectability of accounts receivables, warranty claims, relations with customers and suppliers, and employee and employee benefit matters.

     Covenants. The Sale Agreement contains covenants of the Company and Onyx customary for transactions of the type contemplated by the Asset Sale, including the covenant of the Company to carry on the industrial maintenance business in the ordinary course consistent with past practice through the Closing Date.

     Company's Indemnification Obligations. The Company has agreed to indemnify Onyx with respect to any breach of its representations or warranties (subject to a $100,000 deductible) or any breach of any covenant of the Company contained in the Sale Agreement. The Company has also agreed to indemnify Onyx with respect to claims or actions pending at or arising after the Closing Date that relate to the operation of the industrial maintenance business prior to that date, that relate to any condition existing on that date or that relate to the ownership by Heist Canada of certain real estate sold during 1999.

     Buyer's Indemnification Obligations. Onyx has agreed to indemnify the Company with respect to any breach of its representations or warranties (subject to a $100,000 deductible) or any breach of any covenant of Onyx contained in the Sale Agreement.

     Closing Contingencies. The consummation of the Asset Sale is subject to certain conditions, including consents to assignment of substantially all customer service contracts, accuracy in all material respects of representations and warranties, performance in all material respects of covenants and other obligations, delivery of customary closing documents, and approval of the shareholders of the Company.

     Termination and Amendment. The Sale Agreement may be amended or terminated by the mutual consent of the Company and Onyx at any time. In addition, if the Closing has not occurred on or before May 31, 2000, or if the failure to close results from a default by the Company or Onyx, then the nondefaulting party may terminate its obligations under the Sale Agreement. Thus, the Board of Directors has rights under certain circumstances to terminate the Asset Sale after approval of the transaction by the Company's shareholders.

     "No-Shop" Provision. Under the Sale Agreement, the Company is not permitted to initiate, solicit, negotiate, or encourage any proposal or offer to acquire all or any substantial part of the industrial maintenance business, whether by merger, purchase of assets, tender offer or otherwise.

     Dilution. The consideration to be received by the Company from Onyx is less than the net book value of the assets being sold and liabilities being assumed. Consequently, shareholders of the Company will experience dilution of $1.35 per share in the book value of their shares.

CERTAIN TAX CONSEQUENCES OF ASSET SALE

     U.S. Tax Consequences. Although the Asset Sale is a taxable transaction, the Company does not expect to incur any material additional tax in the year of the Asset Sale as a result of the Asset Sale.

     Shareholder Tax Consequences. The holders of common shares of the Company will not recognize any gain or loss on the Asset Sale.

OPINION OF FINANCIAL ADVISOR

     The Company has retained McDonald Investments Inc., a KeyCorp Company, to act as exclusive financial advisor in the sale of its industrial maintenance business (the "Industrial Maintenance Segment") and in the event of a sale to deliver an opinion to the Board of Directors as to the fairness, from a financial point of view, to the shareholders of the Company, of the consideration to be received in connection with such a transaction (the "Opinion"). As set forth in its Opinion, McDonald assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its Opinion.

     On January 24, 2000, McDonald rendered its written opinion to the Board to the effect that, as of that date, the acquisition consideration was fair, from a financial point of view, to the shareholders of Heist. McDonald's written opinion is attached as Appendix 1 to this proxy statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix 1. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and limitations undertaken by McDonald.

     MCDONALD'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY SHAREHOLDERS OF THE ACQUISITION CONSIDERATION. THE OPINION WAS PROVIDED SOLELY FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE SALE AGREEMENT. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW THE COMPANY 'S SHAREHOLDERS SHOULD VOTE WITH RESPECT TO THE ASSET SALE.

     In connection with the opinion, McDonald reviewed, among other things, the following:

        - The Sale Agreement, including the exhibits and schedules to the Sale Agreement;

        - Publicly available information concerning the Company, including its annual reports to shareholders and Form 10-Ks for each of the last four fiscal years and its Form 10-Qs for the past four quarters;

        - Other internal information, primarily financial in nature, including management's projections, concerning the business and operations of the Industrial Maintenance Segment;

        - Publicly-available information with respect to certain other companies that McDonald believes to be comparable to the Industrial Maintenance Segment and the trading markets for such other companies' securities; and

        - Publicly available information concerning the nature and terms of certain other transactions that McDonald considered relevant to its inquiry.

     McDonald also held discussions with the Company's officers and employees regarding the rationale for the Asset Sale and the Industrial Maintenance Segment's past and current business operations, financial condition and future prospects. In preparing its Opinion, McDonald performed a variety of financial and comparative analyses and made assumptions in conjunction with the Company with respect to assets, financial conditions and other matters, many of which are beyond the Company 's control. McDonald's estimates of value are based on these analyses. The valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

     The following paragraphs summarize the analyses performed by McDonald in arriving at its Opinion.

     Selected Comparable Public Company Analysis. The comparable public company analysis involves an analysis of publicly traded companies considered by McDonald to be comparable to the Industrial Maintenance Segment with regard to industry, operations, performance and/or markets served. This analysis is predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly-traded companies that relate their stock prices to earnings, cash flows or other measures of the target company. No company used as a comparison in this analysis is identical to the Industrial Maintenance Segment.

     After screening applicable SIC codes and other relevant criteria, McDonald selected public companies that in its estimation were reasonably similar in scope of operations. These comparable companies included Matrix Service Company, MPW Industrial Services, Safety-Kleen Corp., and Shaw Group Inc. This group includes companies with market capitalizations of $56 million to $673 million.

     The data and ratios McDonald compared included, among other things:

        - enterprise value to latest twelve months EBITDA;

        - equity market value to estimated fiscal year 2000 earnings per share, and

        - equity market value to book value.

     Enterprise value is defined as current stock price multiplied by shares outstanding, plus debt and preferred securities, less cash. Equity market value is defined as current stock price multiplied by shares outstanding.

     An analysis of enterprise value to latest twelve months EBITDA yielded a range of (10.1x) to 9.8x with a mean, excluding the high and low, of 6.5x and a median of 6.5x. An analysis of equity market value to estimated fiscal year 2000 earnings per share yielded a range of 4.6x to 12.4x with a mean, excluding the high and low, of 6.1x and a median of 7.7x. An analysis of equity market value to book value yielded a range of 0.5x to 2.1x with a median, excluding the high and low, of 1.0x and a median of 1.3x. McDonald applied the valuation multiples, reflecting the average of the comparable companies mean, excluding the high and low, and median multiples. This method implied a enterprise value of $18.8 million, as compared to the sale price of $20 million.

     Discounted Cash Flow Analysis. McDonald performed a discounted cash flow analysis to calculate the Industrial Maintenance Segment's implied present value based on management's projections through fiscal year 2001, and projections for fiscal years 2002 through 2004 derived by McDonald in association with the Company management following discussions regarding the future business prospects of the Industrial Maintenance Segment. Using this information, McDonald calculated the free cash flows the Industrial Maintenance Segment could generate through fiscal year 2004. McDonald also calculated an estimated terminal value of the Industrial Maintenance Segment at the end of year 2004 based on a 6.0x EBIT multiple. These future cash flows and terminal values were discounted using a discount rate of 13%. In deriving the discount rate, McDonald calculated a weighted average cost of capital for the Industrial Maintenance Segment utilizing the Capital Asset Pricing Model. McDonald also reviewed management's projections and the assumptions on which they were based and analyzed future cash flows and the risks associated with the achievement of such future cash flows. The sum of the present value of the free cash flows and terminal value less outstanding debt plus existing cash as of November 30, 1999, yielded an implied enterprise value of $19.2 million, as compared to the sale price of $20 million.

     Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

     Comparable Merger and Acquisition Analysis. McDonald analyzed information related to the selected acquisition transactions for which public information was available. This analysis was conducted to determine relevant valuation multiples for transactions considered similar to the Asset Sale. After screening applicable SIC codes and other relevant criteria, McDonald selected recent transactions that in its estimation were reasonably similar in scope of operations. These comparable transactions included Laidlaw Environmental Services' purchase of Safety-Kleen Corp. on March 16, 1998 and HydroChem Industrial Services Inc.'s purchase of Valley Systems Inc. on January 5, 1999. No transaction used as a comparison in this analysis is identical to the Asset Sale. McDonald identified transactions of companies and industries related to the Industrial Maintenance Segment, including providers of industrial maintenance services and recycling and waste services. After review of the transactions where financial information was available, McDonald applied an average of the transactions' multiples to the Industrial Maintenance Segment LTM EBITDA figures to derive a valuation for the Industrial Maintenance Segment. A range of 8.2x to 10.3x latest twelve months EBITDA with an average of 9.2x was used to calculate an implied value for the Industrial Maintenance Segment. This methodology implied an enterprise value of $20.8 million, as compared to the sale price of $20 million.

     Leveraged Buyout Analysis. McDonald analyzed a leveraged buyout transaction to determine the price a typical leveraged buyer could afford to pay under prevailing market conditions. For purposes of this analysis, McDonald used management's financial projections for fiscal years 2000 and 2001, and projections for fiscal years 2002 through 2004 derived by McDonald in association with the Company Management following discussions regarding the future business prospects of the Industrial Maintenance Segment, and McDonald's judgment with regard to capitalization. The analysis was based on the following assumptions:

        - market rates of interest on senior and subordinated debt of 8.75%;

        - senior debt of approximately 7.0 times latest twelve months EBITDA;
          and

        - expected internal rates of return of approximately 30% to 40% or greater for equity investors;

     This methodology implied an enterprise value of $18.3 million, as compared to the sale price of $20 million.

     Solicitation Process. In rendering its opinion, McDonald also considered the results of a process in which interest in acquiring the company was solicited from 59 potential strategic and financial buyers that McDonald and the Board determined could reasonably be expected to have an interest in acquiring the Industrial Maintenance Segment.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary, without considering the whole analysis, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, McDonald considered the results of all of these analyses and did not attribute particular weight to any analysis or factor considered by it. Rather, McDonald made its determination as to the fairness on the basis of its experience and professional judgment after considering the results of all such analyses.

     No company or transaction used in the above analyses as a comparison is identical to the Industrial Maintenance Segment or the contemplated transaction. The analyses were prepared solely for the purposes of McDonald providing its Opinion to the Board of Directors as to the fairness of the sale price, from a financial point of view, to the Company 's shareholders. As such, these analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor McDonald or any other person assumes responsibility if future results are materially different from those forecasted. The Opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Sale Agreement and Asset Sale.

     McDonald, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected McDonald as its financial advisor because McDonald is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

     McDonald provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of the Company or Vivendi, Onyx's ultimate parent company, for its own account or for the accounts of customers.

     Pursuant to a letter agreement dated October 9, 1998, the Company's Board of Directors engaged McDonald as its exclusive financial advisor in the sale of the Industrial Maintenance Segment and in the event of a sale to undertake a study to enable it to render its Opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company 's shareholders pursuant to the Agreement. As consideration for its services, the Company paid McDonald $50,000 upon execution of the engagement letter and agreed to pay McDonald a fee of $250,000 for its Opinion, which was to be paid at the time McDonald rendered its Opinion. McDonald is also entitled to receive a fee of approximately $218,000, contingent upon completion of the transaction. The Company also has agreed to indemnify McDonald against certain expenses and liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by McDonald as financial advisor to Heist.

APPRAISAL RIGHTS

     If, under New York law, the Asset Sale constitutes a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, shareholders of the Company who fulfill the requirements of Section 623 of the New York Business Corporation Law will be entitled to dissent from the Asset Sale and receive payment for the fair value of their common shares on the terms and conditions described below.

     As indicated, the Company does not believe that the Asset Sale is a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company under New York law and, accordingly, does not believe that dissenters' rights to payment arise by reason of the Asset Sale. If, contrary to the Company's belief, such rights of dissent and payment are available, Section 623 sets forth the rights of shareholders of the Company who object to the Asset Sale. Any shareholder of the Company who does not vote in favor of the Asset Sale may be able to obtain payment in cash of the fair value of his or her shares by complying with the requirements of Section 623. The dissenting shareholder must file with the Company, before shareholders vote on the Asset Sale, a written objection including a notice of election to dissent, the dissenting shareholder's name and residence address, the number of Company shares as to which the objection applies and a demand for payment of the fair value of such shares if the Asset Sale is effected. Such objection is not required from any shareholder to whom the Company did not give proper notice of the Special Meeting. Within 10 days after the vote of shareholders approving the Asset Sale, the Company must give written notice of such authorization to each such dissenting shareholder who filed written objection or from whom written objection was not required and who did not vote in favor of the Asset Sale. Within 20 days after the giving of such notice, any shareholder from whom written objection was not required and who elects to dissent from the proposed Asset Sale must file with the Company a written notice of such election, stating the dissenting shareholder's name and residence address, the number of shares of the Company as to which the notice applies and a demand for payment of the fair value of such shares.

     Shareholders may not dissent as to less than all of their shares. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner as to which such nominee or fiduciary has a right to dissent that are held of record by such nominee or fiduciary. At the time of filing the notice of election to dissent, or within one month thereafter, the shareholder must submit the certificates representing the shares to the Company or its transfer agent for notation thereon of the election to dissent, after which the certificates will be returned to the shareholder. Failure to submit the certificates for notation may result in the loss of dissenters' rights. Within 15 days after the expiration of the period within which shareholders may file their election to dissent, or within 15 days after consummation of the Asset Sale, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Asset Sale), the Company must make a written offer (which, if the Asset Sale has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to pay for the Company shares at a specified price which the Company considers to be their fair value. The dissenting shareholder has a period of 30 days within which to accept such written offer. A shareholder may withdraw the notice of election to dissent at any time before accepting in writing the Company's offer, but in no case more than 60 days after the later of the date of the consummation of the Asset Sale and the date the Company makes its written offer (as described above). Thereafter, withdrawal will require the written consent of the Company. The Company may request a court to determine the rights of dissenting shareholders and to fix the fair value of their Company shares. If the Company does not institute such a proceeding, any dissenting shareholder may do so.

     The foregoing summary does not purport to be a complete statement of the provisions of Sections 910 and 623 of the New York Business Corporation Law and is qualified in its entirety by reference to those Sections, copies of which are attached as Appendix 2 hereto.

BOARD RECOMMENDATION

     The Board of Directors has evaluated the terms of the Asset Sale and has determined they are fair to the Company and its shareholders. The Board's determination is based primarily upon the present condition of and prospects for the industrial maintenance business, the book value and earning power of the assets of the industrial maintenance business, the price for which the Board believes the assets could be sold if the industrial maintenance business were discontinued and such assets sold separately, and the opinion of its financial advisor.

     The Board believes that the Asset Sale is fair to and in the best interests of the Company and its shareholders and unanimously recommends that shareholders vote FOR the Asset Sale.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 26, 1999

     The following unaudited pro forma condensed consolidated balance sheet gives effect to the proposed Asset Sale and discontinuation of industrial maintenance operations of C.H. Heist Corp. and subsidiaries assuming the Asset Sale and discontinuation of industrial maintenance operations was consummated as of September 26, 1999. The pro forma data reflects an allocation of the purchase price of $10,000,000 to the sale of the common stock of C. H. Heist, Ltd., $10,000,000 to the sale of selective assets of C. H. Heist Corp. and the assumption of certain liabilities of C. H. Heist Corp.

     The pro forma adjustments described in the accompanying notes to the pro forma condensed consolidated balance sheet should be read in conjunction with the pro forma condensed consolidated balance sheet. The pro forma statement should also be read in conjunction with C.H. Heist Corp. and subsidiaries consolidated financial statements and notes set forth elsewhere herein. See "Certain Historical Financial Information". Nonrecurring charges resulting directly from the Asset Sale and discontinuation of industrial maintenance operations and other nonrecurring fourth quarter charges as noted under "Certain Recent Developments" are excluded from the pro forma condensed consolidated balance sheet.

     The following pro forma condensed consolidated balance sheet information is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been reported had the Asset Sale and discontinuation of industrial maintenance operations been consummated as of September 26, 1999 or of the future financial position of C.H. Heist Corp. and subsidiaries which will result from consummation of the Asset Sale and discontinuation of industrial maintenance operations.

                       C.H. HEIST CORP. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                        SEPTEMBER 26, 1999 -- UNAUDITED

                                 (In thousands)

                                                               BUSINESS
                                                                SOLD/         PRO FORMA
                                             CONSOLIDATED    DISCONTINUED    ADJUSTMENTS    PRO FORMA
                  ASSETS                     ------------    ------------    -----------    ---------
Current assets:
  Cash and cash equivalents................    $ 2,512          (2,055)          3,836(1)     4,293
  Receivables..............................     20,768          (8,466)                      12,302
  Services in progress.....................      1,303          (1,296)                           7
  Income taxes receivable..................        371                             170(2)       541
  Parts and supplies.......................      1,109          (1,109)                          --
  Prepaid and other expenses...............        768            (436)                         332
  Deferred income taxes....................        628            (345)                         283
                                               -------         -------         -------       ------
          Total current assets.............     27,459         (13,707)          4,006       17,758
Net property, plant and equipment..........     17,992         (15,666)                       2,326
Deferred income taxes......................        152            (152)            519(3)       519
Intangible assets, net.....................     10,147             (14)                      10,133
Other assets...............................        106             (62)                          44
Net assets of discontinued operations......                      2,125             918(3)     3,043
                                               -------         -------         -------       ------
                                               $55,856         (27,476)          5,443       33,823
                                               =======         =======         =======       ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt...    $   255            (255)                          --
  Accounts payable.........................      2,428          (2,145)                         283
  Accrued expenses.........................      6,435            (803)          2,064(3)     7,696
  Income taxes payable.....................         --            (170)            170(2)        --
                                               -------         -------         -------       ------
          Total current liabilities........      9,118          (3,373)          2,234        7,979
Long-term debt, excluding current
  installments.............................     16,873            (773)        (16,100)(1)       --
Deferred incentive compensation............      1,120                                        1,120
Deferred income taxes......................        137                            (137)(3)       --
                                               -------         -------         -------       ------
          Total liabilities................     27,248          (4,146)        (14,003)       9,099
                                               -------         -------         -------       ------
Stockholders' equity:
  Common stock.............................        158                                          158
  Additional paid-in capital...............      4,284                                        4,284
  Retained earnings........................     27,172                          (5,667)(3)   21,505
  Accumulated other comprehensive losses...     (1,783)                          1,783(3)        --
  Less cost of common stock in treasury....     (1,223)                                      (1,223)
                                               -------         -------         -------       ------
          Total stockholders' equity.......     28,608              --          (3,884)      24,724
                                               -------         -------         -------       ------
                                               $55,856          (4,146)        (17,887)      33,823
                                               =======         =======         =======       ======

See notes to pro forma condensed consolidated balance sheet.

Notes to the Pro Forma Condensed Consolidated Balance Sheets (Unaudited)

     The following adjustments have been made to reflect the pro forma effect of the Asset Sale and discontinuation of industrial maintenance operations as if those transactions were consummated as of the September 26, 1999 pro forma balance sheet date (in thousands):

     1. To reflect the net proceeds from the sale and its use to pay off the Company's long-term debt as follows:

           Purchase price..............................................    $20,000
           Plus: Cash on hand -- C.H. Heist, Ltd.......................      2,047
           Less: Net worth adjustment..................................     (1,070)
                Estimated escrow.......................................       (300)
                Transaction costs......................................       (741)
                                                                           -------
           Net proceeds................................................     19,936
           Payment of long-term debt...................................    (16,100)
                                                                           -------
                                                                           $ 3,836
                                                                           =======

     2. To reflect the reclassification of income taxes receivable for financial statement presentation purposes as a result of the net tax loss from the transaction.

     3. To reflect the net loss on the sale and its related tax effect as follows:

           Net proceeds................................................    $19,936
           Less: Net book value of assets/liabilities..................    (23,230)
                Elimination of accumulated other comprehensive
             losses....................................................     (1,783)
                Reserves recorded......................................     (2,064)
                                                                           -------
           Pre-tax loss................................................     (7,241)
           Deferred income tax benefit.................................      1,574
                                                                           -------
           Net loss....................................................    $(5,667)
                                                                           =======

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     For the Thirty-Nine Week Period Ended September 26, 1999 and the Year Ended December 27, 1998 (Unaudited)

     The following unaudited pro forma condensed consolidated statements of operations give effect to the proposed Asset Sale and discontinuation of industrial maintenance operations of C.H. Heist Corp. and subsidiaries assuming the Asset Sale and discontinuation of industrial maintenance operations was consummated as of December 29, 1997. The pro forma data reflects an allocation of the purchase price of $10,000,000 to the sale of the common stock of C. H. Heist, Ltd., $10,000,000 to the sale of selective assets of C. H. Heist Corp. and the assumption of certain liabilities of C. H. Heist Corp.

     The following unaudited pro forma condensed consolidated statements of operations include pro forma adjustments to the audited consolidated statements of operations contained elsewhere herein and to the unaudited consolidated statement of operations contained elsewhere herein, of a recurring nature which give effect to the consummation on or prior to the Closing as if it had occurred on December 29, 1997. The pro forma adjustments are described in the accompanying notes to the pro forma condensed consolidated statements of operations and should be read in conjunction with such pro forma condensed consolidated statements of operations. Such pro forma statements should also be read in conjunction with C.H. Heist Corp. and subsidiaries consolidated financial statements and notes set forth elsewhere herein. Nonrecurring charges resulting directly from the Asset Sale and discontinuation of industrial maintenance operations and other nonrecurring fourth quarter charges as noted under "Certain Recent Developments" are excluded from the pro forma condensed consolidated statements of operations. See "Certain Historical Financial Information".

     The following pro forma condensed consolidated statements of operations do not purport to be indicative of the actual results that would have occurred had the transaction been consummated December 29, 1997 or of future results of operations which will be obtained as a result of the consummation of the transaction.

                       C.H. HEIST CORP. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 26, 1999 -- UNAUDITED

                       (In thousands, except share data)

                                                               BUSINESS
                                                                SOLD/         PRO FORMA
                                             CONSOLIDATED    DISCONTINUED    ADJUSTMENTS    PRO FORMA
                                             ------------    ------------    -----------    ---------
Net service revenues.......................    $111,218         40,842                       70,376
Cost of services...........................      81,713         27,401                       54,312
                                               --------         ------          -----        ------
       Gross profit........................      29,505         13,441             --        16,064
Selling, general and administrative
  expenses.................................      28,698         14,853            514(1)     14,359
Amortization of intangible assets..........         548              5                          543
                                               --------         ------          -----        ------
       Operating income (loss).............         259         (1,417)          (514)        1,162
                                               --------         ------          -----        ------
Other income (expense):
  Interest income..........................          51             51             68(2)         68
  Interest expense.........................        (848)          (409)           439(2)         --
  Gain (loss) on disposal of property,
     plant and equipment, net..............          11            (17)                          (6)
  Miscellaneous, net.......................         504            336                          168
                                               --------         ------          -----        ------
          Total other income (expense),
            net............................        (282)            (5)           507           230
                                               --------         ------          -----        ------
       Earnings (loss) before income
          taxes............................         (23)        (1,422)            (7)        1,392
Income taxes (benefit).....................         (19)          (644)            (3)(3)       622
                                               --------         ------          -----        ------
       Net earnings (loss).................    $     (4)          (778)            (4)          770
                                               ========         ======          =====        ======
Basic and diluted net earnings (loss) per
  share                                        $     --           (.27)            --           .27
                                               ========         ======          =====        ======

See notes to pro forma condensed consolidated statements of operations.

                       C.H. HEIST CORP. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEAR ENDING DECEMBER 27, 1998  -- UNAUDITED

                       (In thousands, except share data)

                                                               BUSINESS
                                                                SOLD/         PRO FORMA
                                             CONSOLIDATED    DISCONTINUED    ADJUSTMENTS    PRO FORMA
                                             ------------    ------------    -----------    ---------
Net service revenues.......................    $135,647         57,176                       78,471
Cost of services...........................      97,658         37,599                       60,059
                                               --------         ------          -----        ------
       Gross profit........................      37,989         19,577             --        18,412
Selling, general and administrative
  expenses.................................      35,036         19,909            916(1)     16,043
Amortization of intangible assets..........         524             18                          506
                                               --------         ------          -----        ------
       Operating income (loss).............       2,429           (350)          (916)        1,863
                                               --------         ------          -----        ------
Other income (expense):
  Interest income..........................          85             83            207(2)        209
  Interest expense.........................        (892)          (442)           450(2)         --
  Gain (loss) on disposal of property,
     plant and equipment, net..............          24             19                            5
  Miscellaneous, net.......................         491            341                          150
                                               --------         ------          -----        ------
          Total other income (expense),
            net............................        (292)             1            657           364
                                               --------         ------          -----        ------
       Earnings (loss) before income
          taxes............................       2,137           (349)          (259)        2,227
Income taxes (benefit).....................         843           (236)          (104)(3)       975
                                               --------         ------          -----        ------
       Net earnings (loss).................    $  1,294           (113)          (155)        1,252
                                               ========         ======          =====        ======
Basic and diluted net earnings (loss) per
  share....................................    $    .45           (.04)          (.05)          .44
                                               ========         ======          =====        ======

See notes to pro forma condensed consolidated statements of operations.

Notes to the Pro Forma Condensed Consolidated Statements of Operations
(Unaudited)

     The following adjustments have been made to reflect the pro forma recurring effect of the transaction directly attributable to the Asset Sale and discontinuation of industrial maintenance operations as if the transaction were consummated on December 29, 1997 (in thousands).

        1. To reflect expenses allocated to the business segment sold that would not have been eliminated as a result of the sale.

                                                               THIRTY-NINE
                                                                  WEEKS
                                                                  ENDED
                                                                SEPT. 26,      YEAR ENDED
                                                                  1999        DEC. 27, 1998
                                                               -----------    -------------
           Information technology systems....................     $133             304
           Executive costs...................................      147             360
           Other overhead costs..............................      234             252
                                                                  ----             ---
                                                                  $514             916
                                                                  ====             ===

        2. To reflect the reduction of interest expense incurred and recognize interest income earned as a result of the use of net proceeds to pay off outstanding long-term debt and the short-term investment of any excess funds at an interest rate of 4% for the thirty-nine week period ended September 26, 1999 and for the year ended December 27, 1998. Each 1/8% change in the interest rate will not have a material effect on net earnings.

        3. To reflect the estimated income tax effects of the expense items noted in footnotes 1 and 2 above.

                          THE REINCORPORATION PROPOSAL

     The Board of Directors believes that the best interests of the Company and its shareholders will be served by changing the Company's state of incorporation from New York to Delaware (the "Reincorporation"). Shareholders are urged to read carefully the following sections of this proxy statement, including the related appendices, before voting on the Reincorporation. Throughout this proxy statement, the term "Company" refers to the existing New York corporation and the term "Delaware Company" refers to Ablest Inc., a newly formed Delaware corporation, which is a wholly-owned subsidiary of the Company. The Delaware Company has been formed by the Company for the purpose of the Reincorporation.

     The Reincorporation will be effected by merging the Company into the Delaware Company (the "Merger"), in accordance with the terms of an Agreement and Plan of Merger (the "Merger Agreement"). Upon completion of the Merger, (i) the Company will cease to exist, (ii) the Delaware Company will continue to operate the business of the Company under the name "Ablest Inc.," (iii) the shareholders of the Company will automatically become the stockholders of the Delaware Company, (iv) the shareholders will have rights as stockholders of the Delaware Company and no longer as shareholders of the Company and will be governed by Delaware law and the Delaware Company's charter and bylaws rather than by New York law and the existing charter and bylaws of the Company, (v) options to purchase common shares of the Company automatically will be converted into options to acquire an equal number of shares of the Delaware Company's common stock, and (vi) no change will occur in the physical location, business, management, assets, liabilities or net worth of the Company as such exist immediately following consummation of the Asset Sale. The shareholders' approval of the Reincorporation will constitute their approval of all of the provisions of the Delaware Company's charter and bylaws.

     Each outstanding common share of the Company, $.05 par value, automatically will be converted pro-rata into one share of the Delaware Company common stock, $.05 par value, when the Merger becomes effective. Each stock certificate representing issued and outstanding common shares of the Company will represent after the Merger the same number of shares of common stock of the Delaware Company. It will not be necessary for shareholders to exchange their existing Company stock certificates for stock certificates of the Delaware Company.

     The Reincorporation has been approved unanimously by the Company's Board of Directors. If approved by the shareholders, the Reincorporation will become effective upon the filing of the Merger Agreement and related documentation in Delaware and New York (the "Effective Date"). The Board of Directors intends that the Reincorporation be consummated as soon as practicable following the Special Meeting and the consummation of the Asset Sale. Nonetheless, the Merger Agreement allows for the Board of Directors to abandon or postpone the Reincorporation or to amend the Merger Agreement (except that the principal terms may not be amended without shareholder approval) either before or after the shareholders' approval has been obtained and before the Effective Date, if circumstances arise causing the Board of Directors to deem either action advisable.

REASONS FOR REINCORPORATION

     The Company believes that reincorporation in the State of Delaware has many distinct advantages. For many years, Delaware has followed a policy of encouraging incorporation under its jurisdiction. In furtherance of that policy, Delaware has long been the leading state in adopting, construing and implementing comprehensive and flexible corporate laws in response to the legal and business needs of corporations. As a result, Delaware's General Corporation Law has become widely regarded as the most extensive and well-defined body of corporate law in the United States. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. Moreover, the Delaware courts have rendered a substantial number of decisions interpreting and explaining Delaware law. The Reincorporation accordingly will be beneficial to the Company in that it will give the Company a greater degree of predictability and certainty regarding how the Company's affairs should be conducted in order to comply with applicable laws and the comfort and security resulting from the Company's awareness of the responsiveness of Delaware's Secretary of State and its legislature and courts to the needs of corporations organized under Delaware's jurisdiction. For these reasons, many American corporations that have initially chosen their home state for their state of incorporation have subsequently changed their corporate domicile to Delaware.

     For the foregoing reasons, the Company's Board of Directors believes that it is in the best interests of the Company and its shareholders to reincorporate in Delaware.

ANTI-TAKEOVER IMPLICATIONS

     Delaware, like many other states, permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to unsolicited takeover attempts. The Board of Directors believes that unsolicited takeover attempts may be unfair or disadvantageous to the Company and its shareholders because: (a) a non-negotiated takeover bid may be timed to take advantage of temporarily depressed stock prices; (b) a non-negotiated takeover bid may be designed to foreclose or minimize the possibility of more favorable competing bids; and (c) a non-negotiated takeover bid may involve the acquisition of only a controlling interest in the Company's stock, without affording all shareholders the opportunity to receive the same economic benefits.

     By contrast, in a transaction in which an acquirer must negotiate with an independent board of directors, that board can and should take account of the underlying and long-term values of the Company's assets, the possibilities for alternative transactions on more favorable terms, the possible advantages of a tax-free reorganization, the anticipated favorable developments in the Company's business not yet reflected in the stock price, and the equality of treatment of all the Company's shareholders.

     Although the Reincorporation proposal is not being proposed in order to prevent any known attempt by any party to acquire control of the Company, obtain representation on the Board of Directors or take any significant action affecting the Company, the Company believes that the added flexibility afforded under Delaware law to adopt anti-takeover measures could enhance the ability of the Board of Directors to negotiate with an unsolicited bidder. Although "anti-takeover" measures may be implemented under New York law that are comparable to those that may be implemented under Delaware law, the Company believes that substantially more judicial precedents exist in the Delaware courts than in the New York courts as to the legal principles applicable to defensive measures and as to the conduct of the Board of Directors under the business judgment rule with respect to unsolicited takeover attempts. In the context of any future unsolicited takeover event, the Company believes that such precedents will give the Board of Directors greater assurance and confidence that the defensive strategies and conduct of the Board of Directors are in full compliance with applicable laws and will be effective under the circumstances.

     The Reincorporation may be disadvantageous to the extent that it has the effect of discouraging a future takeover attempt that is not approved by the Board of Directors but may be deemed by shareholders to be in their best interests (because, for example, the possible takeover could cause shareholders to receive a substantial premium for their shares over their then current market value or over the shareholders' cost basis in such shares). As a result of such effects of the Reincorporation, shareholders who might wish to participate in a tender offer may not have an opportunity to do so. In addition, to the extent that the Reincorporation will enable the Board of Directors to better resist a takeover or a change in control of the Company, the Reincorporation could make it more difficult to change the existing Board of Directors and management.

     As a result of the Reincorporation, the Company's charter and bylaws will be replaced with a new charter and new bylaws that will contain various provisions which could be used to frustrate or avert a potential takeover, including prohibition of cumulative voting for directors; a provision permitting the removal of directors only for cause; limits on the calling of special meetings; and authorization of preferred stock. The Company's current charter prohibits cumulative voting for directors and does not permit removal of directors without cause. See "Asset Sale Proposal -- Comparison of Charters and Bylaws".

     Management does not have any knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management, or otherwise.

     Certain members of the family of the founder of the Company currently hold in the aggregate approximately 58% of the outstanding common shares. As long as these shares are controlled directly or through trusts by

Charles H. Heist, Chairman and Chief Executive Officer of the Company, and family members, any future takeover attempt of the Company would require the support of the Heist family regardless of the state of incorporation of the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

     The Reincorporation will constitute a tax-free reorganization under federal tax laws. No gain or loss will be recognized by holders of common shares pursuant to the Reincorporation. The tax basis of the common stock of the Delaware Company held by each shareholder will be the same as the aggregate tax basis of the common shares of the Company held by such shareholder at the time of the Reincorporation. The holding period of the common stock of the Delaware Company held by such shareholder will include the period for which such shareholder held the common shares of the Company, provided that the Company's common shares were held by such shareholder as a capital asset at the time of the Reincorporation.

     Each shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Reincorporation with respect to such shareholder, including the applicability of federal, state, local or foreign tax laws. State, local or foreign income tax consequences to shareholders may vary from the federal tax consequences described above.

     The Company should not recognize gain or loss for federal tax purposes as a result of the Reincorporation, and the Delaware Company should succeed, without adjustment, to the federal income tax attributes of the Company.

SHAREHOLDERS' RIGHTS OF APPRAISAL

     Under New York Law, shareholders of the Company who oppose the Reincorporation will not be entitled to appraisal rights in connection with the Reincorporation.

COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER NEW YORK AND DELAWARE CORPORATION
LAWS

     As a result of the Reincorporation, shareholders of the Company, whose rights are governed by New York law, will have their rights governed by Delaware law. The statutes and court decisions with respect to rights of shareholders of New York and Delaware corporations reflect various differences. The following discussion is intended only to highlight certain statutory differences between the rights of shareholders of New York corporations and those of shareholders of Delaware corporations. The discussion does not purport to constitute a detailed comparison of the provisions of New York law and Delaware law. Shareholders are referred to those laws for further information.

     Shareholder Vote for Mergers. Corporations incorporated under Delaware law must obtain the affirmative vote (except as indicated below) of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger of the corporation into another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, New York law requires the approval of two-thirds of the outstanding shares entitled to vote thereon.

     Delaware law does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing charter, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. New York law has none of these exceptions.

     Appraisal Rights. Generally, New York law gives appraisal rights in more situations than does Delaware law. Both Delaware law and New York law provide such rights to shareholders entitled to vote in merger transactions (except as indicated below). New York law also provides for such rights in a sale of assets requiring shareholder approval, whereas Delaware law does not. Subject to certain exceptions, Delaware law does not recognize dissenters' rights of appraisal in a merger or consolidation if the shares of the corporation are either listed on a national securities exchange or held of record by more than 2,000 stockholders unless stockholders are required to accept for their shares in the merger or consolidation anything other than common stock of the surviving or resulting corporation or of another corporation that is so listed or held. If the corporation is the surviving corporation and no vote of its stockholders is required, Delaware law does not provide for dissenter's rights of appraisal.

     Inspection of Shareholders' List. New York law provides for a right of inspection of the shareholders' list and the books of the corporation by any person who has been a record holder for more than six months or is authorized by the owners of at least five percent of any class of a corporation's stock. Delaware law allows any stockholder to inspect the stockholders' list and the books of the corporation for a purpose reasonably related to such person's interest as a stockholder.

     Payment of Dividends. Under New York law dividends can only be paid out of surplus, while under Delaware law a corporation may pay dividends out of the corporation's net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year, even if the corporation has no available surplus.

     Loans to Directors. New York law prohibits loans to directors unless authorized by shareholder vote. Delaware law permits the Board of Directors, without stockholder approval, to authorize loans to corporate directors who are also officers or employees.

     Corporate Action Without a Shareholders' Meeting. A shareholders' meeting to authorize corporate action may be dispensed with by a New York corporation only upon the written consent of all shareholders. Delaware law permits corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action, unless the charter expressly provides otherwise. The charter and bylaws of the Company after the Reincorporation will prohibit action by written consent.

     Rights and Options. New York law requires shareholder approval of any plan pursuant to which rights or options are to be granted to directors, officers or employees. Delaware law does not require stockholder approval of such plans although various other applicable legal requirements may make stockholder approval of rights or option plans necessary or desirable.

     Consideration for Shares. New York law provides that obligations of a subscriber for future payments or future services shall not constitute payment or part payment for shares of a corporation. Furthermore, under New York law certificates for shares may not be issued until the full amount of the consideration therefor has been paid. Delaware law provides that shares of stock may be issued, and shall be deemed to be fully paid and nonassessable, if the corporation receives consideration having a value not less than the par value of such shares and the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price.

     Regulation of Business Combinations. New York Law contains certain anti-takeover provisions that prohibit any "business combination" between a "domestic corporation" and an "interested shareholder" for five years after the date that the interested shareholder became an interested shareholder unless prior to that date the board of directors of the domestic corporation approved the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder. After five years, such a business combination is permitted only if (i) it is approved by a majority of the shares not owned by, or by an affiliate of, the interested shareholder or
(ii) certain statutory fair price requirements are met. New York Law defines "domestic corporation" as any corporation that (x) is incorporated in New York,
(y) has its principal executive offices and significant business operations in New York or has at least 250 or 25% of its employees in New York (including employees of its 80% subsidiaries) and (z) has at least 10% of its stock beneficially owned by New York residents. The Company believes it is currently a New York "domestic corporation" under this definition. An "interested shareholder" is any person who beneficially owns, directly or indirectly 20% or more of the outstanding voting stock of the corporation.

     Delaware Law contains certain anti-takeover provisions that prohibit any business combination between a Delaware corporation and an "interested shareholder" for three years following the date that the interested shareholder became an interested shareholder unless (i) prior to that date the board approved the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder,

(ii) upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder held at least 85% of the outstanding voting stock of the corporation (not counting shares owned by officers and directors), or (iii) on or subsequent to such date the business combination is approved by the board and at least two-thirds of the outstanding shares of voting stock not owned by the interested shareholder. The Delaware statute defines "interested shareholder" as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Unlike New York, Delaware does not require that the corporation's principal executive offices or significant operations or employees be located in Delaware in order to enjoy the protection of the law.

     Regulation of a Corporation's Stock Repurchases. Under New York law, a corporation may not pay more than market value to any shareholder for the repurchase of more than 10% of the corporation's stock without board and shareholder approval. Delaware has no similar statutory restriction but its courts have imposed certain restrictions on stock repurchases.

COMPARISON OF CHARTERS AND BYLAWS

     As a result of the Reincorporation, the Company will be governed by a new charter and new bylaws. The material differences between the Company's charter and bylaws and the new charter and new bylaws are described below. Certain changes altering the rights of shareholders and powers of management could be implemented in the future by amendment to the charter following shareholder approval, and certain of such changes could be implemented by amendment of the bylaws of the Delaware Company without shareholder approval. For a discussion of such changes, see "Comparison of Rights of Shareholders Under New York and Delaware Corporation Laws." The new charter and the new bylaws are attached as Appendix 3 and Appendix 4, respectively.

     Authorized Capital Stock. The new charter will authorize the issuance of 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company's current charter authorizes the issuance of 8,000,000 common shares and no preferred shares. The new charter will authorize the Board of Directors to establish series of preferred stock and to determine, with respect to any such series, among other things, the dividend rates, liquidation and dividend preferences, provisions respecting redemptions, conversion rights, and voting rights.

     Preferred Stock. The new charter authorizes one million shares of preferred stock, while the current charter does not authorize any preferred stock. Preferred stock may be issued by the Company following the Reincorporation for a variety of purposes, including raising capital. Authorizing preferred shares may have the effect of making more difficult or of discouraging a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of the Company's stock, or the removal of incumbent management, even if these transactions were favorable to the interests of stockholders. For example, preferred shares could be issued in a private placement transaction to a third party whom the Board of Directors of the Company favors in the event competing bidders are seeking to acquire control of the Company.

     Cumulative Voting. The current charter does not provide for cumulative voting. Likewise, the new charter will not provide for cumulative voting. As a result, the holder or holders of a majority of the shares entitled to vote in an election of directors will be able to elect all directors then being elected, and holders of a substantial minority of the outstanding shares may not have enough voting power to elect any directors.

     Election of Directors. All of the Company's directors are and will continue to be elected annually.

     Special Meetings of Shareholders. The current bylaws of the Company provide that a special meeting of shareholders may be called at any time by the President, a majority of the members of the Board of Directors or the holders of one-third or more of the outstanding common shares. The new bylaws will provide that a special meeting of stockholders may be called only by the Chairman of the Board or the President or at the request of a majority of the Board of Directors.

     Shareholder Consent to Action Without Meeting. Any action currently required or permitted to be taken at a meeting of shareholders of the Company may be taken without a meeting, but only with the written consent of all shareholders entitled to vote with respect to the subject matter thereof. The new charter will prohibit stockholder consent to action without a meeting.

     Advance Notice Provisions. The current bylaws contain no advance notice provisions if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting. The new bylaws will provide, in general, that if a stockholder intends to propose business or make a nomination for the election of directors at an annual meeting, the Company must receive written notice of such intention not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The notice must include all information relating to the proposed nominee required by law to be disclosed in solicitations of proxies for election of directors, or, in the case of a proposal, a brief description of the proposal, and why it should be raised at the meeting, and any material interest of the stockholder or beneficial owner, if any, in the proposal. The notice also must include the name and address of both the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made and the class and number of shares that are owned beneficially and of record by such stockholder and beneficial owner.

     Amendments to Bylaws. Under the current charter, the Board of Directors by majority vote or the holders of a majority of outstanding shares may amend or repeal the bylaws of the Company. Under the new charter, the Board of Directors will be able to amend or repeal the bylaws of the Company by a majority vote. Under the new charter, stockholders would need the affirmative vote of the holders of not less than two-thirds of the total number of voting shares to amend or repeal the new bylaws.

     Directors' Liability. Under the current and new charters, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     Indemnification Rights. Indemnification and expense advancement rights of directors and officers under the new charter will be substantially the same as those under the current charter.

     Evaluation of Tender Offers. The new charter, unlike the current charter, will provide that the directors, when evaluating any tender or exchange offer or offer of merger or consolidation or acquisition of substantially all assets of the Company, shall give consideration to the effect that such transaction would have on the integrity, character and quality of the Company's operations, to the long-term as well as short-term interests of the Company and its stockholders, and to the social, legal and economic effects on the Company's employee's customers, suppliers and creditors and on the communities and geographical areas in which the Company operates.

     Removal of Directors. Under the current and new charters, directors may not be removed from office without cause.

RECOMMENDATION OF THE BOARD

     The Board of Directors unanimously recommends a vote FOR the proposal to change the state of incorporation of the company from New York to Delaware by means of a merger of the Company with and into a wholly-owned Delaware subsidiary. Unless marked to the contrary, proxies received from stockholders will be voted in favor of this proposal.

                                STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to beneficial owners of five percent or more of the outstanding common shares of the Company as of January 31, 2000. For purposes of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission and does not necessarily indicate economic interest. The information presented in the table is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.

                                                               AMOUNT AND NATURE
                                                                   OF PERCENT
                      NAME AND ADDRESS                        BENEFICIAL OWNERSHIP    OF CLASS
                      ----------------                        --------------------    --------
C.H. Heist Trust............................................        657,445(1)          22.8%
c/o Isadore Snitzer,
   Charles H. Heist and Clydis D. Heist, Trustees
710 Statler Building
Buffalo, New York 14202
Charles H. Heist............................................        313,037(2)          10.7%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 34625
Heist Grandchildren Trusts..................................        384,480(3)          13.4%
c/o Charles H. Heist
810 North Belcher Road
Clearwater, Florida 34625
Victoria Hall...............................................        190,543(3)(4)        6.6%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 34625
Dixie Lea Clark.............................................        177,520(3)(4)        6.2%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 34625
The Burton Partnership......................................        272,500(5)           9.5%
Post Office Box 4643
Jackson, Wyoming 83001

---------------

(1) The shares indicated are held of record in a trust created by the founder of the Company, Mr. C.H. Heist, for the benefit of his family prior to his death in February 1983. The three trustees of the trust are his wife, Clydis
    D. Heist, his son, Charles H. Heist, who is Chairman and Chief Executive Officer of the Company, and Isadore Snitzer, Esq. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust. The trust will continue until the death of Mrs. Heist and the children of Mr. and Mrs. Heist. Mr. Snitzer is also the beneficial and record owner of 2,022 shares (less than 1%). Mr. Heist and Mr. Snitzer disclaim beneficial ownership of the shares held by the Trust.

(2) The shares indicated are owned directly by Mr. Heist, except for 7,803 shares owned by Mr. Heist's wife. Mr. Heist disclaims beneficial ownership of the shares owned by his wife. The shares shown in the table also include 26,357 shares underlying presently exercisable options.

(3) The Trusts indicated were created for the benefit of the children of Charles
    H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. Mr. Heist and his sisters are trustees of the trusts. Each of the trustees disclaims beneficial ownership of such shares.

(4) The shares indicated are owned directly and do not include the shares owned by the C.H. Heist Trust or the shares of the trusts for the grandchildren.

(5) The Burton Partnership is a limited partnership controlled by Donald W. Burton, who is deemed to be the beneficial owner of the shares held by this partnership.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     As of January 31, 2000, the directors, individually, and all directors and officers of the Company, as a group, owned beneficially the following amounts of the outstanding common shares of the Company:

                                                            AMOUNT AND NATURE OF
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP    PERCENT OF CLASS
                 ------------------------                   --------------------    ----------------
Charles H. Heist..........................................         313,037(1)(2)(3)       10.7%
W. David Foster...........................................          56,093(3)(4)           1.1%
Charles E. Scharlau.......................................             305                  (5)
Ronald K. Leirvik.........................................             100                  (5)
Richard W. Roberson.......................................             100                  (5)
Donna R. Moore............................................             -0-                 -0-
All officers and directors (10 persons)...................       1,485,422(6)             48.9%

---------------

(1) Does not include 657,445 shares held by the C.H. Heist Trust. Includes 26,357 shares underlying presently exercisable options.

(2) Does not include 386,480 shares held in various trusts for grandchildren.

(3) Executive officer of the Company.

(4) Amount indicated includes 55,123 shares underlying presently exercisable options.

(5) Represents less than 1%.

(6) Includes 154,219 shares underlying presently exercisable options and 657,445 shares and 386,480 shares held in the trusts described above.

                               MARKET INFORMATION

     The Company's common shares are traded on the American Stock Exchange under the symbol "HST." The Company has applied to the Exchange for the new symbol "ABI". The prices at which common shares trade after the Asset Sale and the Reincorporation will be determined by the marketplace and may be influenced by many factors, including, among others, investor perception of the effects of the Asset Sale, future results of operations and financial condition, and general
economic and market conditions. As of                            , 2000, the
number of shareholders of record was                .

     The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of the Company's common shares as reported on the American Stock Exchange.

                      FISCAL YEAR                        HIGH    LOW
                      -----------                        ----    ---
1997:  First Quarter...................................  7 3/4   6 3/4
       Second Quarter..................................  7 3/8   6 3/4
       Third Quarter...................................  7 3/8   6 1/2
       Fourth Quarter..................................    8     6 15/16
1998:  First Quarter...................................  8 5/8   6 1/2
       Second Quarter..................................  8 1/2   6 7/8
       Third Quarter...................................  7 5/8   6 3/4
       Fourth Quarter..................................  6 15/16 6 1/4
1999:  First Quarter...................................  7 1/4   6 1/4
       Second Quarter..................................  6 3/4   6 3/8
       Third Quarter...................................  6 5/8   6 1/8
       Fourth Quarter..................................  6 5/8   5 5/8

     On October 29, 1999, the last day on which the Company's common shares were traded before the announcement of the proposed Asset Sale, the high and low sale prices of a common share were $5 3/4 and $5?, respectively. On January 25, 2000, the date the Company announced execution of the Sale Agreement, the high and low sale prices of a common share were $5 3/4 and $5 3/4, respectively. On February 8, 2000, the record date for the Special Meeting, the high and low sale prices
of a common share were $          and $          , respectively.

     The Company did not declare any dividends on its common shares during fiscal 1998 or 1999. Under its credit agreement, the Company is not permitted to pay cash dividends for any fiscal year in excess of $1 million in the aggregate.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 27, 1998, have been audited by KPMG LLP, independent auditors, for the periods indicated in their reports thereon. Representatives of KPMG LLP are not expected to be present at the Special Meeting.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the Company's 2000 annual meeting should have been received by the Company at its principal executive offices by the close of business on December 3, 1999, in order to be included in the Company's proxy statement and form of proxy for that meeting.

     If a shareholder intends to raise at the Company's 2000 annual meeting, a proposal that he or she has not sought to have included in the Company's proxy statement, the shareholder must notify the Company of the proposal on or before February 15, 2000. If the shareholder fails to notify the Company, the Company's proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the proxy statement for such meeting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices thereof at 7 World Trade Center, Suite 1300, New York, New York and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http:\\www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically. Reports and other information concerning the Company can also be inspected at the offices of the American Stock Exchange or at the Company's Web site at http:\\www.Heist.com.

                    CERTAIN HISTORICAL FINANCIAL INFORMATION

                       C.H. HEIST CORP. AND SUBSIDIARIES

                                     INDEX

Interim Financial Information
  Condensed Consolidated Balance Sheets - September 26,
     1999 -- (Unaudited) and December 27, 1998..............      F-1
  Condensed Consolidated Statements of Operations and
     Comprehensive Income -- (Unaudited) Thirteen and
     thirty-nine week periods ended September 26, 1999 and
     September 27, 1998.....................................      F-2
  Condensed Consolidated Statements of Cash Flows
     -(Unaudited) Thirty-nine week periods ended September
     26, 1999 and September 27, 1998........................      F-3
  Notes to Condensed Consolidated Financial Statements......      F-4
  Independent Auditors' Review Report.......................      F-7
  Management's Discussion and Analysis of Results of
     Operations and Financial Condition for the Thirteen and
     thirty-nine week periods ended September 26, 1999 and
     September 27, 1998.....................................      F-8
Audited Financial Information
  Summary of Selected Financial Data........................     F-11
  Management's Discussion and Analysis of Results of
     Operations and Financial Condition for Fiscal Years
     Ended December 27, 1998, December 28, 1997 and December
     29, 1996...............................................     F-12
  Financial Statements:
  Consolidated Balance Sheets as of December 27, 1998 and
     December 28, 1997......................................     F-17
  Consolidated Statements of Earnings and Comprehensive
     Income for the years ended December 27, 1998, December
     28, 1997 and December 29, 1996.........................     F-20
  Consolidated Statements of Stockholders' Equity for the
     years ended December 27, 1998, December 28, 1997 and
     December 29, 1996......................................     F-21
  Consolidated Statements of Cash Flows for the years ended
     December 27, 1998, December 28, 1997 and December 29,
     1996...................................................     F-22
  Notes to Consolidated Financial Statements................     F-24
  Independent Auditor's Report..............................     F-38
  Quarterly Financial Data..................................     F-39

                       C.H. HEIST CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                              SEPTEMBER 26,    DECEMBER 27,
                                                                  1999             1998
                                                              -------------    ------------
                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 2,512           3,147
  Receivables...............................................      20,768          19,653
  Services in progress......................................       1,303           1,017
  Parts and supplies........................................       1,109           1,174
  Prepaid and other expenses................................       1,139             317
  Deferred income taxes.....................................         628             626
                                                                 -------          ------
          Total current assets..............................      27,459          25,934
                                                                 -------          ------
Property, plant and equipment, at cost......................      60,510          56,350
  Less accumulated depreciation.............................      42,518          38,996
                                                                 -------          ------
          Net property, plant and equipment.................      17,992          17,354
                                                                 -------          ------
Deferred income taxes.......................................         152             144
Intangible assets, net......................................      10,147          10,471
Other assets................................................         106             118
                                                                 -------          ------
                                                                 $55,856          54,021
                                                                 =======          ======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................     $   255               5
  Accounts payable..........................................       2,428           3,030
  Accrued expenses..........................................       6,435           5,788
  Income taxes payable......................................          --               1
                                                                 -------          ------
          Total current liabilities.........................       9,118           8,824
Long-term debt, excluding current installments..............      16,873          16,050
Deferred incentive compensation.............................       1,120             869
Deferred income taxes.......................................         137             137
                                                                 -------          ------
          Total liabilities.................................      27,248          25,880
                                                                 -------          ------
Stockholders' equity (note 3):
  Common stock of $.05 par value. Authorized 8,000,000
     shares; issued 3,167,092 shares........................         158             158
  Additional paid-in capital................................       4,284           4,278
  Retained earnings.........................................      27,172          27,176
  Accumulated other comprehensive losses....................      (1,783)         (2,235)
                                                                 -------          ------
                                                                  29,831          29,377
  Less cost of common stock in treasury: 285,804 and 288,754
     shares for 1999 and 1998, respectively.................      (1,223)         (1,236)
                                                                 -------          ------
          Total stockholders' equity........................      28,608          28,141
                                                                 -------          ------
                                                                 $55,856          54,021
                                                                 =======          ======

See accompanying notes to condensed consolidated financial statements.

                       C.H. HEIST CORP. AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                (In thousands, except share and per share data)

                                             THIRTEEN       THIRTEEN      THIRTY-NINE    THIRTY-NINE
                                            WEEK PERIOD    WEEK PERIOD    WEEK PERIOD    WEEK PERIOD
                                               ENDED          ENDED          ENDED          ENDED
                                             SEPT. 26,      SEPT. 27,      SEPT. 26,      SEPT. 27,
                                               1999           1998           1999           1998
                                            -----------    -----------    -----------    -----------
Net service revenues......................  $   38,431         35,881        111,218         98,185
Cost of services..........................      28,437         25,722         81,713         70,355
                                            ----------     ----------     ----------     ----------
          Gross profit....................       9,994         10,159         29,505         27,830
Selling, general and administrative
  expenses................................       9,445          8,730         28,698         25,542
Amortization of intangible assets.........         183            149            548            367
                                            ----------     ----------     ----------     ----------
          Operating income................         366          1,280            259          1,921
                                            ----------     ----------     ----------     ----------
Other income (expense):
     Interest income......................          15             17             51             64
     Interest expense.....................        (310)          (259)          (848)          (643)
     Gain (loss) on disposal of property,
       plant and equipment, net...........          (2)            69             11             33
     Miscellaneous, net...................         466            295            504            410
                                            ----------     ----------     ----------     ----------
          Total other income (expense),
            net...........................         169            122           (282)          (136)
                                            ----------     ----------     ----------     ----------
          Earnings (loss) before income
            taxes.........................         535          1,402            (23)         1,785
Income tax expense (benefit)..............         313            644            (19)           817
                                            ----------     ----------     ----------     ----------
          Net earnings (loss).............         222            758             (4)           968
                                            ==========     ==========     ==========     ==========
Basic and diluted net earnings per
  share...................................  $      .08            .26             --            .34
                                            ==========     ==========     ==========     ==========
Weighted average number of common shares
  outstanding.............................   2,881,133      2,877,988      2,880,717      2,877,900
                                            ==========     ==========     ==========     ==========
          Net earnings (loss).............  $      222            758             (4)           968
Other comprehensive income (loss), net of
  tax:
  Foreign currency translation
     adjustments..........................         (35)          (247)           452           (440)
                                            ----------     ----------     ----------     ----------
          Comprehensive income............  $      187            511            448            528
                                            ==========     ==========     ==========     ==========

See accompanying notes to condensed consolidated financial statements.

                       C. H. HEIST CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (In thousands)

                                                              THIRTY-NINE WEEK    THIRTY-NINE WEEK
                                                                PERIOD ENDED        PERIOD ENDED
                                                               SEPT. 26, 1999      SEPT. 27, 1998
                                                              ----------------    ----------------
Cash flows from operating activities:
  Net earnings (loss).......................................      $     (4)                968
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Depreciation of plant and equipment....................         3,726               3,646
     Amortization of intangible assets......................           548                 367
     Gain on disposal of property, plant and equipment,
       net..................................................           (11)                (33)
     Stock compensation awards..............................            19                   9
     Changes in assets and liabilities (see below)..........          (655)                 25
                                                                  --------            --------
       Net cash provided by operating activities............         3,623               4,982
                                                                  --------            --------
Cash flows from investing activities:
  Additions to property, plant and equipment................        (3,021)             (4,318)
  Proceeds from disposal of property, plant and equipment...            54                 506
  Acquisitions and earnout payments, net of cash acquired...        (1,310)             (6,257)
                                                                  --------            --------
       Net cash used in investing activities................        (4,277)            (10,069)
                                                                  --------            --------
Cash flows from financing activities:
  Proceeds from bank line of credit borrowings..............        19,250              19,250
  Repayment of bank line of credit borrowings...............       (19,200)            (14,047)
  Repayment of other long-term debt.........................          (124)                (28)
                                                                  --------            --------
       Net cash provided (used) by financing activities.....           (74)              5,175
                                                                  --------            --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................            93                (112)
                                                                  --------            --------
Net decrease in cash and cash equivalents...................          (635)                (24)
Cash and cash equivalents at beginning of period............         3,147               2,948
                                                                  --------            --------
Cash and cash equivalents at end of period..................      $  2,512               2,924
                                                                  ========            ========
Changes in assets and liabilities providing (using) cash:
  Receivables...............................................      $   (949)             (1,661)
  Services in progress......................................          (275)               (730)
  Income taxes receivable/payable, net......................          (375)               (249)
  Parts and supplies........................................            69                 117
  Prepaid expenses..........................................          (448)                (56)
  Other assets..............................................            12                   4
  Accounts payable..........................................          (644)                535
  Accrued expenses..........................................         1,708               1,930
  Deferred incentive compensation...........................           247                 135
                                                                  --------            --------
          Total.............................................      $   (655)                 25
                                                                  ========            ========
Supplemental schedule of non-cash investing and financing
  activities:
     Leases capitalized.....................................      $  1,148                  --
                                                                  ========            ========

See accompanying notes to condensed consolidated financial statements

                       C. H. HEIST CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

 1. In the opinion of management of C. H. Heist Corp. and Subsidiaries (the Company), the accompanying condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the Company's consolidated financial position as of September 26, 1999 and the results of its operations for the thirteen and thirty-nine week periods ended September 26, 1999 and September 27, 1998 and cash flows for the thirty-nine week periods ended September 26, 1999 and September 27, 1998. The financial statements have been prepared using the same accounting policies used in preparation of the December 27, 1998 statements. The financial statements included herein should be read in conjunction with those statements and notes thereto.

 2. The results of operations for the thirteen and thirty-nine week periods ended September 26, 1999 are not necessarily indicative of the results to be expected for the full year.

 3. The changes in stockholders' equity for the thirty-nine week period ended September 26, 1999 are summarized as follows (in thousands, except shares):

                                                                 ACCUMULATED
                                        ADDITIONAL                  OTHER                                TOTAL
                               COMMON    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY    STOCK    STOCKHOLDERS'
                               STOCK     CAPITAL     EARNINGS      LOSSES        SHARES    AMOUNT       EQUITY
                               ------   ----------   --------   -------------   --------   -------   -------------
   Balance at December 27,
   1998......................   $158      $4,278     $27,176       $(2,235)     288,754    $(1,236)     $28,141
   Net loss..................     --          --          (4)           --           --        --            (4)
   Foreign currency
     translation
     adjustment..............     --          --          --           452           --        --           452
   Stock compensation
     awards..................     --           6          --            --       (2,950)       13            19
                                ----      ------     -------       -------      -------    -------      -------
   Balance at September 26,
     1999....................   $158      $4,284     $27,172       $(1,783)     285,804    $(1,223)     $28,608
                                ====      ======     =======       =======      =======    =======      =======

    Accumulated other comprehensive losses consist solely of equity adjustments from foreign currency translation.

 4. For the thirty-nine week period ended September 26, 1999, 74,117 additional stock options were granted and 3,812 options expired. As of September 26, 1999 the Company had exercisable options outstanding to employees to purchase 162,276 common shares at prices ranging from $6.94 to $10.13 per share.

 5. In 1999 the Company announced its intention to terminate and settle the obligations of its qualified noncontributory defined benefit pension plans covering substantially all of its non-bargaining unit personnel in the United States, and as such has frozen benefits. The Company has recognized pre tax curtailment gains of $281,000 which are included in the accompanying statement of operations for the thirteen and thirty-nine week periods ended September 26, 1999. The actual settlement of the obligations is not expected to be complete before the end of the current fiscal year. The net assets of the plans will be allocated, as prescribed by ERISA and its related regulations. At this time management does not foresee that the plans' settlements will have a material adverse effect on the Company's financial condition or liquidity.

 6. The Company has two professional service segments: staffing and industrial maintenance services. Staffing services are provided on a temporary and contract basis to businesses in clerical, light industrial and technology professional sectors throughout the eastern United States and select southwestern U.S. markets. Industrial maintenance services a wide range of industries by providing hydroblasting, painting, sandblasting,

                       C. H. HEIST CORP. AND SUBSIDIARIES
    and vacuuming of industrial wastes throughout the eastern United States and Canada. Operating segment data is as follows (in thousands):

                                              THIRTEEN       THIRTEEN      THIRTY-NINE    THIRTY-NINE
                                             WEEK PERIOD    WEEK PERIOD    WEEK PERIOD    WEEK PERIOD
                                                ENDED          ENDED          ENDED          ENDED
                                              SEPT. 26,      SEPT. 27,      SEPT. 26,      SEPT. 27,
                                                1999           1998           1999           1998
                                             -----------    -----------    -----------    -----------
   Staffing services:
     Net revenues..........................    $25,432         21,381         70,376         55,879
     Intersegment revenues.................         31             28             92              8
                                               -------        -------       --------        -------
             Total revenues................     25,463         21,409         70,468         55,961
     Cost of services......................     19,573         16,386         54,312         42,893
     Selling, general & administrative:
        Operations.........................      3,966          3,110         11,431          8,513
        Allocated overhead.................        838            765          2,413          2,396
                                               -------        -------       --------        -------
             Total selling general &
               administrative..............      4,804          3,875         13,844         10,909
     Amortization..........................        181            148            543            351
     Operating income......................        874            972          1,677          1,726
     Depreciation..........................        178            115            497            304
     Assets................................     26,079         23,068         26,079         23,068
     Capital expenditures and
        acquisitions.......................        146            143          2,034          6,751
                                               =======        =======       ========        =======
   Industrial maintenance services:
     Net revenues..........................    $12,999         14,500         40,842         42,306
     Cost of services......................      8,864          9,336         27,401         27,462
     Selling, general & administrative:
        Operations.........................      3,237          3,489         10,337         10,200
        Overhead...........................      1,404          1,366          4,517          4,433
                                               -------        -------       --------        -------
             Total selling general &
               administrative..............      4,641          4,855         14,854         14,633
     Amortization..........................          2              1              5             16
     Operating income (loss)...............       (508)           308         (1,418)           195
     Depreciation..........................      1,016            929          3,229          3,342
     Assets................................     28,763         28,637         28,763         28,637
     Capital expenditures..................    $   364            973          2,297          3,824
                                               =======        =======       ========        =======
   Corporate assets........................    $ 1,014          1,317          1,014          1,317
                                               =======        =======       ========        =======
   Consolidated:
     Net revenues..........................    $38,431         35,881        111,218         98,185
     Cost of services......................     28,437         25,722         81,713         70,355
     Selling, general & administrative.....      9,445          8,730         28,698         25,542
     Amortization..........................        183            149            548            367
     Operating income......................        366          1,280            259          1,921
     Other expense, net....................        169            122           (282)          (136)
     Earnings (loss) before income taxes...        535          1,402            (23)         1,785
     Depreciation..........................      1,194          1,044          3,726          3,646
     Assets................................     55,856         53,022         55,856         53,022
     Capital expenditures and
        acquisitions.......................    $   510          1,116          4,331         10,575
                                               =======        =======       ========        =======

                       C. H. HEIST CORP. AND SUBSIDIARIES

7. On April 13, 1998, Ablest Service Corp., a wholly owned subsidiary of C. H. Heist Corp. acquired one hundred percent of the stock of Milestone Technologies, Inc. ("Milestone") for approximately $6.6 million paid in cash to the shareholders at closing and agreed to pay additional consideration based on the achievement of certain pre-established earning targets for 1998. Milestone provides information technology staffing services in the Phoenix, Arizona metropolitan area and had fiscal 1997 revenues of approximately $9.0 million. The purchase price was determined through negotiations and has been assigned to the fair value of the assets and liabilities acquired with the excess being assigned to goodwill.

   Pro Forma Condensed Combined Financial Information -- (Unaudited) thirteen and thirty-nine week periods ended September 27, 1998.

        The unaudited pro forma condensed combined financial information reflects the pro forma results of operations of the Company for the thirteen and thirty-nine week periods ended September 27, 1998 assuming the acquisition of Milestone had been consummated as of the beginning of the periods presented.

        Management believes that the assumptions used in preparing this unaudited pro forma condensed combined financial information provide a reasonable basis of presenting all of the significant effects of the acquisition of Milestone. The pro forma condensed combined financial information does not purport to be indicative of the actual results that would have occurred had the acquisition been consummated on or as of the date assumed, and are not necessarily indicative of the future results of operations which will be obtained as a result of the acquisition.

                                                               THIRTEEN      THIRTY-NINE
                                                              WEEK PERIOD    WEEK PERIOD
                                                                 ENDED          ENDED
                                                               SEPT. 27,      SEPT. 27,
                                                                 1998           1998
                                                              -----------    -----------
Net service revenues........................................    $35,881        101,024
Net earnings................................................        758          1,028
Basic and diluted earnings per share........................    $   .26            .36

8. Subsequent Events.

   On November 2, 1999, the Company announced that it had entered into a letter of intent to sell its industrial maintenance business to Onyx Industrial Services, Inc., a subsidiary of CGEA-Onyx, a French waste service company with worldwide operations. Management expects to fully analyze and account for this segment as a discontinued operation in its fourth fiscal quarter.

   Since the letter of intent is non-binding, no assurances can be given that a sale will be consummated.

   In 2000, the Company intends to relocate its Buffalo, New York administrative offices to the Tampa, Florida area, the current location of its executive and human resources offices. In the fourth quarter the Company will complete an assessment of the cost of relocation, including the costs of any employee programs.

                      INDEPENDENT AUDITORS' REVIEW REPORT

The Board of Directors and Stockholders
C. H. Heist Corp:

     We have reviewed the condensed consolidated balance sheet of C.H. Heist Corp. and subsidiaries as of September 26, 1999 and the related condensed consolidated statements of operations and comprehensive income and cash flows for the thirteen and thirty-nine week periods ended September 26, 1999 and September 27, 1998. These condensed consolidated financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of C.H. Heist Corp. and subsidiaries as of December 27, 1998, and the related consolidated statements of earnings and comprehensive income, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated February 12, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 27, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          KPMG LLP

Buffalo, New York
October 22, 1999

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS:

     Net service revenue increased by $2.5 million or 7.1% to $38.4 million from $35.9 million and by $13.0 million or 13.3% to $111.2 million from $98.2 million for the current fiscal quarter and year to date periods, respectively.

     Net service revenue in the Company's staffing services segment, Ablest Service Corp., increased by $4.0 million or 18.9% to $25.4 million from $21.4 million during the current fiscal quarter and by $14.5 million or 25.9% to $70.4 million from $55.9 million during the current year to date period. Net service revenue in this segment's commercial staffing division increased in the current quarter by $4.4 million or 27.9% and for the year to date period by $10.4 million or 24.3%. Increased revenue from existing customers, greater market penetration in established offices and new office openings in the current and prior fiscal year, all contributed to this increase. Net service revenue in this segment's information technology staffing (IT) division declined by $374,000 or 6.8% for the current fiscal quarter while still showing an increase of $4.1 million or 31.6% for the current fiscal year to date period. The decline in IT in the current fiscal quarter is the result of an industry trend where customers are delaying the development of new projects until the second quarter of next year because of Y2K concerns. The increase in the year to date revenues for this division is due to revenues generated for a full year from acquisitions, which were included for only part of the prior fiscal year.

     Net service revenues in the Company's industrial maintenance segment declined by $1.5 million or 10.3% to $13.0 million from $14.5 million and by $1.5 million or 3.5% to $40.8 million from $42.3 million for the current fiscal quarter and year to date periods, respectively. The decline in service revenue for both the current fiscal quarter and year to date periods resulted from lower service revenues being generated from turnaround services as compared to the prior fiscal year. Many refineries have postponed plant turnarounds and major maintenance projects due to the strong demand and higher prices for gasoline and other petroleum based products. Also contributing to this decline in service revenues is a drop in revenues from this segment's insulation services division. These declines are partially offset by increased revenue being generated by conventional high-pressure water cleaning services and through the opening of new service locations in the current and prior fiscal years.

     Gross profit on a consolidated basis declined by $165,000 or 1.6% and increased by $1.7 million or 6.0% for the current fiscal quarter and year to date periods, respectively. Gross profit as a percentage of service revenue for the current fiscal quarter declined to 26.0% from 28.3% and for year to date period to 26.5% from 28.3%.

     Gross profit dollars in the staffing services segment increased by $867,000 or 17.3% and by $3.1 million or 23.6% for the current fiscal quarter and year to date periods, respectively. Gross profit as a percentage of staffing service revenues declined to 23.0% from 23.4% for the current quarter and to 22.8% from 23.2% for year to date period. The increase in gross profit dollars is the result of the increased service revenues coupled with the consistent margins in the commercial staffing division. The decrease in percentage is due to the decline in gross profit margin in the information technology staffing division which is caused by competitive pressures on pricing.

     Gross profit dollars in the Company's industrial maintenance segment declined by $1.0 million or 19.9% and by $1.4 million or 9.5% for the fiscal quarter and year to date periods, respectively. As a percentage of service revenues, gross profit declined to 31.8% from 35.6% and to 32.9% from 35.1% for the same respective periods.

     Contributing to this decline in both gross profit dollars and percentages is an increase in direct labor costs associated with the performance of our services, including related payroll taxes and employee welfare funds.

     Selling, general and administrative expenses, including amortization expenses, increased on a consolidated basis by $749,000 or 8.4% and by $3.3 million or 12.9% for the current fiscal quarter and year to date periods, respectively.

     Selling, general and administrative expenses in the Company's staffing service segment increased by $962,000 or 23.9% and by $3.1 million or 27.8% for the current fiscal quarter and year to date periods, respectively. Contributing to this increase were costs and amortization expense associated with prior year acquisitions and cost associated with new office openings.

     Selling, general and administrative expenses in the Company's industrial maintenance segment decreased by $213,000 or 4.4% for the current fiscal quarter and increased by $210,000 or 1.4% for the current fiscal year to date period. The decline in the current fiscal quarter was primarily the result of the closing of one branch office and three sub-offices in the current and prior fiscal years. The increase in selling, general and administrative expenses for the current year to date period is predominately due to the hiring of additional sales and marketing associates in both the United States and Canada.

     Contributing to the increase in other income for the current quarter and partially offsetting other expense for the year to date period was a gain of approximately $213,000 recognized on the final distribution of insurance proceeds related to a 1998 fire at the Company's Rouyn-Noranda, Quebec facility. In addition to the above, the Company has recognized a pre-tax gain of approximately $281,000 related to the curtailment of its qualified non-contributory defined benefit pension plans for all its non-bargaining unit personnel in the United States. Reference is made to Footnote 5 of the Notes to Condensed Consolidated Financial Statements, included herein.

     These increases in other income were partially offset by an increase in interest expense of $51,000 and $205,000 for the current fiscal quarter and year to date periods, respectively. These increases were the result of the higher level of borrowing associated with prior year acquisitions.

     The effective tax rate for the current fiscal quarter is 58.5% and for the fiscal year to date period is a benefit of 82.6%. The effective tax rate is the result of the consolidation of effective tax rates from the various taxing jurisdictions of the Company. Also affecting these effective rates is the impact of the non-deductibility of certain intangible assets associated with acquisitions that occurred in prior years.

FINANCIAL CONDITION:

     The quick ratio held constant at 2.7 to 1 and the current ratio improved to
3.0 to 1 from 2.9 to 1 at September 26, 1999 and December 27, 1998, respectively. Net working capital improved by $1.2 million of which $1.4 million is attributable to an increase in accounts receivable and services in progress, income taxes receivable of $371,000 and a decrease in accounts payable of $602,000. These increases in working capital were partially offset by a decline of $635,000 in cash and cash equivalents and an increase in accrued expenses of $647,000. The increase in trade accounts receivable and services in progress were primarily the result of the increased service revenue noted previously in the staffing services segment while the increase in accrued expenses is predominately payroll and incentive compensation related. Reference should be made to the statement of cash flows, which details the sources and uses of cash.

     Open credit commitments as of September 26, 1999 were approximately $8.9 million. The Company also has approximately $340,000 (the US dollar equivalent) available for C. H. Heist, Ltd., the Company's Canadian subsidiary.

     Capital expenditures for the current fiscal quarter were $679,000, including $160,000 in capital leases. Of this amount, $227,000 was for additions to the mobile equipment fleet, $182,000 was for computer software, hardware, office automation and communication systems, $25,000 was for furniture and fixtures, $33,000 was for new facilities and the remainder was for other equipment.

IMPACT OF YEAR 2000 READINESS:

     Items disclosed herein constitute "Y-2000 Readiness Disclosures" under the Year 2000 Information Readiness Disclosure Act.

     Throughout the past two years, the Company has undertaken an extensive review of its internal systems and has completed an applications upgrade to its integrated accounting programs and office automation systems that make them Y2K ready. The term "Y2K ready" as used in this document means that the relevant hardware, software, embedded chips or interfaces referenced herein will correctly process, provide and receive date sensitive data within and between the 20th and 21st centuries. The Company is also in the final phase of assessing and upgrading where necessary the operating systems at all of its remote locations. The cost of the upgrades and/or equipment replacements have not had a material impact on the financial position of the Company as they were part of the normal maintenance and support fees that are incurred on an ongoing basis. The Company is also in the final phase of assessing external and third party compliance for those supplies of critical services that the Company relies on.

SUBSEQUENT EVENTS:

     On November 2, 1999, the Company announced that it had entered into a letter of intent to sell its industrial maintenance business to Onyx Industrial Services, Inc., a subsidiary of CGEA-Onyx, a French waste service company with worldwide operations. Management expects to fully analyze and account for this segment as a discontinued operation in its fourth fiscal quarter.

     Since the letter of intent is non-binding, no assurances can be given that a sale will be consummated.

     In 2000, the Company intends to relocate its Buffalo, New York administrative offices to the Tampa, Florida area, the current location of its executive and human resources offices. In the fourth quarter the Company will complete an assessment of the cost of relocation, including the costs of any employee programs.

                        C. H. HEIST CORP. & SUBSIDIARIES

                       SUMMARY OF SELECTED FINANCIAL DATA

           (In thousands, except per share earnings and percentages)

                                                      FISCAL YEAR ENDED DECEMBER
                                         ----------------------------------------------------
                                           1998       1997       1996       1995       1994
                                         --------    -------    -------    -------    -------
Net service revenues...................  $135,647    119,516    106,515    102,659    102,572
Cost of service revenues...............    97,658     85,290     76,045     75,530     79,897
                                         --------    -------    -------    -------    -------
  Gross Profit.........................    37,989     34,226     30,470     27,129     22,675
Selling, general & administrative
  expense..............................    35,560     31,400     28,354     23,843     21,399
                                         --------    -------    -------    -------    -------
  Operating income.....................     2,429      2,826      2,116      3,286      1,276
Interest expense.......................      (892)      (729)      (643)      (541)      (396)
Other income (expense).................       600        (93)        36        166        172
                                         --------    -------    -------    -------    -------
  Earnings before taxes................     2,137      2,004      1,509      2,911      1,052
Income taxes...........................       843      1,106        819      1,305        734
                                         --------    -------    -------    -------    -------
  Net earnings.........................  $  1,294        898        690      1,606        318
                                         ========    =======    =======    =======    =======
Effective tax rate.....................      39.4%      55.2%      54.3%      44.8%      69.8%
Net earnings per share.................  $   0.45       0.31       0.24       0.56       0.11
                                         ========    =======    =======    =======    =======
Canadian operations (U.S. $):
  Net service revenues.................  $ 16,149     16,300     14,877     14,483     12,673
  Operating income.....................       612      1,525        923      1,118        549
          Total assets.................  $  9,830     10,570      9,316     10,093      9,451
                                         ========    =======    =======    =======    =======
Other data:
  Working capital......................  $ 17,110     16,559     14,661     15,738     14,356
  Property, plant & equipment, net.....    17,354     16,839     17,406     17,642     14,964
  Capital expenditures, including
     acquisitions......................    13,361      6,708      5,859      7,091      3,957
  Depreciation and amortization........     5,310      5,357      4,905      4,530      4,433
  Cash flows from operations (1).......     6,208      6,255      5,595      6,135      4,751
          Total assets.................    54,021     44,086     40,797     39,548     36,756
  Long-term debt.......................    16,050      8,755      6,492      6,980      5,121
  Stockholders' equity.................  $ 28,141     27,488     27,074     26,368     24,513
  Return on beginning stockholders'
     equity............................       4.7%       3.3%       2.6%       6.6%       1.3%
  Weighted average number of shares
     outstanding.......................     2,878      2,877      2,873      2,872      2,872
                                         ========    =======    =======    =======    =======

---------------

(1) Defined as net earnings plus depreciation and amortization.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     For the fiscal year ended December 27, 1998 compared to December 28, 1997

RESULTS OF OPERATIONS

     Service revenues for the current fiscal year increased by $16.1 million or 13.5% to $135.6 million from $119.5 million.

     Service revenues in the Company's staffing services segment, Ablest Service Corp. (Ablest), increased by $15.2 million or 24.0% to $78.5 million from $63.3 million over the prior fiscal year. Internal growth accounted for 9.9% of this increase in service revenues with the remainder resulting from two acquisitions in the Information Technology staffing field: Milestone Technologies, Inc. in April and SoftWorks International Consulting, Inc. in November of the current fiscal year. Service revenues for information technology services accounted for 23.8% of total staffing service revenues for the current fiscal year.

     Service revenues in the Company's industrial maintenance service segment increased by approximately $1 million or 1.6% to $57.2 million from $56.2 million during the current fiscal year. Service revenues in this segment's United States industrial maintenance operation increased by $1.0 million over the prior year, fueled by a new office opening and increased market penetration predominately in the southern region. Partially offsetting this increase was a decrease in service revenue at this segments Canadian subsidiary, C. H. Heist, Ltd. Service revenues for the Canadian operation actually increased by $1.5 million or 6.4% over the prior fiscal year when measured in its domestic, Canadian currency. Upon conversion, due to the declining value of the Canadian dollar in relationship to the United States dollar, the revenues decreased by 0.9%, period to period.

     Gross profit on a consolidated basis increased by $3.8 million or 11.0% to $38.0 million from $34.2 million, one year earlier. For the same period gross profit as a percentage of service revenues decreased to 28.0% from 28.6%.

     Year to year gross profit percentage for the Company's staffing services segment increased to 23.5% from 23.0%, one year earlier. Contributing to this increase were improved margins in commercial staffing services and growth in this segment's information technology staffing services.

     Gross profit dollars in the Company's industrial maintenance segment decreased by $121,000 or 0.6% and as a percentage of sales decreased to 34.2% from 35.0%, year to year. The decrease in gross margin dollars and percentage was the result of reduced margins on painting and paint-related services in the Company's Canadian subsidiary. Also contributing to this decline in gross profit dollars is the impact of the decline in value of the Canadian dollar, as noted above.

     Starting in fiscal 1998, the Company reclassified branch expenses that are not directly attributable to the services it performs from cost of services to selling, general and administrative expense. Management believes that its current presentation is generally consistent with industry practices.

     Selling, general and administrative expenses, inclusive of amortization expenses, increased by $4.2 million or 13.2% over the prior fiscal year.

     Selling, general and administrative expense for the staffing services segment increased by $2.5 million or 18.7% for the current fiscal year compared to one year ago. Contributing to this increase are costs associated with new office openings and acquisitions including increased amortization expense of intangible assets. Partially offsetting this increase in costs was a reduction in bad debt expenses of approximately $518,000 as compared to the prior fiscal year. This relates directly to three large customer write-offs that were made during 1997.

     Selling, general and administrative expense for the Company's industrial maintenance segment increased by $1.7 million or 9.4% over the prior fiscal year. Contributing to this increase is this segment's ongoing strategic sales and marketing planning initiative including the hiring of territorial sales representatives. Also contributing to the increase is our continuing investment in information technology and other support personnel in order to provide our customers with more accurate and timely information. These increases were partially offset by the allocation of proceeds received from the settlement of litigation in the Company's Canadian division. See the heading "Litigation Settlement" below.

     Other expense, net decreased by approximately $530,000 or 64.5% during the current fiscal year, compared to one year ago. This improvement was primarily attributable to costs associated with the planned spin-off and initial public offering of Ablest, which were written off during the first fiscal quarter of 1997, and not repeated in the current year. The Company's Board of Directors subsequently called off the spin-off and initial public offering. Also having a major impact during the current fiscal year was the settlement of litigation in the Company's Canadian subsidiary. See the heading "Litigation Settlement" below. Partially offsetting these decreases in other expense, net was an increase in interest expense due to the higher level of borrowing utilized to fund acquisitions during 1998.

     The effective tax rate for the current fiscal year is 39.4% as compared to 55.2% for the prior fiscal year. The reduced effective tax rate is the result of a reallocation of various corporate expenses between reporting segments. This reallocation resulted in the utilization of certain state tax net operating loss carry-forwards which had been fully offset by a valuation allowance. Refer to Footnote 8 of the Company's financial statements for a further explanation of income taxes.

FINANCIAL CONDITION:

     The quick ratio at December 27, 1998 was 2.7 to 1 as compared to 3.1 to 1 at December 28, 1997, and the current ratio was 2.9 to 1 as compared to 3.4 to 1, for the respective periods. Net working capital increased by $551,000 during fiscal 1998. The increase in net working capital is attributable to increases in cash and cash equivalents, accounts receivable and a decrease in income taxes payable. These were partially offset by a decrease in prepaid expenses and increases in accounts payable and accrued expenses. The increase in cash and cash equivalents, as well as, the increase in accounts receivable are primarily in the staffing services segment. These increases are predominately the result of acquisitions made during 1998 and the strong sales growth that this segment has achieved. Reference should be made to the Consolidated Statement of Cash Flows, which details the sources and uses of cash.

     Open credit commitments at the end of fiscal 1998 were approximately $9.0 million. The Company also has approximately $322,000 (the U. S. dollar equivalent) available for C. H. Heist, Ltd., the Company's Canadian subsidiary.

     Capital expenditures (excluding acquisitions) were approximately $6.1 million. Of this amount, $3.6 million was for additions to the mobile equipment fleet, $1.2 million was for computer hardware, software, office automation and communication systems, $344,000 was for new facilities and the balance was for other equipment. Open commitments at December 27, 1998 were $434,000, of which $308,000 is for new mobile equipment and the rest for other equipment. It is anticipated that existing internally available funds, cash flows from operations and available borrowings will be sufficient to cover working capital and capital expenditure requirements in fiscal 1999.

ACQUISITIONS

     On April 13, 1998, Ablest purchased 100% of the common stock of Milestone Technologies, Inc., (Milestone) an information technology staffing provider in the Phoenix, Arizona Metropolitan area.

     On November 17, 1998, Ablest purchased certain assets from SoftWorks International Consulting, Inc., (SoftWorks), an information technology staffing services provider in the Denver, Colorado Metropolitan area.

     Reference should be made to the Company's April 24, 1998 form 8-K filing for Milestone and December 1, 1998, form 8-K filing for SoftWorks.

LITIGATION SETTLEMENT

     During fiscal 1998, the Company's Canadian subsidiary successfully negotiated a settlement of an outstanding lawsuit, which it had brought against an international bridge authority in Sarnia, Ontario Canada. The suit alleged that the bridge authority and its engineering firm misrepresented the total volume of steel that was to be sandblasted and painted on the structure in fiscal 1993 and 1994. The settlement reached was for $661,000 in Canadian dollars (approximately $430,000 in U. S. dollars). The allocation of the proceeds from this settlement was first used to pay off an outstanding receivable, and then to offset expenses incurred for legal and engineering services utilized to prepare and present our case. The balance of approximately $235,000 (U. S. dollars) was credited to miscellaneous other income and included in fiscal 1998.

IMPACT OF YEAR 2000 READINESS

     Items disclosed herein constitute "Y-2000 Readiness Disclosures" under the Year 2000 Information and Readiness Disclosure Act.

     Year 2000 problems, defined as computer programs and hardware have date-sensitive software which may recognize a date using "00" as the year 1900 rather than the year 2000 (Y2K), this could result in a systems failure or miscalculation causing disruptions of certain day to day accounting and information handling systems. The Company has undertaken an extensive review of its internal systems and has recently completed an applications upgrade to its integrated accounting programs that make them Y2K ready. The term "Y2K ready" as used throughout this document means that the relevant hardware, software, embedded chips or interfaces specifically referenced herein will correctly process, provide and receive date data within and between the 20th and 21st centuries. The Company is currently upgrading operating systems at all of its remote locations and anticipates being materially Y2K ready by the end of the first quarter of 1999. The next phase of our plan is to assess external and third party reliance for those suppliers of critical services that the Company relies upon. It is anticipated that this final phase will be completed in the first half of 1999. The upgrade to the various applications, which the Company has undertaken, did not result in additional expense, as they were part of the normal maintenance and support fees that are incurred on an ongoing basis. The total cost associated with the Company's Y2K readiness program is not material to the Company's operations. Although there can be no assurances, the Company does not anticipate any foreseeable problems regarding date-sensitive computer hardware or software applications that would have a material adverse effect on the Company.

     For the fiscal year ended December 28, 1997 compared to December 29, 1996

RESULTS OF OPERATIONS

     Service revenues (net sales) for the current fiscal year increased by $13.0 million or 12.2% to $119.5 million from $106.5 million. Service revenues in the Company's growing staffing services segment, Ablest Service Corp. (Ablest), increased by $13.8 million or 27.8%, over the prior year. Ablest now represents 53% of the Company's consolidated service revenues. Started in 1978, Ablest service revenues have grown at a compound annual growth rate of 21.6% since 1990. Between September '96 and June '97, three acquisitions of information technology (IT) staffing companies were consummated adding $8.0 million in service revenues. Revenues from these acquisitions represented 11.5% of total service revenues for this segment in 1997. The commercial staffing division of Ablest grew at approximately 15%, which is slightly above the industry growth rate.

     Service revenues in the Company's industrial maintenance segment, long the bulwark of the Company, declined by $753,000 or 1.3% compared to the prior year. After a slow first quarter in which service revenues were down by $3.2 million, this segment showed solid growth with increases in three consecutive quarters. Of particular note, service revenues increased in the fourth quarter by $1.7 million or 12.8%, over the same period of the prior year. Service revenue increases, in the fourth quarter, were achieved in field service repair, equipment related services, chemical cleaning, wet and dry vacuuming and waste management services. The Company's Canadian industrial maintenance subsidiary had increased service revenues for the year of $1.4 million, contributing significantly to the service revenue improvement during the last 9 months of 1997.

     Gross profit on a consolidated basis increased by $2.8 million, or 17.6%, to $18.8 million from $16.0 million, one year earlier. Gross profit as a percentage of service revenues increased to 15.8% from 15.0% in the prior fiscal year. Gross profit percentage for the Company's staffing services segment decreased to 16.8% from 17.4%, one year earlier. Costs associated with new office openings, staffing existing offices to accommodate increased service revenues and the increased competitive pressures on pricing within the staffing industry contributed to this decline. Gross profit percentage for the industrial maintenance segment improved to 14.6% in 1997 from 13.1% during the prior year. The improvement in gross profit percentage was due to improved pricing in the Company's industrial maintenance segment and reductions in insurance reserves due to decreased claims for workers' compensation and the settlement of two liability claims pending against the Company for less-than-reserved amounts. The Company attributes the decreased workers' compensation claim level to continued improvements in the Company's safety -- risk management program.

     Selling, general and administrative expenses on a consolidated basis increased by approximately $2.0 million or 14.3% in fiscal 1997, as compared to fiscal 1996. Selling, general and administrative expenses for the staffing services segment increased by $2.4 million or 46.2% for the current fiscal year, compared with 1996. This increase is the result of costs associated with new office openings and information technology staffing company acquisitions. Additional increases were incurred to improve and expand support structures and field operations to accommodate the growth that Ablest has achieved and to position it for future growth. During the current year Ablest wrote-off approximately $218,000 in accounts receivable for one customer over disputed invoices on a short-term commercial staffing project. Additional write-offs were made for two customers who have filed for protection under Chapter 11 of the bankruptcy code. Selling, general and administrative expenses for the industrial maintenance segment decreased by approximately $400,000 or 4.7% during 1997. The decrease is primarily the result of streamlining and consolidations that were made in the Company's support functions.

     Over the past two years the Company has made a major investment in information technology hardware, software and personnel, which also contributed to the increase in selling, general and administrative expense. This investment was made to provide management, and ultimately our customers, with more timely and accurate information. The Company has wide- and local- area networks for real-time communications throughout the geographically dispersed operating offices, which makes timely and reliable dissemination of information possible.

     Other expenses, net increased approximately $345,000, or 47.7%, during the current fiscal year, as compared to 1996. Amortization of goodwill and other assets associated with the technology staffing acquisitions contributed to this increase. The three acquisitions completed in the past fifteen months were financed by borrowing on the Company's line-of-credit and through long-term earnouts with previous owners. This increased the level of borrowing, and thus increased interest expense. Long-term debt reached $11.4 million during the year and at year-end was $8.75 million.

     The acquisitions were accretive to earnings and generated positive cash flow, which was used to reduce debt. During the fourth quarter of 1997, the Company consolidated and increased its line-of-credit facility to a total availability of $25 million under more favorable terms and conditions than were in effect prior to the termination of separate credit facilities for the industrial maintenance services and staffing services segments. Also contributing to the increase in other expenses was the write-off of costs associated with the preparation of documents for the proposed spin-off and initial public offering of Ablest Service Corp., which was terminated by the Company's Board of Directors in the third quarter of 1997.

     The effective tax rate for the current fiscal year was 55.2%. The effective rates are affected by the multiple taxing jurisdictions in which the Company operates, including higher foreign rates on earnings of the Company's Canadian subsidiary. Please refer to Footnote 8 of the Company's financial statements for a further explanation of income taxes.

                        C. H. HEIST CORP. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                                       YEAR ENDED
                                                              ----------------------------
                                                              DEC. 27,1998    DEC. 28,1997
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 3,147           2,948
  Receivables, less allowance for doubtful receivables of
     $430 and $416 in 1998 and 1997, respectively...........     19,653          16,621
  Services in progress......................................      1,017           1,357
  Parts and supplies........................................      1,174           1,254
  Prepaid expenses..........................................        317             539
  Deferred income taxes (note 8)............................        626             806
                                                                -------         -------
          Total current assets..............................     25,934          23,525
                                                                -------         -------
Property, plant and equipment, at cost (note 2).............     56,350          52,677
  Less accumulated depreciation.............................     38,996          35,838
                                                                -------         -------
          Net property, plant and equipment.................     17,354          16,839
Deferred income taxes (note 8)..............................        144             176
Intangible assets, net (note 3).............................     10,471           3,386
Other.......................................................        118             160
                                                                -------         -------
                                                                $54,021          44,086
                                                                =======         =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 5)...........    $     5              38
  Accounts payable..........................................      3,030           2,660
  Accrued expenses (note 4).................................      5,788           3,814
  Income taxes payable......................................          1             454
                                                                -------         -------
          Total current liabilities.........................      8,824           6,966
Long-term debt, excluding current installments (note 5).....     16,050           8,755
Deferred incentive compensation (note 6)....................        869             479
Deferred income taxes (note 8)..............................        137             398
                                                                -------         -------
          Total liabilities.................................     25,880          16,598
                                                                -------         -------
Stockholders' equity (notes 5, 7 and 8):
  Common stock of $.05 par value. Authorized 8,000,000
     shares; issued 3,167,092 shares for 1998 and 1997,
     respectively...........................................        158             158
  Additional paid-in capital................................      4,278           4,274
  Retained earnings.........................................     27,176          25,882
  Accumulated other comprehensive losses....................     (2,235)         (1,583)
                                                                -------         -------
                                                                 29,377          28,731
  Less cost of common shares in treasury -- 288,754 and
     290,269 shares for 1998 and 1997, respectively.........     (1,236)         (1,243)
                                                                -------         -------
          Total stockholders' equity........................     28,141          27,488
                                                                -------         -------
  Commitments and contingencies (notes 9, 12, 13 and 14)....         --              --
                                                                -------         -------
                                                                $54,021          44,086
                                                                =======         =======

See accompanying notes to consolidated financial statements.

                        C. H. HEIST CORP. & SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME

                (In thousands, except share and per share data)

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         DEC. 27,1998    DEC. 28,1997    DEC. 29,1996
                                                         ------------    ------------    ------------
Net service revenues...................................   $  135,647        119,516         106,515
Cost of services.......................................       97,658         85,290          76,045
                                                          ----------      ---------       ---------
  Gross profit.........................................       37,989         34,226          30,470
Selling, general and administrative expenses...........       35,036         31,153          28,237
Amortization of intangible assets......................          524            247             117
                                                          ----------      ---------       ---------
  Operating income.....................................        2,429          2,826           2,116
                                                          ----------      ---------       ---------
Other income (expense):
  Interest expense.....................................         (892)          (729)           (643)
  Interest income......................................           85             78              62
  Gain on disposal of property, plant and equipment,
     net...............................................           24             14              11
  Miscellaneous, net...................................          491           (185)            (37)
                                                          ----------      ---------       ---------
  Other expense, net...................................         (292)          (822)           (607)
                                                          ----------      ---------       ---------
  Earnings before income taxes.........................        2,137          2,004           1,509
Income taxes (note 8)..................................          843          1,106             819
                                                          ----------      ---------       ---------
  Net earnings.........................................   $    1,294            898             690
                                                          ==========      =========       =========
Basic and diluted net earnings per common share........   $     0.45           0.31            0.24
                                                          ==========      =========       =========
Weighted average number of common shares outstanding...    2,877,977      2,876,505       2,873,337
                                                          ==========      =========       =========
Reconciliation of Net Earnings to Comprehensive Income
Net earnings...........................................   $    1,294            898             690
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments.............         (652)          (499)              2
                                                          ----------      ---------       ---------
  Comprehensive income.................................   $      642            399             692

See accompanying notes to consolidated financial statements.

                        C. H. HEIST CORP. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS'S EQUITY

                       (In thousands, except share data)

                                                                   ACCUMULATED
                                          ADDITIONAL                  OTHER        TREASURY STOCK         TOTAL
                                 COMMON    PAID-IN     RETAINED   COMPREHENSIVE   -----------------   STOCKHOLDERS'
                                 STOCK     CAPITAL     EARNINGS      LOSSES       SHARES    AMOUNTS      EQUITY
                                 ------   ----------   --------   -------------   -------   -------   -------------
Balances at December 31,
1995...........................   $158      4,254       24,294       (1,086)      292,419   (1,252)      26,368
Net earnings...................     --         --          690           --            --       --          690
Exercised options..............     --         14           --           --            --       --           14
Foreign currency translation
  adjustment...................     --         --           --            2            --       --            2
                                  ----      -----       ------       ------       -------   ------       ------
Balances at December 29,
  1996.........................    158      4,268       24,984       (1,084)      292,419   (1,252)      27,074
Net earnings...................     --         --          898           --            --       --          898
Stock compensation awards......     --          6           --           --        (2,150)       9           15
Foreign currency translation
  adjustment...................     --         --           --         (499)           --       --         (499)
                                  ----      -----       ------       ------       -------   ------       ------
Balances at December 28,
  1997.........................    158      4,274       25,882       (1,583)      290,269   (1,243)      27,488
Net earnings...................     --         --        1,294           --            --       --        1,294
Stock compensation awards......     --          4           --           --        (1,515)       7           11
Foreign currency translation
  adjustment...................     --         --           --         (652)           --       --         (652)
                                  ----      -----       ------       ------       -------   ------       ------
Balances at December 27,
  1998.........................   $158      4,278       27,176       (2,235)      288,754   (1,236)      28,141
                                  ====      =====       ======       ======       =======   ======       ======

See accompanying notes to consolidated financial statements.

                        C. H. HEIST CORP. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         DEC. 27,1998    DEC. 29,1996    DEC. 28,1997
                                                         ------------    ------------    ------------
Cash flows from operating activities:
  Net earnings.........................................    $  1,294             898            690
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
       Depreciation of plant and equipment.............       4,786           5,110          4,788
       Amortization of intangible assets...............         524             247            117
       Gain on disposal of property, plant and
          equipment, net...............................         (24)            (14)           (11)
       Deferred income taxes...........................        (340)              8            (64)
       Stock compensation awards.......................          11              15             --
       Changes in assets and liabilities (see below)...        (309)         (1,116)           238
                                                           --------        --------        -------
          Net cash provided by operating activities....       5,942           5,148          5,758
                                                           --------        --------        -------
Cash flows from investing activities:
  Additions to property, plant and equipment...........      (6,095)         (4,804)        (4,740)
  Proceeds from disposal of property, plant and
     equipment.........................................         525             210            225
  Acquisitions and earnout payments, net of cash
     acquired..........................................      (7,266)         (1,904)        (1,119)
                                                           --------        --------        -------
          Net cash used by investing activities........     (12,836)         (6,498)        (5,634)
                                                           --------        --------        -------
Cash flows from financing activities:
  Proceeds from bank line of credit borrowings.........      24,597          17,000          8,700
  Repayment of bank line of credit borrowings..........     (17,297)        (14,700)        (9,150)
  Repayment of acquisition note payable................          --            (500)            --
  Repayment of other long-term debt....................         (38)            (37)           (37)
  Exercised stock options..............................          --              --             14
                                                           --------        --------        -------
          Net cash provided (used) by financing
            activities.................................       7,262           1,763           (473)
Effect of exchange rate changes on cash and cash
  equivalents..........................................        (169)           (157)            --
                                                           --------        --------        -------
Net increase (decrease) in cash and cash equivalents...         199             256           (349)
Cash and cash equivalents at beginning of year.........       2,948           2,692          3,041
                                                           --------        --------        -------
Cash and cash equivalents at end of year...............    $  3,147           2,948          2,692
                                                           ========        ========        =======
Changes in assets and liabilities providing (using)
  cash, excluding effects of acquisitions:
     Receivables.......................................    $ (2,123)         (2,199)          (256)
     Services in progress..............................         600            (255)          (128)
     Parts and supplies................................          75             345            566
     Prepaid expenses..................................         220            (226)          (136)
     Accounts payable..................................         222           1,074            293
     Accrued expenses..................................         874            (625)           316
     Income taxes payable..............................        (620)            267           (349)
     Other assets......................................          48             298           (344)
     Deferred incentive compensation...................         395             205            276
                                                           --------        --------        -------
          Total........................................    $   (309)         (1,116)           238
                                                           ========        ========        =======
Supplemental disclosure of cash flow information:
  Cash paid during year for:
       Interest........................................    $    871             692            458
       Income taxes....................................    $  1,633             823          1,144
  Non cash investing and financing activities:
       Note issued in connection with acquisition......    $     --              --            500
       Liabilities assumed in acquisition
          transactions.................................    $    760              --             --
                                                           ========        ========        =======

See accompanying notes to consolidated financial statements.

                        C.H. HEIST CORP. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 27, 1998, DECEMBER 28, 1997 AND DECEMBER 29, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     C. H. Heist Corp. and subsidiaries (the Company) has two professional service segments: staffing services and industrial maintenance services. The Ablest Service Corp. (Ablest) staffing services subsidiary focuses on providing temporary and contract staffing solutions to businesses in the clerical, light industrial and technology professional sectors. The industrial maintenance segment services a wide range of industries, such as chemical, petrochemical, power generation, pulp and paper, mining and metallurgical plants. The industrial services business includes hydroblasting, painting, sandblasting, vacuuming of industrial wastes, turnaround services, chemical cleaning and commercial insulation. These services are offered domestically and in Canada through C. H. Heist Ltd., a wholly owned subsidiary. Many of these services are rendered on a contract basis.

     Significant accounting policies followed by the Company are summarized as follows:

     (a) Fiscal Year

          The Company's fiscal year ends on the last Sunday of December. The consolidated financial statements include 52 weeks for each of the years ended December 27, 1998, December 28, 1997 and December 29, 1996.

     (b) Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c) Cash Equivalents

          All highly liquid investments with original maturities of three months or less are considered cash equivalents.

     (d) Revenue Recognition

          The industrial maintenance segment operates primarily under time-and-material contracts, and to a lesser extent under fixed contracts. Time-and-material contract revenue and associated costs are recognized in the period the services are provided. Revenue on fixed price contracts is recognized on the percentage of completion method based on costs incurred in relation to total estimated costs. The staffing services segment recognizes revenue and associated costs in the period the services are provided. Services in progress represents, for both segments, the revenue for services provided but not yet billed. Costs associated with any services in progress are reflected as expenses. Anticipated losses, if any, are provided for in full.

     (e) Parts and Supplies

          Parts and supplies used in the industrial maintenance segment are valued at the lower of cost (first-in, first-out) or market.

     (f) Property, Plant and Equipment

          Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets, principally on the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. Estimated useful lives generally range from 3 to 40 years.

                        C.H. HEIST CORP. & SUBSIDIARIES

     (g) Intangible Assets

          The values ascribed to acquired intangibles, primarily goodwill, covenants not-to-compete, customer and employee lists are being amortized on the straight-line method primarily over periods of three to thirty years. The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amounts of intangible assets may warrant revision or may not be recoverable. In the event of possible impairment, the asset's value will be determined by projected net cash flows of the related business.

     (h) Income Taxes

          Income taxes are accounted for by the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and credit carryforwards and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

     (i) Earnings Per Share

          Basic earnings per share is computed by using the weighted average number of common shares outstanding. Diluted earnings per share is computed by using the weighted average number of common shares outstanding plus the dilutive effect, if any, of stock options. The dilutive effect of stock options was not significant for any of the years presented.

     (j) Foreign Currency Translation

          The Canadian subsidiary utilizes the Canadian dollar as its functional currency. Assets and liabilities are translated using rates of exchange as of the balance sheet date and the statements of earnings are translated at an average rate of exchange during the year. Gains and losses resulting from translation are reported separately in stockholders' equity as "Accumulated other comprehensive losses." Foreign currency transaction gains and losses, if any, are reflected in operations.

     (k) Use of Estimates

          Management has made a number of estimates and assumptions in preparing these financial statements to conform with generally accepted accounting principles. Actual results could differ from those estimates.

     (l) Methods and Development Costs

          Methods and development costs amounted to $352,000, $338,000, and $248,000 for the fiscal years 1998, 1997 and 1996, respectively.

     (m) Accounting Standards Pronouncements

          In 1999, the Company will adopt SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Management believes that the adoption of this standard will not have a material effect on the reported operating results of the Company.

     (n) Reclassification

          The Company has reclassified 1997 and 1996 branch expenses that are not directly attributable to the services it performs from cost of services to selling, general and administrative expenses to conform to the

                        C.H. HEIST CORP. & SUBSIDIARIES

     1998 classification. The effect of these reclassifications was to lower cost of services and increase selling, general and administrative expenses by $15,397,000 and $14,453,000 for fiscal 1997 and 1996, respectively, as compared to amounts previously reported. Management believes that its current presentation is generally consistent with industry practice.

(2) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment, at cost, follows:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Land.......................................................     $ 1,321            1,380
Buildings and improvements.................................       5,249            5,394
Machinery and equipment....................................      27,126           25,092
Automotive equipment.......................................      14,852           14,276
Office furniture and equipment.............................       7,329            6,070
Leasehold improvements.....................................         473              465
                                                                -------          -------
                                                                $56,350           52,677
                                                                =======          =======

(3) INTANGIBLE ASSETS

     A summary of intangible assets follows:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Goodwill, less accumulated amortization of $263 and $68....     $ 8,908           2,413
Other intangible assets, less accumulated amortization of
  $623 and $293............................................       1,563             973
                                                                -------          ------
                                                                $10,471           3,386
                                                                =======          ======

     Intangible assets relate primarily to acquisitions in the staffing services segment (note 12).

(4) ACCRUED EXPENSES

     A summary of accrued expenses follows:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Payroll and other compensation.............................     $2,474            1,353
Taxes, other than income...................................        155              150
Insurance..................................................      1,277            1,535
Acquisition earnout costs (note 12)........................      1,311              264
Other......................................................        571              512
                                                                ------           ------
                                                                $5,788            3,814
                                                                ======           ======

                        C.H. HEIST CORP. & SUBSIDIARIES

(5) INDEBTEDNESS

     A summary of long-term debt follows:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Notes payable, bank-revolving credit agreement.............     $16,050           8,750
Mortgage note with interest at 9% payable in 1999..........           5              43
                                                                -------          ------
          Total long-term debt.............................      16,055           8,793
Less current installments of long-term debt................           5              38
                                                                -------          ------
  Long-term debt, excluding current installments...........     $16,050           8,755
                                                                =======          ======

     The Company has a $25,000,000 unsecured bank line of credit under a revolving credit agreement. The interest rate on borrowings under the line of credit is elected weekly by the Company and is either (i) the bank's prime rate or (ii) the Secondary Market Certificate of Deposit (CD) Rate plus 3/4%. The rate in effect at December 27, 1998 is 5.785%. On July 31, 2000, the Company has the option of converting the then outstanding borrowings to a term loan, payable in twenty equal quarterly installments, bearing interest at either (i) the bank's prime rate plus 1/2% or (ii) the Secondary Market CD Rate plus 1 1/2%. If converted, the company continues electing, on a weekly basis, the interest rate to be charged. The revolving credit agreement contains working capital requirements, and limits the amount of liabilities, capital expenditures and payment of cash dividends. Under the most restrictive of these provisions, $1,000,000 of retained earnings is free of dividend restrictions at December 27, 1998. The Company also pays a commitment fee of 1/4% per annum on the average daily unused portion. Compensating balances, may be, but are not required to be maintained.

     The Company's Canadian subsidiary has an unsecured line of credit in the U.S. dollar equivalent amount of $322,000 at December 27, 1998. Any borrowings thereunder bear interest at the bank's prime rate. Commitment fees of 1/4% per annum are payable on the average daily unused portion of the line of credit. No compensating balances are required. No amounts were outstanding at December 27, 1998 and December 28, 1997.

     Long-term debt matures as follows assuming conversion, on July 31, 2000, of the amount due under the revolving credit agreement; $5,000 in 1999; $1,605,000 in 2000; $3,210,000 in 2001; $3,210,000 in 2002; $3,210,000 in 2003; and
$4,815,000 thereafter. The fair value of long-term debt approximates its recorded value.

(6) DEFERRED INCENTIVE COMPENSATION

     The Company has initiated an Economic Value Added (EVA((R))) Incentive Remuneration Plan for officers and key employees. The purpose of the plan is to provide incentive compensation in a form which relates the participants incentive compensation to an increase in the economic value of the Company. The participant is paid a portion of the declared bonus in the February following the year in which the bonus was deemed earned and is reflected in accrued expenses. The remaining portion of the bonus that is declared but unpaid may be paid in succeeding years if performance targets are met. A participant may forfeit any declared but unpaid bonus upon termination of employment other than by reason of death, disability or retirement, at the discretion of the Compensation Committee of the Board of Directors.

(7) STOCK OPTION PLANS

     The Company has reserved 375,000 common shares for issuance in conjunction with its Stock Option Plan (Plan). The Plan provides for the granting of incentive stock options and/or non qualified options to officers and key employees to purchase shares of common stock at a price not less than the fair market value of the stock on the dates options are granted. Such options are exercisable at such time or times as may be determined by the

                        C.H. HEIST CORP. & SUBSIDIARIES

Compensation Committee of the Board of Directors and generally expire no more than ten years after grant. Options vest and become fully exercisable six months after the grant date. A summary of stock option activity follows:

                                                                  WEIGHTED      OPTIONS
                                                                  AVERAGE     EXERCISABLE
                                                                  EXERCISE      AT YEAR
                                                       SHARES      PRICE          END
                                                       -------    --------    -----------
Outstanding Dec. 31, 1995............................  189,700     $7.80        142,700
  Exercised..........................................   (1,900)     7.48
  Canceled or expired................................   (5,411)     8.06
                                                       -------     -----        -------
Outstanding Dec. 29, 1996............................  182,389      7.80        182,389
  Canceled or expired................................  (12,905)     9.13
                                                       -------     -----        -------
Outstanding Dec. 28, 1997............................  169,484      7.70        169,484
  Canceled or expired................................   (3,396)     7.98
                                                       -------     -----        -------
Outstanding Dec. 27, 1998............................  166,088     $7.69        166,088
                                                       =======     =====        =======

     At December 27, 1998, the range of exercise prices and weighted average contractual life of outstanding and exercisable options was $6.94 -- $10.13 and
5.4 years, respectively.

     At December 27, 1998 there were 204,512 shares available for grant under the Plan.

     In May 1996, the Company's shareholders approved the adoption of a Leveraged Stock Option plan (Leveraged Plan) for key employees. The Leveraged Plan authorizes the issuance of options covering up to 375,000 shares of common stock. Pursuant to the Leveraged Plan, 10% of a participant's annual EVA incentive compensation payment will be used to purchase stock options, which will be granted, following the end of the fiscal year. The number of options and the exercise price will be based on the average market price per share of common stock for the ten days prior to the calendar year end for which the option is granted. The exercise price of the options will be subject to escalation at 8% per year over the original option price. Options will vest after three years and will be exercisable over a ten-year period from the date of grant. The Compensation Committee of the Board of Directors establishes the percentage of the compensation to be applied towards the options, and the escalation percentage of the options. A summary of Leveraged Plan option activity follows:

                                                                                WEIGHTED
                                                                   WEIGHTED     AVERAGE
                                                                   AVERAGE     FAIR VALUE
                                                                   EXERCISE    OF OPTIONS
                                                         SHARES     PRICE       GRANTED
                                                         ------    --------    ----------
Outstanding Dec. 29, 1996..............................      --     $  --        $  --
  Granted..............................................  33,583      6.22        $2.59
                                                         ------     -----        -----
Outstanding Dec. 28, 1997..............................  33,583      6.22
  Granted..............................................  38,803      7.02        $2.54
                                                         ------     -----        -----
Outstanding Dec. 27, 1998..............................  72,386     $6.88
                                                         ======     =====        =====

     At December 27, 1998, the range of exercise prices and weighted average contractual life of outstanding and exercisable options was $6.72 -- $7.02 and
8.7 years, respectively. No options were exercisable as of December 27, 1998.

     At December 27, 1998 there were 302,614 shares available for grant under the Leveraged Plan. The per share weighted average fair value of stock options granted was determined using the Black Scholes option-pricing

                        C.H. HEIST CORP. & SUBSIDIARIES
model with the following weighted average assumptions for 1998 and 1997, respectively: risk free interest rates of 6.4% and 5.6%; expected dividend yield -- none for both years; expected life of ten years for both years; and volatility of 28% and 24%, respectively.

     Based on the fair value of all options at the grant date under the disclosure provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                     (In thousands, except per share data)
Net earnings
  As reported.................................     $1,294             898              690
  Pro forma...................................      1,261             884              598
Basic and diluted net earnings per share
  As reported.................................     $ 0.45            0.31             0.24
  Pro forma...................................       0.44            0.31             0.21

(8) INCOME TAXES

     Income tax expense consists of:

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Current expense (benefit):
  Federal.....................................     $  655              (50)             150
  State.......................................         75              257              295
  Foreign.....................................        453              891              438
                                                   ------            -----            -----
          Total current.......................      1,183            1,098              883
                                                   ------            -----            -----
Deferred expense (benefit):
  Federal.....................................       (167)              54              (29)
  State.......................................       (173)              10               (2)
  Foreign.....................................          1              (56)             (33)
                                                   ------            -----            -----
          Total deferred......................       (340)               8              (64)
                                                   ------            -----            -----
                                                   $  843            1,106              819
                                                   ======            =====            =====
Earnings before income taxes consist of:
  Domestic....................................     $1,161              348              426
  Foreign.....................................        976            1,656            1,083
                                                   ------            -----            -----
                                                   $2,137            2,004            1,509
                                                   ======            =====            =====

                        C.H. HEIST CORP. & SUBSIDIARIES

     Actual income taxes differ from the "expected" taxes (computed by applying the U.S. Federal corporate tax rate of 34% to earnings before income taxes) as follows:

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Computed expected tax expense.................      $ 727              681             513
Adjustments resulting from:
  Effect of higher foreign tax rates..........        123              272             167
  State taxes net of Federal Tax benefit......        (65)             176             193
  Expiration of excess foreign tax credits....        403               --              --
  Change in beginning of year valuation              (403)              --            (129)
     allowance for deferred tax assets........
  Goodwill amortization.......................         62               --              --
  Meals & entertainment.......................         79               57              57
  Other.......................................         83              (80)             18
                                                    -----            -----            ----
                                                    $ 843            1,106             819
                                                    -----            -----            ----
Effective tax rate............................       39.4%            55.2%           54.3%
                                                    =====            =====            ====

     The tax effects of temporary differences that give rise to the deferred tax assets and liability are as follows:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Current deferred tax assets:
  Allowance for doubtful receivables.......................      $ 154              155
  Accrued insurance expense................................        429              543
  Other....................................................         43              108
                                                                 -----            -----
                                                                   626              806
                                                                 -----            -----
Long-term deferred tax assets:
  Accumulated depreciation of plant and equipment..........        117              143
  Deferred compensation....................................         27               33
                                                                 -----            -----
                                                                   144              176
                                                                 -----            -----
Long-term deferred tax liability, net:
  Liabilities:
     Accumulated depreciation of plant and equipment.......       (692)            (683)
  Assets:
     Operating loss and credit carryforwards...............        581              961
     Accumulated amortization of other assets..............         92              119
     Deferred compensation.................................        324              162
     Valuation allowance...................................       (446)            (959)
     Other.................................................          4                2
                                                                 -----            -----
                                                                  (137)            (398)
                                                                 -----            -----
       Net deferred tax assets.............................      $ 633              584
                                                                 =====            =====

     In assessing the realizability of deferred tax assets, management considers, within each taxing jurisdiction, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                        C.H. HEIST CORP. & SUBSIDIARIES

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the years in which the deferred tax assets are deductible, management has provided valuation allowances for those deferred tax assets that are not expected to be realized.

     Undistributed earnings of the Canadian subsidiary, which are intended to be permanently reinvested in the business, are approximately $10,723,000 at December 27, 1998. If such earnings were remitted to the domestic parent, taxes based at the then current rates and subject to certain limitations would be payable after reduction for any foreign taxes previously paid on such earnings.

(9) EMPLOYEE BENEFIT PLANS

     The Company has qualified noncontributory defined benefit pension plans covering substantially all of its non-bargaining unit personnel in the United States. The benefits are based on years of service and the employee's average compensation during employment. Pension costs are funded as required by applicable regulations. Plan assets are invested in a diversified portfolio which includes common stocks, bond and mortgage obligations, insurance contracts and money market funds.

     In 1998 the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The standard does not change any accounting measurements, but requires additional disclosures of the beginning and ending balances of the benefit obligation and the fair value of plan assets, the funded status of the plan and the components of pension expense. The following tables set forth the funded status of the plans at the October 1 measurement date and the components of pension expense:

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year..................     $3,593            3,339
     Service cost..........................................        467              411
     Interest..............................................        233              199
     Actuarial loss........................................        783              445
     Benefits paid.........................................        (32)             (95)
     Other.................................................         --             (706)
                                                                ------           ------
  Benefit obligation at end of year........................     $5,044            3,593
                                                                ======           ======
Change in plan assets:
  Fair value of plan assets at beginning of year...........     $3,806            3,513
     Actual return on plan assets..........................        137              387
     Employer contributions................................        242              726
     Benefits paid.........................................        (32)             (95)
     Other.................................................         --             (725)
                                                                ------           ------
  Fair value of plan assets at end of year.................     $4,153            3,806
                                                                ======           ======
Reconciliation of funded status:
  Funded status (underfunded)/overfunded...................     $ (891)             212
  Unrecognized net actuarial (gain)/loss...................         89             (887)
  Unrecognized transition obligation.......................          9               12
  Unrecognized prior service cost..........................        562              624
                                                                ------           ------
  Accrued benefit cost.....................................     $ (229)             (39)
                                                                ------           ------

                        C.H. HEIST CORP. & SUBSIDIARIES

                                                                       YEAR ENDED
                                                             ------------------------------
                                                             DEC. 27, 1998    DEC. 28, 1997
                                                             -------------    -------------
                                                                     (In thousands)
Principal actuarial assumptions are:
  Weighted average discount rate...........................        5.5%             6.5%
  Weighted average return on plan assets...................        7.9%             7.8%
  Rate of compensation increase............................        3.9%             4.9%

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Pension expense:
  Service cost................................      $ 467             411              427
  Interest cost...............................        232             199              172
  Expected return on plan assets..............       (292)           (242)            (195)
  Recognized net actuarial gain...............        (39)            (47)             (26)
  Amortization of transition obligation.......          3               3                3
  Amortization of prior service costs.........         62              62               62
                                                    -----            ----             ----
          Total pension expense...............      $ 433             386              443
                                                    =====            ====             ====

     On January 15, 1999 the Company announced its intention to terminate its qualified noncontributory defined benefit pension plans covering substantially all of its non-bargaining unit personnel in the United States. The net assets of the plans will be allocated, as prescribed by ERISA and its related regulations. At this time management does not foresee that the Company's obligation for funding deficiencies, if any, in benefits will have a material adverse effect on the Company's financial condition or liquidity.

     The Company maintains a deferred profit sharing plan covering all salaried employees of its Canadian subsidiary that meet certain eligibility requirements. Contributions to the plan are based on net earnings, as defined, subject to certain limitations based on the salaries of the participants. Expenses under the plan were $39,000 in 1998, $38,000 in 1997 and $35,000 in 1996.

     In 1997, the Company initiated a qualified defined contribution plan covering the non-bargaining unit employees of the United States. The Company matches the contributions of participating employees, with a maximum contribution limit, on the basis of the percentages specified in the plan. The matching contributions were $47,000 in 1998 and $16,000 in 1997.

(10) INDUSTRY SEGMENTS

     The Company has two professional service segments: staffing and industrial maintenance services. Staffing services are provided on a temporary and contract basis to businesses in clerical, light industrial and technology professional sectors throughout the eastern United States and select south-western U.S. markets. Industrial maintenance services a wide range of industries by providing hydroblasting, painting, sandblasting, and vacuuming of industrial wastes throughout the eastern United States and Canada.

     The Company has adopted the provision of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". In connection with the adoption of this standard the Company has revised its allocation of various corporate overhead expenses between its reporting segments. The effect of this reclassification was to allocate $1,408,000 and $1,335,000 of additional expenses for fiscal 1997 and 1996, respectively, to the Company's staffing services segment as compared to the allocation previously reported. The reallocation was made based on an assessment of actual corporate costs necessary to serve each segment. Intersegment revenues, where applicable, are accounted for on the same basis as sales to unaffiliated customers. Corporate assets not

                        C.H. HEIST CORP. & SUBSIDIARIES
allocated include certificates of deposit. Operating segment data as of and for each of the years ended December 27, 1998, December 28, 1997 and December 29, 1996 are as follows:

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Staffing services:
     Net revenues.............................     $78,471          63,268           49,514
     Intersegment revenues....................         101              39               84
                                                   -------          ------           ------
          Total revenues......................     $78,572          63,307           49,598
     Cost of services.........................      60,059          48,740           37,700
     Selling, general & administrative:
       Operations.............................      11,986          10,344            7,087
       Allocated overhead.....................       3,141           2,616            2,716
                                                   -------          ------           ------
          Total selling general &
            administrative....................      15,127          12,960            9,803
     Amortization.............................         506             215               93
     Operating income.........................       2,779           1,353            1,918
     Depreciation.............................         426             409              320
     Assets...................................      25,603          12,555            9,212
     Capital expenditures and acquisitions....     $ 8,039           2,581            1,374
                                                   -------          ------           ------
  Industrial maintenance services:
     Net revenues.............................     $57,176          56,248           57,001
     Cost of services.........................      37,599          36,550           38,345
     Selling, general & administrative:
       Operations.............................      13,911          13,301           13,097
       Overhead...............................       5,998           4,892            5,337
                                                   -------          ------           ------
          Total selling general &
            administrative....................      19,909          18,193           18,434
     Amortization.............................          18              32               24
     Operating income (loss)..................        (350)          1,473              198
     Depreciation.............................       4,360           4,701            4,468
     Assets...................................      27,134          29,414           31,548
     Capital expenditures.....................     $ 5,322           4,127            4,485
                                                   -------          ------           ------
  Corporate assets............................     $ 1,284           2,117               37
                                                   =======          ======           ======

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Consolidated:
  Net revenues................................    $135,647          119,516          106,515
  Cost of services............................      97,658           85,290           76,045
  Selling, general & administrative...........      35,036           31,153           28,237
  Amortization................................         524              247              117
  Operating income............................       2,429            2,826            2,116
  Other expense, net..........................        (292)            (822)            (607)
  Earnings before income taxes................       2,137            2,004            1,509
  Depreciation................................       4,786            5,110            4,788
  Assets......................................      54,021           44,086           40,797
  Capital expenditures and acquisitions.......    $ 13,361            6,708            5,859
                                                  ========          =======          =======

                        C.H. HEIST CORP. & SUBSIDIARIES

(11) CANADIAN OPERATION

     A summary of financial data (in U.S. dollars) relating to the Company's Canadian industrial maintenance operation follows:

                                                                  YEAR ENDED
                                                -----------------------------------------------
                                                DEC. 27, 1998    DEC. 28, 1997    DEC. 29, 1996
                                                -------------    -------------    -------------
                                                                (In thousands)
Identifiable assets...........................     $ 9,830          10,570             9,316
Liabilities...................................       1,312           1,921               754
Net service revenues..........................      16,149          16,300            14,877

(12) ACQUISITIONS

     On September 15, 1996, Ablest purchased certain assets from Tech Resource, Inc., an information technology staffing services business in the Atlanta, Georgia metropolitan area, and its shareholder. The aggregate purchase price, including acquisition costs was approximately $1,619,000, of which approximately $1,119,000 was paid in cash and $500,000 was in the form of a one-year promissory note paid September 1997. Approximately $1,581,000 of the purchase price has been allocated to various intangible assets, primarily goodwill.

     On April 28, 1997, Ablest purchased certain assets from Solution Source, Inc., an information technology staffing services business in the Atlanta, Georgia metropolitan area, and its shareholders. The aggregate purchase price, including acquisition costs, was approximately $1,429,000, paid in cash, of which approximately $1,379,000 has been allocated to various intangible assets, primarily goodwill. The acquisition agreement also provides that Ablest may be required to pay additional consideration if certain performance criteria are met in 1997, 1998 and 1999. Total additional payments of $489,000 have been paid or accrued in 1997 and 1998.

     On June 23, 1997, Ablest purchased certain assets from The Kelton Group, Inc., an information technology staffing and documentation services provider in the Raleigh, North Carolina metropolitan area, and its shareholder. The aggregate purchase price, including acquisition costs, was approximately $475,000, paid in cash, of which approximately $375,000 has been allocated to various intangible assets, primarily goodwill.

     On April 13, 1998, Ablest purchased 100% of the common stock of Milestone Technologies, Inc., an information technology staffing services provider in the Phoenix, Arizona metropolitan area, from its shareholders. The aggregate purchase price, including acquisition costs, was approximately $6,848,000, paid in cash, of which approximately $5,314,000 has been allocated to various intangible assets, primarily goodwill. The acquisition agreement also provides that Ablest may be required to pay additional consideration if certain performance criteria are met in 1998. Total additional payments of $786,000 have been accrued in 1998.

     On November 17, 1998, Ablest purchased certain assets from SoftWorks International Consulting, Inc., an information technology staffing services provider in the Denver, Colorado metropolitan area, and its shareholders. The aggregate purchase price, including acquisition costs, was approximately $1,009,000, paid in cash, of which approximately $984,000 has been allocated to various intangible assets, primarily goodwill. The acquisition agreement also provides that Ablest may be required to pay up to an additional $800,000 over the next two years if certain performance criteria are met in 1998 and 1999. Total additional payments of $300,000 have been accrued in 1998. All acquisitions were accounted for by the purchase method of accounting and accordingly, the results of operations since the respective dates of acquisition are included in the consolidated statements of earnings. The purchase prices have been allocated to assets acquired and liabilities assumed based on their fair values.

     The following unaudited, pro forma, condensed, combined financial information assumes the acquisitions occurred at the beginning of each fiscal year presented. The results do not purport to be indicative of what would

                        C.H. HEIST CORP. & SUBSIDIARIES
have occurred had the acquisitions been made at the beginning of each fiscal year presented, or of the results that may occur in the future.

                                                                    YEAR ENDED
                                                --------------------------------------------------
                                                DEC. 27, 1998     DEC. 28, 1997     DEC. 29, 1996
                                                --------------    --------------    --------------
                                                 (In thousands, except per share data, unaudited)
Net service revenues..........................     $140,185          131,805           120,460
Net earnings..................................        1,454            1,051               725
Basic and diluted net earnings per share......     $   0.51             0.37              0.25

(13) LEASE COMMITMENTS

     The Company and its subsidiaries occupy certain facilities under noncancelable operating lease arrangements. Expenses under such arrangements amounted to $970,000, $941,000, and $786,000 in 1998, 1997 and 1996
respectively. Of these amounts $94,000, $93,000 and $92,000 applied to leases with related persons in 1998, 1997, and 1996, respectively.

     In addition, the Company leases certain automotive and office equipment under noncancelable operating lease arrangements, which provide for minimum monthly rentals. Expenses under such arrangements amounted to $924,000, $806,000 and $813,000 in 1998, 1997, and 1996, respectively. Management expects that in the normal course of business, new leases will replace leases that expire. Real estate taxes, insurance and maintenance expenses are obligations of the Company.

     A summary of future minimum rental payments at December 27, 1998 under operating leases follows:

                                      REAL PROPERTY
                                      -------------
                                         RELATED
                YEAR                     PERSONS       OTHER    EQUIPMENT
                ----                  -------------    -----    ---------
                                                (In thousands)
1999................................       $58          843        630
2000................................        55          567        492
2001................................        --          294        225
2002................................        --          108         13

(14) CONTINGENCIES

     The Company is exposed to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, the resolution of such matters will not have a material adverse effect on the Company's financial condition or liquidity.

                        C. H. HEIST CORP. & SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
C. H. Heist Corp.:

     We have audited the accompanying consolidated balance sheets of C. H. Heist Corp. and subsidiaries as of December 27, 1998 and December 28, 1997, and the related consolidated statements of earnings and comprehensive income, stockholders' equity and cash flows for the years ended December 27, 1998, December 28, 1997 and December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

     An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C. H. Heist Corp. and subsidiaries as of December 27, 1998 and December 28, 1997, and the results of their operations and their cash flows for the years ended December 27, 1998, December 28, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Buffalo, New York
February 12, 1999

                        C. H. HEIST CORP. & SUBSIDIARIES

                            QUARTERLY FINANCIAL DATA

(in thousands, except per share data and percentages)
                    QUARTER ENDED                           MARCH               JUNE              SEPT.               DEC.
---------------------------------------------------------------------------------------------------------------------------------
Fiscal 1999:
Net revenues.................................          $                  $                  $                  $
Earnings (loss) before income taxes..........                         %                  %                  %
Income taxes (benefit).......................                         %                  %                  %
Net earnings (loss)..........................                         %                  %                  %
Earnings (loss) per share....................          $                  $                  $                  $
EPS -- last 12 months........................          $                  $                  $                  $
Stock price range............................          $                  $                  $                  $
------------------------------------------------------------------------------------------------------------------------------
Fiscal 1998:
Net revenues.................................          $ 28,168           $ 34,136           $ 35,881           $  37,462
Earnings (loss) before income taxes..........              (890)   (3.2)%    1,273    3.7%      1,402    3.9%         352     0.9%
Income taxes (benefit).......................              (397)  (44.6)%      570   44.8%        644   45.9%          26     7.4%
Net earnings (loss)..........................              (493)   (1.8)%      703    2.1%        758    2.1%         326     0.9%
Earnings (loss) per share....................          $   (.17)          $    .24           $    .26           $     .11
EPS -- last 12 months........................          $    .43           $    .51           $    .55           $     .45
Stock price range............................          $8 5/8-6 1/2       $8 1/2-6 7/8       $7 5/8-6 3/4       $6 15/16-6 1/4
------------------------------------------------------------------------------------------------------------------------------
Fiscal 1997:
Net revenues.................................          $ 24,961           $ 31,123           $ 31,258           $  32,174
Earnings (loss) before income taxes..........            (1,212)   (4.9)%      661    2.1%      1,181    3.8%       1,374     4.3%
Income taxes (benefit).......................              (369)  (30.4)%      204   30.9%        551   46.7%         720    52.4%
Net earnings (loss)..........................              (843)   (3.4)%      457    1.5%        630    2.0%         654     2.0%
Earnings (loss) per share....................          $   (.29)          $    .16           $    .22           $      22
EPS -- last 12 months........................          $   (.03)          $    .29           $    .31           $     .31
Stock price range............................          $7 3/4-6 3/4       $7 3/8-6 3/8       $7 7/8-6 1/2       $8 -6 15/16
------------------------------------------------------------------------------------------------------------------------------
Fiscal 1996:
Net revenues.................................          $ 25,769           $ 25,781           $ 28,219           $  26,746
Earnings (loss) before income taxes..........              (101)    (.4)%     (500)   (1.9)%      878    3.1%       1,232     4.6%
Income taxes (benefit).......................               (39)  (38.6)%      (49)   (9.8)%      305   34.7%         602    48.9%
Net earnings (loss)..........................               (62)    (.2)%     (451)   (1.8)%      573    2.0%         630     2.4%
Earnings (loss) per share....................          $   (.02)          $   (.16)          $    .20           $     .22
EPS -- last 12 months........................          $    .66           $    .35           $    .34           $     .24
Stock price range............................          $7 5/8-6 1/4       $7 7/8-6 1/2       $8 7/8-5 1/2       $8 5/8-7 3/4
------------------------------------------------------------------------------------------------------------------------------

(in thousands, except per share data and percentages)
                    QUARTER ENDED                            FULL YR.
-----------------------------------------------------  ---------
Fiscal 1999:
Net revenues.................................          $
Earnings (loss) before income taxes..........                            %
Income taxes (benefit).......................                            %
Net earnings (loss)..........................                            %
Earnings (loss) per share....................          $
EPS -- last 12 months........................          $
Stock price range............................          $
-----------------------------------------------------
Fiscal 1998:
Net revenues.................................          $ 135,647
Earnings (loss) before income taxes..........              2,137      1.6%
Income taxes (benefit).......................                843     39.4%
Net earnings (loss)..........................              1,294      1.0%
Earnings (loss) per share....................          $     .45
EPS -- last 12 months........................          $     .45
Stock price range............................          $8 5/8-5 1/2
-----------------------------------------------------
Fiscal 1997:
Net revenues.................................          $ 119,516
Earnings (loss) before income taxes..........              2,004      1.7%
Income taxes (benefit).......................              1,106     55.2%
Net earnings (loss)..........................                898       .8%
Earnings (loss) per share....................          $     .31
EPS -- last 12 months........................          $     .31
Stock price range............................          $8 -6 3/8
-----------------------------------------------------
Fiscal 1996:
Net revenues.................................          $ 106,515
Earnings (loss) before income taxes..........              1,509      1.4%
Income taxes (benefit).......................                819     54.3%
Net earnings (loss)..........................                690       .6%
Earnings (loss) per share....................          $     .24
EPS -- last 12 months........................          $     .24
Stock price range............................          $8 7/8-5 1/2
-----------------------------------------------------

     The percentages indicate the pre-tax margin (earnings before income taxes /net revenues), the effective tax rate (provision for income taxes /earnings before taxes) and after tax margin (net earnings /net revenues).

                                                                      Appendix 1

January 24, 2000

PERSONAL AND CONFIDENTIAL

Board of Directors
C.H. Heist Corp.
810 North Belcher Road
Clearwater, FL 33765

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of C.H. Heist Corp. (the "Company") of the Consideration (as defined below) to be received by the Company pursuant to the Purchase Agreement dated as of January 21, 2000 (the "Agreement") by and between the Company and Onyx Industrial Services, Inc. ("Onyx").

     Pursuant to the Agreement, and subject to the terms and conditions set forth therein, Onyx will acquire (i) all of the assets of and assume certain current liabilities associated with the Company's U.S. Industrial Maintenance Segment and (ii) the issued and outstanding shares of common stock of C.H. Heist Ltd. (together, the "Industrial Maintenance Segment") for an aggregate purchase price of $20 million, payable in cash (the "Consideration").

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including Annual Reports on Form 10-K of the Company for the years ended December 31, 1995, December 29, 1996, December 28, 1997 and December 27, 1998 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended September 27, 1998, March 28, 1999, June 27, 1999 and September 26, 1999;
(iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Industrial Maintenance Segment furnished to us by management for the purposes of our analysis; (iv) certain publicly available information with respect to certain other companies that we believe to be comparable to the Industrial Maintenance Segment and the trading markets for certain of such other companies' securities; and (v) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and the Industrial Maintenance Segment to discuss the business and prospects of the Industrial Maintenance Segment, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Onyx contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases thereof) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of the Company's management. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Industrial Maintenance Segment nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the transaction as set forth in the Agreement would be satisfied and that the transaction would be consummated on a timely basis in the manner contemplated by the Agreement.

C.H. Heist Board of Directors
January 24, 2000
Page  2 of 2

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration and does not address the Company's underlying business decision to effect the transactions contemplated by the Agreement or any other terms thereof.

     We have acted as financial advisor to the Company in connection with the transactions contemplated by the Agreement and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the transactions contemplated thereby, as well as the Company's agreement to indemnify us under certain circumstances. We will also receive a fee for rendering this opinion.

     In the ordinary course of our business, we may actively trade securities of the Company and Vivendi, Onyx's ultimate owner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this opinion is directed to the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such shareholder should vote at the stockholders' meeting held in connection with this Agreement.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          McDONALD INVESTMENTS INC.

                                                                      Appendix 2

                        PROCEDURE FOR DISSENTERS' RIGHTS

                          SECTION 623 OF THE NEW YORK
                            BUSINESS CORPORATION LAW

     SECTION 623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does-not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                          SECTION 910 OF THE NEW YORK
                            BUSINESS CORPORATION LAW

     SECTION 910 RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

     (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

             (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

                (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

                (iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

             (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

             (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

     Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

                                                                      Appendix 3

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ABLEST INC.

                                 ARTICLE FIRST

     The name of the corporation is Ablest Inc.

                                 ARTICLE SECOND

     The name and address of the corporation's registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

                                 ARTICLE THIRD

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOURTH

     The total number of shares which the corporation shall have authority to issue shall be 16,000,000, divided into two classes, namely: 1,000,000 shares of Preferred Stock, par value $.05 per share ("Preferred Stock"), and 15,000,000 shares of Common Stock, par value $.05 per share ("Common Stock").

     The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, and the relative rights, preferences and limitations of each such series, shall be as follows:

     1. PREFERRED STOCK.

     (a) The Board of Directors of the corporation is authorized, subject to the limitations prescribed by law and the provisions of this Section 1 of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, powers, rights, and preferences, and the qualifications, restrictions or limitations, of the shares of each such series. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

          (i) the number of shares constituting that series and the distinctive designation of that series;

          (ii) the dividend rate or rates on the shares of that series and/or the method of determining such rate or rates, and whether dividends shall be cumulative and, if so, from which date or dates;

          (iii) whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series are not paid for a specified period of time;

          (iv) whether the shares of that series shall be convertible into shares of stock of any other series or class, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

          (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

          (vii) the obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

          (viii) any other relative rights, preferences and limitations of the Series.

     (b) Subject to the designations, powers, rights, and preferences and the limitations, qualifications and restrictions provided pursuant to Subsection 1(a) of this Article FOURTH, each share of Preferred Stock of a series shall be of equal rank with each other share of Preferred Stock of such series.

     (c) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of the Preferred Stock or any series thereof.

     2. COMMON STOCK.

     (a) DIVIDENDS. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

     (b) VOTING. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of the holders of shares of Common Stock of the corporation.

     (c) LIQUIDATION. The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary) in all assets of the corporation, if any, remaining after payment in full to the holders of Preferred Stock of the preferential amounts, if any, to which they are entitled. Neither the consolidation nor the merger of the corporation with or into any other corporation or corporations, nor a reorganization of the corporation alone, nor the sale or transfer by the corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the corporation for the purposes of this subparagraph (2)(c).

     3. ISSUANCE OF CAPITAL STOCK. Shares of capital stock of the corporation may be issued by the corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

                                 ARTICLE FIFTH

     The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by the certificate of incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of the certificate of incorporation of the corporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

     The directors, other than those who may be elected by the holders of any series of Preferred Stock, or any other series or class of stock as set forth in the certificate of incorporation of the corporation, shall be elected annually by the holders of common stock, and each director shall hold office until his or her successor shall have been duly elected and qualified.

     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the by-laws of the corporation.

                                 ARTICLE SIXTH

     The corporation is to have perpetual existence.

                                ARTICLE SEVENTH

     In furtherance and not in limitation of the power conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation. Any adoption, amendment or repeal of the by-laws of the corporation by the board of directors shall require the approval of a majority of the directors. The stockholders may adopt, amend or repeal by-laws of the corporation only upon the affirmative vote of the holders of not less than 66 2/3% of the total number of votes entitled to be cast generally in the election of directors.

                                 ARTICLE EIGHTH

     Any action required or permitted to be taken by the holders of any class or series of stock of the corporation entitled to vote generally in the election of directors may be taken only by vote at an annual or special meeting at which such action may be taken and may not be taken by written consent.

                                 ARTICLE NINTH

     1. Directors' Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, member or agent of another corporation (including a subsidiary of the corporation) or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, trustee, member or agent or in any other capacity while serving as such, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee, trustee, member or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in section 3 of this Article NINTH with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this section 2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses'); provided, however, that if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise (hereinafter an "undertaking").

     3. Right of Indemnitee to Bring Suit. If a claim for indemnification pursuant to this Article NINTH is not paid in full by the corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Similarly, in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or entitled to such advancement of expenses under this Article NINTH or otherwise shall be on the corporation.

     4. Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     5. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, trustee, member or agent of the corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     6. Indemnity Contracts. The corporation may enter into contracts from time to time with such of its directors, officers, agents or employees and providing for such indemnification, insurance, and advancement of expenses as the Board of Directors determines to be appropriate.

                                 ARTICLE TENTH

     The Board of Directors of the corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the corporation, to merge or consolidate the corporation with another corporation or to purchase or otherwise acquire all or substantially all of the assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to the effect that such a transaction would have on the integrity, character and quality of the corporation's operations, all other relevant factors, including, without limitation, long-term as well as short-term interests of the corporation and stockholders (including the possibility that these interests may be best served by the continued independence of the corporation), and the social, legal, and economic effects on the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, on the communities and geographical areas in which the corporation and its subsidiaries operate or are located, and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant.

                                ARTICLE ELEVENTH

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

                                ARTICLE TWELFTH

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision herein or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH AND TWELFTH.

                                                                      Appendix 4

                             BYLAWS OF ABLEST INC.
                             A DELAWARE CORPORATION

                                   ARTICLE I
                                    OFFICES

     Section 1. Registered Office; Registered Agent. The registered office in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The name of the corporation's registered agent at such address shall be The Corporation Trust Company.

     Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the corporation (the "Board of Directors") may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                                  STOCKHOLDERS

     Section 1. Meetings of Stockholders. All meetings of the stockholders for the election of directors shall be held at the registered office of the corporation in Delaware, or at such other location within or without the State of Delaware as may be set forth in the notice of call. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of call.

     Section 2. Annual Meeting. The annual meeting of stockholders shall be held each year at a time and place determined by the Board of Directors. At the annual meeting, the stockholders shall elect directors by a plurality vote in accordance with the corporation's Certificate of Incorporation and transact such other business as may properly be brought before the meeting.

     Section 3. Notice of Annual Meetings. Written notice of the annual meeting shall be given to each stockholder entitled to vote thereat at least ten and not more than sixty days before the date of the meeting.

     Section 4. Stockholder List. The officer who has charge of the stock ledger of the corporation shall make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced subject to the inspection of any stockholder who may be present.

     Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the certificate of incorporation, may only be called by the Chairman of the Board or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Such request shall state the purpose or purposes of the proposed meeting.

     Section 6. Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the date, time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, at least ten and not more than sixty days before the date fixed for the meeting.

     Section 7. Business Transacted At Special Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Section 8. Appointment of Inspectors of Election. The Board of Directors shall, in advance of sending to the stockholders any notice of a meeting of the holders of any class of shares, appoint one or more inspectors of election ("inspectors") to act at such meeting or any adjournment or postponement thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is so appointed or if no inspector or alternate is able to act, the Chairman of the Board shall appoint one or more inspectors to act at such meeting. The inspectors may be directors, officers or employees of the corporation.

     Section 9. Quorum; Adjournment. Except as otherwise required by law or the certificate of incorporation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting to a later date without notice other than announcement at the meeting, until a quorum shall be present or represented. If at such later date, a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 10. Voting Power. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

     Section 11. Voting; Proxies. Except as otherwise provided by law or by the certificate of incorporation and subject to these bylaws, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period and, except where the transfer books of the corporation have been closed or a date has been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which has been transferred on the books of the corporation within twenty days next preceding such election of directors.

     Section 12. Ballots. The vote on any matter, including the election of directors, shall be by written ballot. Each ballot shall be signed by the stockholder voting, or by such stockholder's proxy, and shall state the number of shares voted.

     Section 13. Stock Ledger. The stock ledger of the corporation shall be the only evidence as to who are the stockholders entitled (i) to examine the stock ledger, any stockholder list required by these bylaws or the books of the corporation, or (ii) to vote in person or by proxy at any meeting of stockholders.

     Section 14. Advance Notice of Stockholder-Proposed Business at Annual Meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than ninety (90) nor more than one hundred and twenty (120) days prior to the one year anniversary of the date of the annual meeting of the previous year. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation that are "beneficially owned" (as defined under Rule 13d-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended) by the stockholder, and (iv) any
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material interest of the stockholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 14, provided, however, that nothing in this Section 14 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 14 and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Section 15. Nomination of Directors; Advance Notice of Stockholder Nominations. Only persons who are nominated in accordance with the procedures set forth in this Section 15 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation at the annual meeting may be made by or at the direction of the Board of Directors, by any nominating committee or person appointed for such purpose by the Board of Directors, or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 15. Such nominations, other than those made by, or at the direction of, or under the authority of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) nor more than one hundred and twenty (120) days prior to the one year anniversary of the date of the annual meeting of the previous year. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation, if any, which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the qualifications of such proposed nominee to serve as director of the corporation. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

                                  ARTICLE III
                                   DIRECTORS

     Section 1. Powers. The business of the corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

     Section 2. Number. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in the certificate of incorporation of the corporation to elect directors under specified circumstances, the number of directors shall be fixed from time to time as set forth in the corporation's Certificate of Incorporation.

     Section 3. Filling of Vacancies. Vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum, and each director so chosen shall hold office until a successor is duly elected and qualified or his or her earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by the General Corporation Law of the State of Delaware. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 4. Resignation. Any director may resign at any time upon written notice to the corporation. Such written resignation shall take effect at the time specified therein, and if no time be specified, at the time of its

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

receipt by the Chairman of the Board or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

     Section 5. Meetings of the Directors. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

     Section 6. Regular Meetings. Regular meetings, including the annual meeting, of the Board of Directors may be held within or without the State of Delaware at such time and at such place as shall from time to time be determined by resolution of the Board of Directors.

     Section 7. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary or an Assistant Secretary on the request of the Chairman of the Board, or on the request in writing of one-third of the whole Board of Directors, stating the purpose or purposes of such meeting.

     Section 8. Notice of Meetings. Notices of meetings shall be mailed to each director, addressed to each director at such director's residence or usual place of business, or the address where the director is known to be, not later than three days before the day on which the meeting is to be held, or shall be sent to either of such places by telegraph, by telecopy, by facsimile transmission or be communicated to each director personally or by electronic mail or telephone, not later than three hours before such meeting. Notice of any meeting of the Board of Directors need not be given to any director who shall sign a written waiver thereof either before or after the time stated therein for such meeting, or who shall be present at the meeting and participate in the business transacted thereat; and any and all business transacted at any meeting of the Board of Directors shall be fully effective without any notice thereof having been given, if all the members shall be present thereat. Unless limited by law, the certificate of incorporation, the bylaws, or by the terms of the notice thereof, any and all business may be transacted at any meeting without the notice thereof having so specially enumerated the matters to be acted upon.

     Section 9. Organization. The Chairman of the Board shall preside at all meetings of the Board of Directors at which the Chairman of the Board is present. If the Chairman of the Board shall be absent from any meeting of the Board of Directors, the duties otherwise provided in this Section 9 to be performed by the Chairman of the Board at such meeting shall be performed at such meeting by one of the directors chosen by the members of the Board of Directors present at such meeting. The Secretary of the corporation shall act as the secretary at all meetings of the Board of Directors and in the Secretary's absence a temporary secretary shall be appointed by the chairman of the meeting.

     Section 10. Quorum; Voting; Adjournment. Except as otherwise required by law or by the certificate of incorporation, at all meetings of the Board of Directors, a majority of the whole Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors who are present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 11. Action By Unanimous Written Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board of Directors or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

     Section 12. Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee thereof, through the use of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     Section 13. Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two or more of the

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

directors of the corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may discontinue any such committee at its pleasure.

     Section 14. Committee Members. Each member of any such committee shall hold office until such member's successor is elected and has qualified, unless such member sooner dies, resigns, or is removed. The number of directors which shall constitute any committee shall be determined by the whole Board of Directors from time to time. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

     Section 15. Committee Secretary. The Board of Directors may elect a secretary of any such committee. If the Board of Directors does not elect such a secretary, the committee shall do so. The secretary of each committee shall keep regular minutes of the meetings of the committee, and shall provide copies of the minutes to the Board of Directors.

     Section 16. Committee Meetings. Meetings of committees of the Board of Directors may be held at any place, within or without the State of Delaware, as shall from time to time be designated by the Board of Directors or the committee in question. Regular meetings of any committee shall be held at such times as may be determined by resolution of the Board of Directors or the committee in question and no notice shall be required for any regular meeting. A special meeting of any committee shall be called by resolution of the Board of Directors. Notices of special meetings shall be mailed to each member of the committee in question no later than two days before the day on which the meeting is to be held, or shall be sent by telegraph, by facsimile transmission or telecopy, or be delivered to such member personally or by electronic mail or telephone, no later than three hours before such meeting. Notices of any such meeting need not be given to any such member, however, who shall sign a written waiver thereof, whether before or after the meeting, or who shall be present at the meeting and participate in the business transacted thereat; and any and all business transacted at any meeting of any committee shall be fully effective without any notice thereof having been given, if all the members of the committee shall be present thereat. Unless limited by law, the certificate of incorporation, these bylaws, or by the terms of the notice thereof, any and all business may be transacted at any such special meeting without the notice thereof having so specifically enumerated the matters to be acted upon.

     Section 17. Action Without a Committee Meeting. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if all members of such committee consent thereto in writing and such writing or writings are filed with the minutes of proceedings of the committee.

     Section 18. Executive Committee. The Board of Directors may, from time to time, by resolution passed by a majority of the directors in office, create an Executive Committee of three or more directors, the members of which shall be elected by the Board of Directors to serve during the pleasure of the Board. If the Board of Directors does not designate a chairman of the Executive Committee, the Executive Committee shall elect a chairman from its own number. Except as otherwise provided herein and in the resolution creating an Executive Committee, such committee shall, during the intervals between the meetings of the Board of Directors, possess and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the corporation, other than that of filling vacancies among the directors or in any committee of the directors. The Executive Committee shall keep full records and accounts of its proceedings and transactions. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to control, revision and alteration by the Board of Directors, provided that no rights of third persons shall be prejudicially affected thereby. Vacancies in the Executive Committee shall be filled by the Board of Directors, and the Board of Directors may appoint one or more Directors as alternate members of the Executive Committee who may take the place of any absent or disqualified member or members at any meeting.

     Section 19. Executive Committee Meetings. Subject to the provisions of these bylaws, the Executive Committee shall fix its own rules of procedure and shall meet as provided by such rules or by resolutions of the Board of Directors, and it shall also meet at the call of the Chairman of the Board, the chairman of the Executive
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

Committee or any two members of the Executive Committee. A majority of the Executive Committee shall be necessary to constitute a quorum. The Executive Committee may act in a writing without a meeting, but no such action of the Executive Committee shall be effective unless concurred in by all members of the committee.

     Section 20. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of directors by written resolution. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors or committee thereof. No such compensation or payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV
                                    NOTICES

     Section 1. Notices. Except as otherwise specifically provided for in these bylaws, notices to directors and stockholders shall be in writing and delivered personally or mailed, or given by telephone, by telecopy, by telegram, by facsimile transmission or by other similar means of communication, to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same is mailed.

     Section 2. Waiver. Whenever any notice is required to be given by law or by the certificate of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Any person who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. In the case of directors, such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the Secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

                                   ARTICLE V
                                    OFFICERS

     Section 1. General. The officers of the corporation shall be elected by the Board of Directors and shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, and a Treasurer. The Board of Directors may also choose one or more Assistant Secretaries and Assistant Treasurers. Two or more offices may be held by the same person, with the exception of the offices of Chairman of the Board and Secretary. The officers of the corporation need not be stockholders or directors of the corporation.

     Section 2. Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier resignation or removal as hereinafter provided.

     Section 3. Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

     Section 4. Compensation. The compensation of all officers of the corporation shall be fixed by the Board of Directors, acting directly or through the Compensation Committee.

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

     Section 5. Removal. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the members of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

     Section 6. Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors and shall be an officer of the corporation. The Chairman of the Board shall direct, coordinate and control the corporation's business and activities and shall have general authority to exercise all powers necessary thereto and shall perform such other duties and have such other powers as may properly belong to his or her office or as shall be prescribed from time to time by the Board of Directors or these bylaws, all in accordance with basic policies as established by and subject to the control of the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors, and of the stockholders, at which he or she is present. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and his or her authority shall be exercised by the President and Chief Executive Officer, or in the absence or inability of the President and Chief Executive Officer, by one of the Vice Presidents designated for this purpose by the Board of Directors.

     Section 7. President. The President shall be the Chief Executive Officer of the corporation and shall have general administrative control and supervision over the operations of the corporation subject to the supervision of the Chairman of the Board. He or she shall, in the absence or inability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board. He or she shall also perform such other duties as may properly belong to his or her office or as shall be prescribed from time to time by the Chairman of the Board or by the Board of Directors.

     Section 8. Chief Financial Officer. The Chief Financial Officer of the corporation shall be responsible for all financial and accounting matters. The Chief Financial Officer shall have such other powers and perform such other duties as the Board of Directors, or these bylaws may, from time to time, prescribe.

     Section 9. Vice Presidents. Each Vice President shall have such powers and shall perform such duties as may be assigned to him or her by the President or by the Board of Directors. In the absence or in the case of inability of the Chairman of the Board and the President to act, the Board of Directors may designate which one of the Vice Presidents shall be the acting Chairman of the Board of the corporation during such absence or inability, whereupon such acting Chairman of the Board shall have all the powers and perform all of the duties incident to the office of Chairman of the Board during the absence or inability of the Chairman of the Board to act.

     Section 10. Secretary. The Secretary shall maintain a record of all meetings of the corporation and of the Board of Directors and shall have such other powers and perform such other duties as the Board of Directors, the President or these bylaws may, from time to time, prescribe. Under the President's supervision, the Secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law.

     Section 11. Assistant Secretaries. The Assistant Secretary, or if there be more than one, the Assistant Secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors or the President may, from time to time, prescribe.

     Section 12. Treasurer. The Treasurer shall, under the direction of the Chief Financial Officer, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the Board of Directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Chief Financial Officer and the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Treasurer's actions; shall have such other powers and perform such other duties as the Board of Directors, the President or these bylaws may, from time to time, prescribe.

     Section 13. Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the
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

Treasurer and shall perform such other duties and have such other powers as the Board of Directors or the President may, from time to time, prescribe.

     Section 14. Appointed Officers. The President may establish positions and offices identified as a function, department or other organizational component of the corporation, and may appoint individuals, who need not be employees of the corporation, to occupy those positions, subject to approval of the Executive Committee of the corporation. The individuals so appointed shall have such duties and powers as the President may determine or as may be assigned by the President, the Board of Directors or Executive Committee of the Board of Directors. The titles of such individuals (herein referred to as "appointed officers") may be either conventional corporate officer titles or titles designating a functional activity, but in all cases shall contain, as an integral part of the title, a reference to the function, organizational component or department within which the position is established.

     Section 15. Appointment, Removal and Term of Appointed Officers. Appointed officers may be appointed by the Chairman of the Board. The Chairman of the Board may, at any time, remove any appointed officer, without notice, or accept such appointed officer's resignation. No term of office shall be established for any appointed officer.

     Section 16. Duties of Appointed Officers. An appointed officer shall perform such duties (not including duties normally performed by an officer of the corporation) as may, from time to time, be assigned to such appointed officer by the officer of the corporation having management responsibility for the organizational component or function to which such appointed officer is assigned.

                                   ARTICLE VI
                              CERTIFICATE OF STOCK

     Section 1. Certificates of Stock. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman of the Board, the Chief Executive Officer, or a Vice President of the corporation and the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by such holder in the corporation. All certificates of stock issued shall be numbered consecutively.

     Section 2. Countersigned Certificates; Signature of Former Officers, Transfer Agents or Registrars. Where a certificate is countersigned by (i) a transfer agent other than the corporation or its employee, or (ii) a registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 3. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     Section 4. Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

     Section 5. Closing of Transfer Books. The Board of Directors may close the stock transfer books of the corporation for a period not exceeding sixty days preceding the date of any meeting of stockholders or the date

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

for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect. In lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

     Section 6. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person or persons, except as otherwise provided by the General Corporation Law of the State of Delaware.

     Section 7. Stock Subscriptions. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

                                  ARTICLE VII
                               GENERAL PROVISIONS

     Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

     Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it is created.

     Section 3. Checks. All checks or demands for money and notes of the corporation shall be signed by such person or persons as shall be designated from time to time by the Board of Directors or by such officer or officers of the corporation as shall be appointed for that purpose by the Board of Directors.

     Section 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

     Section 5. Seal. The corporate seal shall have inscribed thereon the name of the corporation and shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     Section 6. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose

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reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspect, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

     Section 7. Inconsistent Provisions; Titles. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. The section titles contained in these bylaws are for convenience only and shall be without substantive meaning or content of any kind whatsoever.

                                  ARTICLE VIII
                                   AMENDMENTS

     Section 1. Amendments. These bylaws may be altered or repealed, and any bylaws may be made, only (i) at any annual meeting of the stockholders, or at any special meeting thereof if notice of the proposed alteration or repeal of the bylaws to be made is contained in the notice of such meeting, by the affirmative vote of the holders of at least 66 2/3% of the total number of votes entitled to be cast generally in the election of directors, or (ii) by the affirmative vote of a majority of the directors.

PROXY

                                C.H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 34625

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints CHARLES H. HEIST and W. DAVID FOSTER as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of C.H. HEIST CORP. held of record by the undersigned on the record date of February 8, 2000.

     1. PROPOSAL TO APPROVE THE SALE OF THE COMPANY'S INDUSTRIAL MAINTENANCE BUSINESS

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     2. PROPOSAL TO APPROVE REINCORPORATION OF THE COMPANY IN THE STATE OF DELAWARE

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the Proposals.

                                          Dated:____________,
                                          2000

                                          -----------------

                                          -----------------
                                               Signature(s)

                                               When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by an authorized
                                          officer. If a partnership, please sign
                                          in partnership name by an authorized
                                          person.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER approved on __________, 2000, by C.H. Heist Corp., a business corporation organized under the laws of the State of New York, and by its Board of Directors on said date ("Heist"), and approved on ______________, 2000, by Ablest Inc., a business corporation organized under the laws of the State of Delaware, and by its Board of Directors on said date ("Ablest").

         1. Pursuant to the provisions of the New York Business Corporation Law and the provisions of the Delaware General Corporation Law, Heist shall be merged with and into Ablest, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the laws of Delaware. The separate existence of Heist, which is sometimes referred to as the "terminating corporation", shall cease upon the effective date of the merger in accordance with the provisions of the New York Business Corporation Law.

         2. The certificate of incorporation of the surviving corporation upon the effective date of the merger in Delaware shall be the certificate of incorporation of said surviving corporation; and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of Delaware.

         3. The by-laws of the surviving corporation upon the effective date of the merger in Delaware will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of Delaware.

         4. The directors and officers in office of the terminating corporation upon the effective date of the merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

                  (i) The number of outstanding shares of Ablest is 100 shares of common stock, $.01 par value, all of which are owned by Heist.

                  (ii) The number of outstanding shares of the terminating corporation is 2,881,678 shares of common stock, $.05 par value per share, all of which are entitled to vote.

                  (iii) Each issued share of common stock of the terminating corporation shall, upon the effective date of the merger, be converted into one share of common stock of the surviving corporation.

                  (iv) The issued shares of the surviving corporation owned by Heist shall be canceled as of the effective date of the merger.

         5. The Agreement and Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the New York Business Corporation Law, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the Delaware General Corporation Law.

         6. In the event that the Agreement and Plan of Merger shall have been approved by the shareholders of the terminating corporation in the manner prescribed by the provisions of the New York Business Corporation Law, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of Delaware, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of New York and Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         7. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all things, and to make, execute, deliver, file, or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

         8. The effective date in New York and in Delaware of the merger herein provided for shall be the date of filing of the Certificate of Merger.

         IN WITNESS WHEREOF, each of the constituent corporations are executing this Agreement and Plan of Merger on __________________, 2000.


                                      C.H. HEIST CORP.


                                      By:
                                         --------------------------------
                                      Name:
                                           ------------------------------
                                      Title:
                                            -----------------------------


                                      ABLEST INC.


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------

--------------------------------------------------------------------------------












                        ASSET SALE AND PURCHASE AGREEMENT






                                C.H. HEIST CORP.

                                       AND

                         ONYX INDUSTRIAL SERVICES, INC.





                          DATED AS OF JANUARY 21, 2000













--------------------------------------------------------------------------------

                        ASSET SALE AND PURCHASE AGREEMENT

         THIS ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into on January 21, 2000, by C.H. Heist Corp., a New York corporation ("Seller"), and Onyx Industrial Services, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller owns and operates an industrial cleaning and maintenance business in the continental United States (such business, excluding the business and operations conducted by means of the Excluded U.S. Assets, being referred to herein as the "U.S. Business"), and owns and operates the Canadian subsidiary C.H. Heist, Ltd. ("Heist Canada"), which owns and operates an industrial cleaning and maintenance business in Canada (the "Canadian Business");

         WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, substantially all of the assets of Seller used in the U.S. Business (excluding, however, any assets of the insulation business conducted by Seller) and all of the outstanding capital stock of Heist Canada (the "Heist Canada Stock");

         WHEREAS, Seller desires to assign to Buyer and Buyer desires to assume from Seller certain liabilities related to the U.S. Business (excluding, however, any liabilities of the insulation business conducted by Seller) upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                Sale and Purchase

         1.1 Heist Canada Stock. On the terms and subject to the conditions of this Agreement, at a closing to be held as set forth in Article III hereof (the "Closing"), Seller shall sell, transfer and deliver to Buyer (or any subsidiary or affiliate of Buyer that Buyer shall designate), and Buyer (or any subsidiary or affiliate of Buyer that buyer has designated) shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Heist Canada Stock.

         1.2 U.S. Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer (or any subsidiary or affiliate of Buyer that Buyer shall designate), and Buyer (or any subsidiary or affiliate of Buyer that Buyer has designated) shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the assets used or useful in the U.S. Business, except the Excluded U.S. Assets (as defined in Section 1.3), including without limitation those rights, properties, assets and interests so used or useful and described below or included in the Combined August Balance Sheet (as defined in Section 2.5 hereof) (all rights, properties, assets and interests to be sold to Buyer hereunder are hereinafter collectively referred to as the "U.S. Assets"):

                  1.2.1 Leased Property. Subject to Section 1.4, and except for leases included in the Excluded U.S. Assets, all leases in effect on the Closing Date relating to real property ("U.S. Real

Property Leases") or tangible personal property (the "U.S. Personal Property Leases") used in the U.S. Business and leased by Seller from any person (collectively, the "U.S. Leases").

                  1.2.2 Services in Progress. All services in progress as of the Closing Date (the "Services in Progress").

                  1.2.3 Inventory. All inventory as of the Closing Date (the "Inventory").

                  1.2.4 Contracts. Subject to Section 1.4, all contracts, agreements, sale and purchase orders, outstanding bids and proposals and other agreements and commitments (in addition to the U.S. Leases) in effect as of the Closing Date, including all contracts for the provision of industrial maintenance and cleaning services, the collective bargaining agreements identified in Schedule 2.3.3 and all confidentiality agreements entered into by Broker (as defined in Section 5.23) on behalf of Seller with third parties (the "U.S. Contracts").

                  1.2.5 Governmental Licenses, Permits and Approvals. To the extent assignable, all licenses, permits, certifications, qualifications, authorizations and approvals in effect on the Closing Date issued or granted by any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency (the "U.S. Permits").

                  1.2.6 Intellectual Property. All internet domain name registrations, URL's, domestic and foreign patent applications, trademarks, copyrights, trademark and copyright registrations, trade names, slogans, logos, and applications for registration of such trademarks and copyrights, all as in effect on the Closing Date (together with any renewals, modifications and extensions thereof) (the "U.S. and Foreign Intellectual Property").

                  1.2.7 Names; Numbers. The names "C.H. Heist Corp." and "C.H. Heist, Ltd." and all derivations thereof, and all related names, marks, logos, abbreviations, symbols and designs except the American Stock Exchange symbol "HST" (collectively, the "Names"); and all telephone numbers and post office box numbers.

                  1.2.8  Records. All documents and records (the "Records");

                  1.2.9 Prepaid Expenses . All prepaid expenses, deposits and other prepayments as of the Closing Date to the extent not included in, or related to an asset included in, the Excluded U.S. Assets (the "Prepaid Expenses").

                  1.2.10 Accounts Receivable. All accounts receivable as of the Closing Date (the "U.S. Accounts Receivable").

                  1.2.11 Goodwill. All goodwill and other intangible assets, including all goodwill associated with the U.S. and Foreign Intellectual Property (the "Goodwill").

                  1.2.12 Real Property. All real property (including land, buildings, fixtures and other improvements) owned by Seller and used in the U.S. Business as of the Closing Date to the extent not included in the Excluded U.S. Assets (the "U.S. Real Property").

                  1.2.13 Equipment. All machinery, equipment, parts, tools, supplies, motor vehicles, other mobile equipment, computers, office furniture and fixtures as of the Closing Date (the "Equipment").

                  1.2.14 Leasehold Improvements. All leasehold improvements as of the Closing Date to the extent not included in the Excluded U.S. Assets (the "Leasehold Improvements").

                  1.2.15 Other. All other assets other than the Excluded U.S. Assets.

         1.3 Excluded U.S. Assets. Notwithstanding anything to the contrary contained herein, the following rights, properties, assets and interests used or useful in the U.S. Business (collectively, the "Excluded U.S. Assets") shall be retained by Seller and shall not be sold, transferred or assigned to Buyer:

                  1.3.1 Ordinary Course of Business Dispositions. All rights, properties, assets and interests, whether or not listed in any Schedule to this Agreement, that are sold, transferred, assigned, consumed, collected or disposed of by Seller from and after the date of this Agreement and prior to the Closing Date in transactions expressly permitted under Section 6.1(c) of this Agreement.

                  1.3.2 Tax Repayments and Claims. All claims of Seller for refunds or credits with respect to, and prepaid items relating to, all Taxes (as defined in Section 5.10) for which Seller is liable hereunder or by operation of law.

                  1.3.3 Certain Records. The corporate minute books and records, stock books and ledgers, and corporate seals of Seller, and all books, records and returns of Seller relating to any and all Taxes, the Excluded U.S. Assets and the Excluded Liabilities (as defined in Section 2.4), and any worksheets, notes, files or documents primarily related thereto, wherever located.

                  1.3.4 Insurance Policies and Claims. All insurance policies, bonds and reserves of Seller as of the Closing Date and all rights of Seller under such policies including, without limitation, any insurance claims, insurance refunds or insurance proceeds arising from or relating to the operation of the U.S. Business after the date hereof and prior to the Closing Date.

                  1.3.5 Other Excluded U.S. Assets. The assets, properties and leases listed in Schedule 1.3.5 (the "Other Excluded U.S. Assets"). Certain financial information as of November 21, 1999 relating to certain of the Other Excluded U.S. Assets is included in Schedule 1.3.5.

                  1.3.6 Insulation Business. All assets of Seller used or useful in its commercial insulation business (the "Insulation Business").

                  1.3.7 Leased Properties. Seller's leasehold interest in, and the lease pertaining to, each of the following: the real property leased by Seller and located at 51 South Main Avenue, Clearwater, Florida 33765; the real property leased by Seller designated as Building No. 1 and located at 51 Anderson Road, Buffalo, New York 14225 and the real property leased by Seller designated as Building No. 4 and located at 71 Anderson Road, Buffalo, New York 14225; the real property leased by Seller and located at 3804 Cedar Point Road, Oregon, Ohio 34616; and the real property leased by Seller and located at 810 North Belcher Road, Clearwater, Florida 33765 (collectively, the "Excluded Leased Properties").

                  1.3.8 Leasehold Improvements.. The leasehold improvements located at the Excluded Leased Properties and 810 North Belcher Road, Clearwater, Florida 33765.

                  1.3.9  American Stock Exchange Symbol. The symbol "HST."

         1.4 Consent of Third Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any U.S. Contract (as defined herein) or U.S. Personal Property Lease or U.S. Real Property Lease (each as defined herein) or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way materially adversely affect the rights of Buyer thereunder. Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such contract or lease for the assignment thereof to Buyer. Buyer shall cooperate with Seller to obtain all necessary consents. If any consent is not obtained prior to the Closing and an attempted assignment thereof would be ineffective or would, in the judgment of Buyer, materially adversely affect the rights of Buyer thereunder, Seller will make commercially reasonable efforts to achieve a mutually agreeable arrangement, including subcontracting, sublicensing or subleasing to Buyer, under which Buyer will obtain the benefits and assume the obligations thereunder or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations to the same extent as if each such obligation would have constituted a liability assumed hereunder, any and all rights of Seller against a third party thereto. Nothing in this Section shall limit Buyer's rights under Section 8.2(d) in the event that any required consent is not obtained.

         1.5 Subsidiary Stock. It is expressly understood and agreed that Seller is retaining, and Buyer is not acquiring, any shares of the outstanding capital stock of the following direct or indirect subsidiaries of Seller: Ablest Service Corporation, a Delaware corporation; PLP Corp., an Alabama corporation; and Milestone Technologies, Inc., an Arizona corporation (the "Retained Subsidiaries"). It is further understood and agreed that Seller is retaining, and Buyer is not assuming, any debt, liability or obligation arising out of the operation of the Retained Subsidiaries.

         1.6 Industrial Maintenance Business. The U.S. Business and the Canadian Business are collectively referred to herein as the "Industrial Maintenance Business".

         1.7 DuPont Extension. Seller has obtained from E. I. du Pont de Nemours and Company ("DuPont") an extension through March 31, 2001, of the term of that certain Master Service Contract dated April 1, 1997, between Seller and DuPont (the "Extended Master Service Contract"). Seller has provided Buyer with a copy of the Extended Master Service Contract. Seller shall use its best efforts to obtain on or prior to the Closing Date DuPont's consent in writing to the assignment to Buyer of the Extended Master Service Contract.

                                   ARTICLE II
                                  Consideration

         2.1 Consideration and Method of Payment. In consideration of the sale, conveyance, assignment and transfer of the Heist Canada Stock and the U.S Assets and the other undertakings of Seller in this Agreement:

                  (a) Subject to Section 8.2(d)(ii): (i) if the assignment to Buyer of the DuPont Extended Master Service Contract is effectuated on or before the Closing Date, Buyer shall pay to Seller the sum of $20,000,000 ("cash portion") by wire transfer of immediately available funds in accordance with Seller's instructions delivered to Buyer prior to the Closing ("Wire Transfer"), or (ii) if the assignment of the DuPont Extended Master Service Contract is not effectuated on or before the Closing Date, Buyer shall pay to seller the sum of $14,000,000 by Wire Transfer and deposit in escrow to be held and disbursed pursuant to the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement") the sum of $6,000,000 by Wire Transfer; and

                  (b) Buyer shall assume the U.S. Assumed Liabilities, as defined and provided in Section 2.3, and pay and perform them in accordance with their terms.

                  (c) If the C&K Contract (as defined herein) is terminated by C&K prior to or on the Closing Date, the cash portion of the Purchase Price shall be reduced by $300,000.

The payments and assumption to be made as provided for in this Section 2.1 are collectively referred to as the "Purchase Price".

         2.2 Purchase Price Allocation; Section 338 Election. No less than $7,500,000 and no more than $10,000,000 of the cash portion of the Purchase Price will be allocated to the purchase of the Heist Canada Stock (the "Canada Portion") and the remainder of the cash portion and the balance of the Purchase Price will be allocated to the purchase of the U.S. Assets (the "U.S. Portion"). The U.S. Portion will be allocated among the U.S. Assets as mutually agreed by Seller and Buyer on or prior to the Closing. Buyer and Seller will, not later than 90 days after the Closing, execute and cause to be filed their respective Forms 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") reflecting the allocation of the U.S. Portion as agreed upon by Seller and Buyer. The Canada Portion will be allocated among the assets of Heist Canada as mutually agreed to by Seller and Buyer prior to the Closing. Seller and Buyer will prepare, exchange with one another and timely file with the applicable taxing authorities completed copies of Internal Revenue Service Form 8023-A and all required schedules thereto, executed by Seller and Buyer, as soon as practicable after the Closing Date but in no event later than the applicable due date. Buyer may make an election under Section 338 (and any corresponding provisions of applicable local, state or foreign law) with respect to Buyer's purchase of the Heist Canada Stock (the "Section 338 Election") and, if Buyer elects to make a Section 338 Election, Seller agrees that, to the extent required by applicable law, it will provide reasonable assistance with respect to the Section 338 Election.

         2.3 U.S. Assumed Liabilities. Buyer shall assume on the Closing Date all of the following liabilities, contracts, leases, permits, and collective bargaining agreements attributable to the U.S. Business, and thereafter shall promptly pay, perform and fully satisfy as and when due all of the aforesaid, including all liabilities and obligations of Seller, whether known, unknown, fixed or contingent arising under such contracts, leases, permits and collective bargaining agreements on and after the Closing Date (collectively, the "U.S. Assumed Liabilities"):

                  2.3.1 Assumed Contract, Lease and Permit Liabilities. All U.S. Contracts, U.S. Leases, and U.S. Permits, including all liabilities and obligations arising thereunder on and after the Closing Date.

                  2.3.2 Certain Liabilities. Except as provided in Section 7.3, all accounts payable, accrued wages, related payroll taxes, accrued real estate taxes, and accrued personal property taxes payable on or after the Closing Date as shown on the Combined Closing Balance Sheet (as defined in Section 2.5).

                  2.3.3 Certain Collective Bargaining Agreements. The collective bargaining agreements identified on Schedule 2.3.3 (the "Assumed U.S. Collective Bargaining Agreements"), including all liabilities and obligations arising thereunder on and after the Closing Date.

         2.4 Excluded Liabilities. Seller shall retain and shall promptly pay, perform and fully satisfy as and when due (i) all liabilities and obligations as of the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) directly or indirectly arising out of or relating to the conduct of the U.S. Business or the operation, ownership, possession, occupancy or use of the U.S. Assets prior to the Closing, other than the U.S. Assumed Liabilities, and (ii) all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) directly or indirectly arising out of or related to the Insulation Business, the Retained Subsidiaries or any other operations of the Seller other than the U.S. Assumed Liabilities (collectively, the "Excluded Liabilities").

         2.5   Post-Closing Net Worth Adjustment.

                  (a) "Combined Net Worth" as of any particular date referred to in this Section 2.5 shall mean an amount equal to the book value of the total assets being acquired hereunder minus total liabilities being assumed under
Section 2.3.2 hereof as reflected on the combined balance sheet of the U.S. Business and the Canadian Business as of such date (the "Combined Balance Sheet").

                  (b) "August 22 Net Worth" shall mean the Combined Net Worth as of August 22, 1999, as reflected in the Combined Balance Sheet dated August 22, 1999, attached (with accrued expense detail included) as Schedule 2.5(b) (the "Combined August Balance Sheet").

                  (c) No later than thirty (30) days following the Closing Date, Buyer shall notify Seller in writing of its determination (the "Buyer Determination") of the Combined Net Worth as of the opening of business on the Closing Date (the "Final Combined Net Worth") and shall set forth in reasonable detail the basis for such determination and provide Seller with a Combined Balance Sheet as of the Closing Date (with accrued expense detail) (the "Combined Closing Balance Sheet") reflecting the Buyer Determination. If the audit of the Canadian CAD and NEER amounts (the "Audit") is not settled and all amounts owing as a result of the Audit are not paid in full on or before the Closing Date, the Canadian CAD and NEER Workers' Compensation amounts shall be fully accrued (the "WC Accrual") on the Combined Closing Balance Sheet compiled for determining Final Combined Net Worth. Buyer will provide Seller and its representatives, at Seller's sole cost, expense and risk, with access during normal business hours to Buyer's personnel, books and records to assist Seller in the review of the Buyer Determination. If Buyer utilizes the services of its firm of independent certified public accountants in connection with the Buyer Determination, it shall use reasonable best efforts to cause such firm of independent certified public accountants to (i) deliver to Seller all workpapers and other books and records utilized by such firm of independent certified public accountants in preparing, or assisting, as the case may be, to prepare, the Buyer Determination, and (ii) make available to Seller the appropriate personnel involved in the preparation of the Buyer Determination. Seller shall notify Buyer in writing (the "Dispute Notice") within thirty (30) days after receiving the Buyer Determination, if Seller disagrees with Buyer's calculation of Final Combined Net Worth, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and Seller's good faith estimate of Final Combined Net Worth. If no Dispute Notice is received by Buyer within such thirty (30) day period, then Buyer's determination of Final Combined Net Worth as set forth in the Buyer Determination shall be final and binding upon the parties.

                  (d) If Seller delivers a Dispute Notice, the parties shall negotiate in good faith to resolve any disagreement with respect thereto. To the extent they are unable to agree within twenty (20) days after Seller notifies Buyer of a disagreement with respect thereto, they shall select a mutually acceptable national accounting firm with no material relationship to either of them and submit their dispute to such accounting firm for binding resolution. The cost of such accounting firm shall be paid one half by Seller and one half by Buyer.

                  (e) Upon determination of Final Combined Net Worth in accordance herewith, Buyer or Seller, as the case may be, will make the appropriate adjusting payment to the other within five (5) business days of such determination as follows:

                           (i) Buyer shall pay Seller the excess of Final
Combined Net Worth over August 22 Net Worth, if there is any such excess; or

                           (ii) Seller shall pay Buyer the excess of August 22
Net Worth over Final Combined Net Worth, if there is any such excess.


                  (f) Schedule 2.5(f) sets forth a hypothetical post-closing net worth adjustment as of November 21, 1999, illustrating the application of the foregoing provisions to be used after the Closing.

         2.6 Uncollected Accounts Receivable. All Final Accounts Receivable (as defined in Section 5.24) not collected by Buyer within the 180-day period following the Closing Date shall be reassigned by Buyer to Seller in return for Seller's payment to Buyer of the face amount of such Final Accounts Receivable.

         2.7 WC Accrual. If the WC Accrual (if any) proves to be deficient or excessive, then the amount of the deficiency or excess shall be paid by Seller to Buyer, or vice versa, as the case may be, within thirty days of payment by Heist Canada of all amounts owing as a result of completion of the Audit.

         2.8 Cash on Hand. On the Closing Date, Buyer shall pay to Seller an amount in U.S. dollars equal to the U.S. dollar equivalency of the amount of cash on hand at Heist Canada.

                                   ARTICLE III
                                     Closing

         3.1 Closing. The Closing shall take place at 10:00 a.m., Cleveland, Ohio time, at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio 44114 (the "B&H Office"), on the third business day following the date on which the last remaining condition set forth in Article VIII that is not otherwise to be satisfied on the Closing Date has been satisfied or waived, or at such other time and place as the parties hereto agree upon in writing (the "Closing Date"). The Closing and all transactions consummated at the Closing shall be deemed to have been effective as of 12:01 a.m., Cleveland, Ohio time on the Closing Date. At the Closing, no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all deliveries referred to in Section 3.2 have been made.

         3.2   Deliveries.

                  (a) At the Closing, Seller will deliver to Buyer the following:

                           (i) An instrument or instruments of assignment and
assumption of contracts, substantially in the form attached as Exhibit B, assigning to Buyer all of Seller's right, title and interest in and to the U.S. Contracts and the U.S. Leases accompanied by such written consents of the other parties thereto necessary in order to assign all of Seller's rights thereunder to Buyer (except where Buyer has waived in writing this delivery requirement and except that, notwithstanding anything to the contrary in Section 1.4, no consent shall be required with respect to the U.S. Contract listed as item 11 in
Schedule 5.3 hereto (the "C&K Contract")); provided however, that in any particular case no such consent shall be required, whether material or not, if the circumstances described in Section 1.4 hereof prevail and Seller is able to achieve any mutually agreeable arrangement (as described in Section 1.4) with respect to the U.S. Contract in question.

                           (ii) A bill of sale substantially in the form
attached hereto as Exhibit C selling, transferring and assigning to Buyer good and valid title to the U.S. Assets (other than the U.S. Real Property), free and clear of liens, claims, security interests and encumbrances, except interests of lessors under the U.S. Leases;

                           (iii) A receipt for the cash portion of the Purchase
Price received by Seller;

                           (iv) certificates of the Secretary of Seller
certifying as to its charter, bylaws, authorizing resolutions and recent good standing certificate and the incumbency of each person executing this Agreement and any document at the Closing on its behalf;

                           (v) such patent, trademark and copyright assignments
as are necessary to transfer the U.S. and Foreign Intellectual Property and the Heist Canada Intellectual Property (as hereinafter defined) to Buyer;

                           (vi) such motor vehicle title certificates as are
necessary to transfer to Buyer any motor vehicles or mobile equipment included in the U.S. Assets;

                           (vii) special or limited warranty deeds pursuant to
which Seller shall convey to Buyer at the Closing its interest in the U.S. Real Property, free and clear of liens, claims, security interests and encumbrances, but subject to the U.S. Permitted Encumbrances (as defined in Section 5.16(a) hereof), and such other documents reasonably required by the title company to effect the conveyance to Buyer of good and marketable title in the U.S. Real Property and to insure such title without exception for "standard exceptions" other than survey exceptions;

                           (viii) assignments of lease (in recordable form if so
requested by Buyer) for each U.S. Real Property Lease, pursuant to which Seller shall convey to Buyer at the Closing good and valid leasehold title in the property leased under any such U.S. Real Property Lease, free and clear of liens, claims, security interests and encumbrances, but subject to U.S. Permitted Encumbrances;

                           (ix) Landlord consents to assignment of leases and/or
estoppel certificates in substantially the form attached hereto as Exhibit D;

                           (x) any other consents required under any material
contracts, leases or agreements to which Heist Canada is a party and which require the consent of any other party thereto to the transactions contemplated by this Agreement;

                           (xi) a stock certificate or certificates for the
Heist Canada Stock duly endorsed for transfer by Seller to Buyer or accompanied by stock powers so endorsed; and

                           (xii) a Section 116 certificate under the Income Tax
Act of Canada in respect of the Heist Canada Stock with a certificate limit in the proper amount;

                           (xiii) resignations of each of the directors and
officers of Heist Canada and releases therefrom in favor of Heist Canada in a form satisfactory to Buyer;

                           (xiv) the minute books, seals and complete corporate
records of Heist Canada and, where available, its predecessor corporations;

                           (xv) each of the other documents and instruments
required to be delivered by it under the terms of this Agreement, including the Escrow Agreement, if any portion of the Purchase Price is required to be placed in escrow pursuant hereto, in such form as is appropriate in the event Seller is unable to obtain consents to assign to Buyer one or more of the Extended Master Services Contract, the C&K Contract or the General Contracts.

                  (b) At the Closing, Buyer will deliver to Seller (or the escrow agent under the Escrow Agreement (the "Escrow Agent"), as the case may
be) the following:

                           (i) the Purchase Price in the manner required by
Section 2.1(a)(i) or (a)(ii), and Section 8.2(d)(ii), as applicable;

                           (ii) an instrument of assumption of liabilities
substantially in the form attached as Exhibit C, covering the U.S. Assumed Liabilities;

                           (iii) a certificate of the Secretary of Buyer
certifying as to its charter, bylaws, authorizing resolutions and recent good standing certificate and the incumbency of each person executing this Agreement and any document at the Closing on its behalf; and

                           (iv) each of the other documents and instruments
required to be delivered by it under the terms of this Agreement.


                                   ARTICLE IV
                     Representations and Warranties of Buyer

         Buyer hereby represents and warrants to Seller that:

         4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, consummate the transactions contemplated hereby and conduct the U.S. Business and own the Heist Canada Stock after the Closing.

         4.2 Authorization. All necessary corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         4.3 Consents and Approvals; No Violations. Except for such filings, permits, authorizations, notices, rulings, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and the Canadian Competition Act and the Investment Canada Act (together, the "Canadian Acts") and as may be necessary as a result of any facts or circumstances relating solely to Seller, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of Buyer, (ii) require any filing by Buyer with, or permit, authorization, consent or approval to be obtained by Buyer from, any governmental entity (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract to which Buyer is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Buyer, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, or violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer hereby acknowledges that it will be required to provide a notice of its acquisition of the Heist Canada Stock to the Director of Investment under the Investment Canada Act either before or after consummation of the transactions contemplated hereby.

         4.4 Litigation. There is no suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer before any governmental entity which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         4.5 No Violation of Law. Buyer is not in violation of or, to the knowledge of Buyer, under investigation with respect to or been given notice or been charged by any governmental entity with any violation of, any law, statute, order, rule, regulation or judgment of any governmental entity, except for violations which, in the aggregate, do not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals of which the failure of Buyer to have would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         4.6 Brokers and Finders. Buyer has not employed any broker, finder or agent, or incurred any liability for brokerage fees, in connection with the transactions contemplated hereby.

                                    ARTICLE V
                    Representations and Warranties of Seller

         Seller hereby represents and warrants to Buyer that:

         5.1   Corporate Matters.

                  (a) Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals necessary to own the U.S. Assets and the Heist Canada Stock and conduct the U.S. Business as presently conducted.

                  (b) Heist Canada. Heist Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada and has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals necessary to conduct the Canadian Business as presently conducted. Heist Canada is not qualified to do business as a foreign corporation in any jurisdiction other than the Province of Quebec, Canada, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction. Heist Canada has no subsidiaries and holds no direct or indirect beneficial interest in any corporation, partnership, joint venture, limited liability company or other entity or enterprise. The authorized capital stock of Heist Canada consists solely of 40,000 shares of common stock, no par value, of which 9,411 are issued and outstanding. The Heist Canada Stock constitutes all of the issued and outstanding shares of Heist Canada. The Heist Canada Stock is validly authorized and issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings or other commitments or rights of any type relating to the issuance, sale or transfer by Seller or Heist Canada of any securities of Heist Canada to which Seller or Heist Canada is a party or by which either of them is bound. There are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of Heist Canada. Heist Canada has no obligation of any kind to issue any additional securities or to repurchase, redeem or otherwise acquire any of the Heist Canada Stock. Heist Canada is a "private corporation" for the purposes of the Securities Act (Ontario) and is not subject to any laws applicable to a corporation offering its securities to the public which would require Seller to obtain consents or make filings or which would otherwise affect the transactions contemplated hereby under or pursuant to such laws.

         5.2 Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for obtaining approval of its stockholders, all necessary corporate action has been taken by Seller with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

         5.3   Consents and Approvals; No Violations. Except (a) as set forth in
Schedule 5.3, and (b) for filings, permits, authorizations, notices, rulings, consents and approvals required under the HSR Act, the Canadian Acts, and the Canadian Income Tax Act, and (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of Seller or Heist Canada, (ii) require any filing by Seller or Heist Canada with, or any permit, authorization, consent or approval to be obtained by Seller or Heist Canada of, any governmental entity,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any of the Contracts (as hereinafter defined) or the U.S. Leases, the Heist Canada Real Property Leases or the Heist Canada Personal Property Leases or result in the creation of any lien upon any of the U.S. Assets, the Heist Canada Assets or on the Heist Canada Stock, or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Seller or to Heist Canada.

         5.4   Assets.

                  (a) U.S. Business Assets. Except for the Excluded U.S. Assets, the U.S. Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Seller and used in the conduct of the U.S. Business. The U.S. Assets include all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the U.S. Business as presently conducted. Each tangible U.S. Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose or purposes for which it is presently used. Schedule 5.4(a) contains a list of the U.S. Assets material to and used in the U.S. Business as of November 21, 1999, that are of the type known as fixed assets.

                  (b) Canadian Business Assets. Heist Canada owns, leases, or licenses all assets, properties and rights necessary for the conduct of the Canadian Business as presently conducted (the "Heist Canada Assets"). Each tangible asset of Heist Canada has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose or purposes for which it is presently used. Schedule 5.4(b) contains a list of the Heist Canada Assets material to and used in the Canadian Business as of November 21, 1999, that are of the type known as fixed assets. No other party has the right to acquire or to use the Heist Canada Assets, whether by lease, license or otherwise.

         5.5 Combined Financial Statements. The unaudited combined balance sheet of the U.S. Business and the Canadian Business, as at December 27, 1998 (the "1998 Balance Sheet"), and the related unaudited combined statement of income of the U.S. Business and the Canadian Business for the fiscal year ended on such date (the "1998 Income Statement"), and the unaudited interim combined balance sheet of the U.S. Business and the Canadian Business as at September 26, 1999 (the "Interim Balance Sheet"), and the related unaudited interim combined statement of income of the U.S. Business and the Canadian Business for the thirteen week period ended September 26, 1999 (the "Interim Income Statement"), each of which has been delivered to Buyer in its entirety, have been prepared in accordance with generally accepted accounting principles (except as set forth in the notes thereto), consistently applied, and from and in accordance with the accounting records of Seller, and present fairly the combined financial position of the U.S. Business and the Canadian Business taken as a whole as at such dates and the results of operations thereof for the periods then ended (subject to normal year-end adjustments in the case of the Interim Balance Sheet and the Interim Income Statement, none of which will be material in amount) (all of the aforesaid, collectively, the "Financial Statements"). The Financial Statements exclude the assets and liabilities and results of operations of the Insulation Business and the Retained Subsidiaries.

         5.6 Litigation. Except as set forth in Schedule 5.6, there is no claim, fine, demand, suit, action, proceeding, charge of discrimination, unfair labor practice or complaint, grievance, arbitration, citation, complaint, consent decree, conciliation agreement, settlement agreement or investigation relating to the Industrial Maintenance Business or pending against Seller or Heist Canada or, to the knowledge of Seller, threatened against Seller or Heist Canada before any governmental entity. Except as set forth in Schedule 5.6, Seller is not subject to any outstanding order, writ, injunction or decree.

         5.7   Employee Benefits.

                  (a)    U.S. Employee Benefits.

                           (i) Schedule 5.7(a) contains a list of all "employee
benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other material benefit plans, programs, agreements and arrangements that are sponsored, maintained by or contributed to by Seller or any ERISA Affiliate (as defined below) as of the date of this Agreement (collectively, the "U.S. Benefit Plans") and cover employees of Seller employed in or reasonably assigned to the U.S. Business as of the date of this Agreement (the "U.S. Employees").

                           (ii) All U.S. Benefit Plans sponsored and maintained
by Seller are in compliance with their terms and with ERISA, the Code, and all other applicable laws in all material respects. Each U.S. Benefit Plan sponsored and maintained by Seller which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "U.S. Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or a comparable opinion letter) from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter or opinion letter. Except as set forth in Schedule 5.7(a)(ii) hereof, neither Seller nor any ERISA Affiliate (as defined below) has contributed or been required to contribute to any U.S. Benefit Plan that is a "multiemployer pension plan" (as defined in ERISA Section 3(37)) ("Multiemployer Plan") with respect to any U.S. Employees. With respect to any Multiemployer Plan set forth on Schedule 5.7(a)(ii), neither Seller nor any ERISA Affiliate has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of any Multiemployer Plan that could result in any liability of either the U.S. Business or Buyer to a Multiemployer Plan. Neither Seller nor any ERISA Affiliate has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Multiemployer Plan intends to terminate or has terminated.

                           (iii) No liability under Subtitle C or D of Title IV
of ERISA has been incurred by Seller with respect to any ongoing, frozen or terminated U.S. Pension Plan, currently or formerly maintained by it, or the U.S. Pension Plan of any entity (an "ERISA Affiliate") which is or has been considered a single employer with Seller under Section 4001 of ERISA or Section 414 of the Code which would subject Buyer or any of the U.S. Benefit Plans or the U.S. Business to any Taxes, penalties or claims.

                            (iv) All contributions required to be made or
accrued as of August 22, 1999, under the terms of any U.S. Benefit Plan for which Seller may have liability have been timely made or have been reflected on the Combined August Balance Sheet. Neither any U.S. Pension Plan sponsored and maintained by Seller nor any single-employer plan of any ERISA Affiliate has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Seller has not provided, nor is it required to provide, security to any U.S. Pension Plan pursuant to Section 401(a)(29) of the Code.

                           (v) Seller has no obligation for retiree health and
life benefits for U.S. Employees or former U.S. Employees under any U.S. Benefit Plan, except as set forth in Schedule 5.7(a) or as required by Part 6 of Title I of ERISA.

                           (vi) No breach or violation of or default under any
U.S. Benefit Plan will subject Buyer or any of its benefit plans or the U.S. Business to any Taxes, penalties or claims.

                  (b)    Canadian Employee Benefits.

                           (i) Schedule 5.7(b) contains a list of all employee
benefit plans, programs, agreements and arrangements (collectively, the "Canadian Benefit Plans") that are sponsored, maintained by or contributed to by Heist Canada that cover employees or former employees of Heist Canada who are or were employed in the Canadian Business (the "Canadian Employees").

                           (ii) All Canadian Benefit Plans sponsored and
maintained by Heist Canada are in compliance with all applicable laws.

                           (iii) All contributions required to be made or
accrued as of August 22, 1999, under the terms of any Canadian Benefit Plan for which Heist Canada may have liability, have been timely made or have been reflected on the Combined August Balance Sheet.

         5.8 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

                  (a)    Except as set forth in Schedule 5.8(a), since
December 27, 1998, the Industrial Maintenance Business has been conducted only in the ordinary course consistent with past practice, and there has not been any change or development, or combination of changes or developments (other than changes relating to or arising from either developments generally affecting the industrial cleaning and maintenance industry or general economic conditions in the United States or Canada), which individually or in the aggregate have had or are reasonably likely to have a material adverse effect on the Industrial Maintenance Business.

                  (b) Except as set forth in Schedule 5.8(b), Heist Canada has no liability or obligation of any nature, either direct or indirect, matured or unmatured, known or unknown, or absolute, accrued, contingent or otherwise, including without limitation any judgment or long-term lease or unusual forward or long-term commitment of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto except: (i) those set forth or reflected in the Financial Statements or the notes thereto which have not been paid or discharged since the dates thereof; (ii) those arising under agreements or other commitments to which Heist Canada is a party and disclosed in Schedule 5.8(b); and (iii) those incurred consistently with past business practices and in the ordinary course of business since the dates of the Financial Statements.

         5.9 No Violation of Laws. Except as set forth in Schedule 5.9, neither Seller nor Heist Canada is in violation of, or, to the knowledge of Seller, under investigation with respect to or been given notice or been charged by any governmental entity with any violation of, any law, statute, order, rule, regulation, consent decree, conciliation agreement, settlement agreement, or judgment of any governmental entity. Seller and Heist Canada have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct the Industrial Maintenance Business as presently conducted.

         5.10  Taxes.

                  (a) Except as disclosed in the Financial Statements or as set forth in Schedule 5.10:

                           (i) Each of Seller and Heist Canada has duly and
timely paid in full all Taxes due from it and made provision in accordance with generally accepted accounting principles for the payment of all Taxes accrued by it with respect to periods ending on or prior to the date this representation is being made or deemed made;

                           (ii) all monies which Seller or Heist Canada has been
required by law to withhold from U.S. Employees or Canadian Employees or other employees and contractors with respect to payments made or periods ending on or before the date this representation is being made or deemed made have been withheld and timely paid to the appropriate governmental authority;

                           (iii) all Tax Returns relating to the assets and
operations of the U.S. Business and Heist Canada which are due have been prepared and timely filed and such Tax Returns are accurate, complete and have been completed and filed in accordance with applicable law;

                           (iv) no audit or other examination of any Tax Return
which has been filed with respect to the assets and operations of the U.S. Business and Heist Canada is presently in progress, nor has Seller, Heist Canada or any of their subsidiaries been notified of any request for such an audit or other examination;

                           (v) neither Heist Canada nor the U.S. Business is a
party to a tax sharing or allocation agreement nor do the U.S. Business or Heist Canada owe any amounts or payments under any such agreement;

                           (vi) none of the assets of the U.S. Business or Heist
Canada is treated as "tax exempt use property" within the meaning of Section 168(h) of the Code;

                           (vii) all Tax Returns of Heist Canada for fiscal
years prior to the fiscal year ended December 26, 1999, have been assessed by the appropriate governmental authorities, and there are no outstanding waivers of any limitation periods or any agreements providing for an extension of time for the filing of any Tax Returns or the payment of any Taxes by Seller or Heist Canada; and

                           (viii) Heist Canada is registered for purposes of
Part IX of the Excise Tax Act (Canada) under number R100947159, for the purpose of the Retail Sales Tax (Ontario) under number 6725-9901 and for the purpose of the Act respecting the Quebec Sales Tax under number 1013144911.

                  (b) "Taxes" means all taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, estimated, excise, personal property, real property, sales, ad valorem, value-added, leasing, withholding, social security, workers compensation, unemployment insurance, occupation, use, service, service use, license, stamp, payroll, employment, windfall profit, environmental, alternative or add-on minimum taxes, franchise, transfer and recording taxes, fees and charges, imposed by the United States, Canada or any foreign jurisdiction within which the U.S. Business or Heist Canada conducts business, or any state, local, or provincial governmental authority in the United States, Canada or any foreign jurisdiction within which the U.S. Business or Heist Canada conducts business, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies, imposts, duties or other assessments. "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         5.11  Environmental Matters.

                  (a) Except as specifically disclosed in the Financial Statements or as set forth with particularity in Schedule 5.11 or as identified with particularity in any Phase I or II studies or other third-party environmental assessments procured by Buyer on or prior to the date hereof, (i) Seller and Heist Canada are in compliance with all applicable Environmental Laws (as hereinafter defined), including, without limitation, requirements to obtain and to comply with permits issued pursuant to applicable Environmental Laws;
(ii) the properties included in the Industrial Maintenance Business and presently owned or operated by Seller or Heist Canada do not contain any Hazardous Substance (as hereinafter defined) (A) that is in violation of any applicable Environmental Law or (B) that creates a liability as a result of its release or (c) that have been released in quantities reportable under applicable Environmental Law; (iii) Seller has not received and, to its knowledge, there is no threat of, any claim, notice, demand, lawsuit, warning notice, or request for information from any governmental entity or any private third party alleging that Seller or Heist Canada is in violation of, or liable under, any Environmental Laws; (iv) Seller is not subject to and, to its knowledge, there is no threat of, any court order, administrative order or decree relating to Seller, Heist Canada, or the Industrial Maintenance Business arising under or asserting exposure to or personal injury or property damage due to any substance regulated under any

Environmental Law; (v) no property or facility presently owned or operated by Seller or Heist Canada contains any underground storage tank, asbestos-containing material, material or equipment containing polychlorinated biphenyls, landfill, surface impoundment, or disposal area regulated under Environmental Laws; (vi) there is no basis for any material liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Law relating to the U.S. Business or the Canadian Business (together, the "Environmental Liabilities"), and (vii) neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of governmental entities or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental Laws. Except as set forth in Schedule 5.11, Seller has not obtained any Phase I studies or regulatory compliance assessments in connection with the foregoing representations and warranties.

                  (b) "Environmental Law" means any applicable United States federal, Canadian federal or provincial, state, local or foreign law, common law, or regulation, permit, judgment, order, consent decree, or agreement of or with any governmental entity, relating to (x) the protection, preservation or restoration of the environment or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. "Hazardous Substance" means any material listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law and includes, without limitation, petroleum and petroleum-derived substances.

         5.12 U.S. and Canadian Customer Contracts. Schedule 5.12 identifies all contracts (the "Contracts") related to the Industrial Maintenance Business to which Seller or Heist Canada is a party, other than (i) each contract under which Seller's or Heist Canada's total liability or expense is reasonably likely to be less than $50,000; (ii) each contract which may be terminated by Seller or Heist Canada without penalty, or which will by its terms terminate, on or before March 31, 2000; and (iii) leases of personal property or real property, which are listed on Schedules 5.17 and 5.18. Except as set forth in Schedule 5.12: (i) each of the Contracts is in full force and effect and (ii) there is no existing default by Seller or Heist Canada thereunder or, to Seller's knowledge, by any other party thereto. Seller has provided to Buyer a correct and complete copy of each of the Contracts. Except as set forth in Schedule 5.12, with respect to each of the Contracts, to Seller's knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, under any such contract.

         5.13  Title to Assets.

         (a) Seller owns all of the U.S. Assets (other than the U.S. Real Property, title to which is addressed in Section 5.16), and has good and valid leasehold title in all of the property leased under the U.S. Real Property Leases and the U.S. Personal Property Leases, in each case free and clear of any liens, claims, security interests or encumbrances.

         (b) Heist Canada owns all of its assets (other than the Heist Canada Real Property owned by Heist Canada, title to which is addressed in Section 5.16) and has good and valid leasehold title in all of the property leased by it under the Heist Canada Real Property Leases and the Heist Canada

Personal Property Leases, in each case free and clear of any liens, claims, security interests or encumbrances.

         5.14 U.S. and Canadian Collective Bargaining Agreements . Except as set forth in Schedule 5.14, neither Seller nor Heist Canada is a party to, or bound by, any collective bargaining agreement or other contract with a labor union, nor is either of them the subject of any proceeding or organizing activity seeking to compel it to bargain with any labor union, nor is there any grievance, unfair labor practice, arbitration, strike, labor dispute, work slow down or work stoppage involving Seller or Heist Canada pending or, to the knowledge of Seller, threatened.

         5.15  U.S. and Canadian Intellectual Property.

                  (a) There are no claims, demands or proceedings instituted, pending or, to the knowledge of Seller, threatened by any third party pertaining to or challenging Seller's ownership of or its right to use any of the U.S. Permits, the U.S. and Foreign Intellectual Property, the Heist Canada Intellectual Property (as hereinafter defined), the Names, or other intangible property of Seller.

                  (b) There are no claims, demands or proceedings instituted, pending or, to the knowledge of Seller, threatened by any third party pertaining to or challenging Heist Canada's ownership of or its right to use all licenses, permits, certificates, qualifications, authorizations on approvals issued or granted by any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency (the "Heist Canada Permits"), all patents, patent applications, trademarks, copyrights, trademark and copyright registrations, trade names, slogans, logos, and applications for registration of trademarks and copyrights (together with any renewals, modifications and extensions thereof, the "Heist Canada Intellectual Property"), or any other tangible or intangible property of Heist Canada.

                  (c) There is no trademark, trade name, patent, copyright or other proprietary right owned by a third party which Seller or Heist Canada is using without license to do so.

                  (d) Schedule 5.15 lists all U.S. and Foreign Intellectual Property and Heist Canada Intellectual Property.

                  (e) All Heist Canada Intellectual Property is, where recordable or registrable, duly recorded or registered in the name of Heist Canada in Canada, and Heist Canada is the absolute owner and has the exclusive right to hold and use the said Heist Canada Intellectual Property without payment to others or the granting of rights to others in exchange.

                  (f) The following Canadian patent applications have been abandoned: CA 2211500, CA 2211466, and CA 2131733. Canadian Patents: CA 1057278 and CA 1043958 have been abandoned.

         5.16  Real Property.

                  (a)    U.S. Real Property.

                           (i) Seller has good and marketable fee simple title
in the U.S. Real Property, and such U.S. Real Property includes all real property owned by Seller and used in the operation of the

U.S. Business. A list of the U.S. Real Properties as of November 21, 1999, is set forth in Schedule 5.16(a). Upon the Closing, the U.S. Real Property will be transferred to Buyer free and clear of all encumbrances other than the following: (a) encumbrances for nondelinquent Taxes, assessments or other governmental charges or levies not yet due; (b) minor defects of title, easements, rights-of-way, mechanics liens, restrictions and other similar reservations or encumbrances not, individually or in the aggregate, materially affecting the value of the U.S. Real Property or interfering with the ordinary conduct of the U.S. Business; (c) any state of facts an accurate survey would show, provided such facts do not render title unmarketable or materially interfere with the present use of the U.S. Real Property, or, together with items in clause (b) above, materially affect the value of the U.S. Real Property or interfere with the ordinary conduct of the U.S. Business; and (d) any other encumbrances approved in writing by Buyer (collectively, the "U.S. Permitted Encumbrances").

                           (ii) Seller has not subjected the U.S. Real Property
to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record;

                           (iii) As of the date of this Agreement, Seller has
not received notice of any pending condemnation or similar proceeding affecting the U.S. Real Property or any portion thereof, and to the knowledge of Seller no such action is contemplated or threatened;

                           (iv) As of the date of this Agreement, Seller has not
received any, and has no knowledge of any contemplated or threatened, written notice of any defects or inadequacies in the U.S. Real Property or any part thereof that would materially adversely affect the insurability of the U.S. Real Property or the premiums for the insurance thereof. As of the date of this Agreement, Seller has not received any, and has no knowledge of any contemplated or threatened, notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the U.S. Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made;

                           (v) There are no parties in possession of any portion
of the U.S. Real Property other than Seller, whether as lessees, tenants at will, occupants or otherwise; and

                           (vi) The current use of the U.S. Real Property and
all parts thereof is to our knowledge in compliance with all applicable laws and does not violate any restrictive covenants affecting the U.S. Real Property. To our knowledge, the buildings, fixtures and structures comprising the U.S. Real Property are free of any structural defect having regard to the age and usage thereof. To our knowledge, the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the U.S. Real Property are in good working order, fully operational and free of any defect, having regard to the age and usage thereof, except for normal wear and tear. To our knowledge, all buildings, fixtures and structures on the U.S. Real Property are located completely within the boundaries of the U.S. Real Property.

                  (b)    Canadian Real Property.

                           (i) Heist Canada has good and marketable fee simple
title in the real property that it owns (the "Heist Canada Real Property"). A list of the Heist Canada Real Properties as of November 21, 1999, is set forth in Schedule 5.16(b). The Heist Canada Real Property is owned by Heist Canada free and clear of all encumbrances other than the following: (a) encumbrances for nondelinquent Taxes, assessments or other governmental charges or levies not yet due; (b) minor defects of title, easements, rights-of-way, mechanics liens, restrictions and other similar reservations or encumbrances not, individually or in the aggregate, materially affecting the value of the Heist Canada Real Property or interfering with the ordinary conduct of the Canadian Business; (c) any state of facts an accurate survey would show, provided such facts do not render title unmarketable or materially interfere with the present use of the Heist Canada Real Property, or, together with items in clause (b) above, materially affect the value of the Heist Canada Real Property or interfere with the ordinary conduct of the Canadian Business.

                           (ii) Seller has not subjected the Heist Canada Real
Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record;

                           (iii) As of the date of this Agreement, Seller has
not received notice of any pending condemnation or expropriation or similar proceeding affecting the Heist Canada Real Property or any portion thereof, and to the knowledge of Seller no such action is contemplated or threatened;

                           (iv) As of the date of this Agreement, Seller has not
received any, and has no knowledge of any contemplated or threatened, written notice of any defects or inadequacies in the Heist Canada Real Property or any part thereof that would materially adversely affect the insurability of the Heist Canada Real Property or the premiums for the insurance thereof. As of the date of this Agreement, Seller has not received any, and has no knowledge of any contemplated or threatened, notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Heist Canada Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made;

                           (v) There are no parties in possession of any portion
of the Heist Canada Real Property other than Heist Canada, whether as lessees, tenants at will, occupants or otherwise; and

                           (vi) The current use of the Heist Canada Real
Property and all parts thereof is to our knowledge, in compliance with all applicable laws and does not violate any restrictive covenants affecting the Heist Canada Real Property. To our knowledge, the buildings, fixtures and structures comprising the Heist Canada Real Property are free of any structural defect having regard to the age and usage thereof. To our knowledge, the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Heist Canada Real Property are in good working order, fully operational and free of any defect, having regard to the age and usage thereof, except for normal wear and tear. To our knowledge, all buildings, fixtures and structures on the Heist Canada Real Property are located completely within the boundaries of the Heist Canada Real Property.

         5.17 Real Property Leases. Schedule 5.17 lists as of November 21, 1999, each U.S. Real Property Lease and each Heist Canada Real Property Lease. With respect to each such lease: (i) such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to Section 1.4 hereof, such Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including any assignment and assumption effected in connection herewith); (iii) there is no existing breach or default by Seller or Heist Canada thereunder, or, to Seller's or Heist Canada's knowledge, by any other party thereto; (iv) no event has occurred which, with notice or lapse of time, would constitute a breach or default of Seller or Heist Canada or permit termination, modification, or acceleration thereunder by any other party thereto; (v) to Seller's or Heist Canada's knowledge, no party to such Real Property Lease has repudiated any provision thereof; (vi) there are no disputes, oral agreements, or forbearance programs in effect relating thereto; (vii) with respect to any such Real Property Lease which is a sublease, the representations and warranties set forth in this Section 5.17 are true and correct with respect to the primary lease(s); (viii) Seller and Heist Canada have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Real Property Lease; and (ix) Seller and Heist Canada have, or as of Closing will have, obtained all consents necessary to the assignment of such Real Property Lease to Buyer.

         5.18 Personal Property Leases. Schedule 5.18 lists as of November 21, 1999, all U.S. Personal Property Leases and all leases pursuant to which Heist Canada leases personal property (the "Heist Canada Personal Property Leases" and together with the U.S. Personal Property Leases, the "Personal Property Leases"). Except as set forth in Schedule 5.18, each of the Personal Property Leases is in full force and effect and there is no existing default by Seller or Heist Canada thereunder or, to Seller's knowledge, by any other party thereto, which, individually or in the aggregate, would result in a material adverse effect on the Industrial Maintenance Business, materially interfere with the ordinary conduct of such business or interfere in any material respect with the conduct of such business in the ordinary course by Buyer after the Closing.

         5.19 Transactions with Affiliates. There are no contracts (i) between Seller and Heist Canada or (ii) to which Seller or Heist Canada, on the one hand, and any subsidiary of Seller or Heist Canada, on the other hand, are parties. Seller provides its wholly-owned subsidiary Ablest Service Corp. certain administrative services on an informal day-to-day basis, the provision of which services involves solely Excluded U.S. Assets. The chairman and chief executive officer of Seller is a partner in a partnership that leases to Seller certain real property (which is not part of the U.S. Real Property) located at 3804 Cedar Point Road, Oregon, Ohio. No executive officer or director of Seller or any of its subsidiaries, or any affiliate or associate of any of them, is a party to any contract or arrangement with Heist Canada or with Seller with respect to the U.S. Assets or the Industrial Maintenance Business other than a lease pertaining to the Excluded Leased Property located at 3804 Cedar Point Road, Oregon, Ohio.

         5.20 Inventories. The Inventory, net of reserves, of the Industrial Maintenance Business as of August 22, 1999 is reflected in the Combined Balance Sheet. Except as set forth on Schedule 5.20, (i) since the date of the Combined Balance Sheet, (A) Inventory of the Industrial Maintenance Business has been acquired and disposed of only in the ordinary course of business, (B) the volume of Inventory purchased has not been in excess of historical practices, and (C) no unusual discounts or rebates have been granted in connection with any disposition of Inventory, (ii) subject to the amount of the reserve for obsolete Inventory on the Combined Balance Sheet, the Inventory of the Industrial Maintenance Business recorded in the Combined Balance Sheet consists in all respects of items of a quality salable or usable in the ordinary course of such business as presently conducted, (iii) neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada is bound by any Inventory purchase commitment, whether oral or written, formal or informal, that is not cancelable without penalty on no more than 30 days notice, and (iv) since the date of the Combined Balance Sheet, neither Seller nor Heist Canada has liquidated any obsolete Inventory that had a book value, or resulted in receipts of proceeds, in excess of $30,000 in the aggregate.

         5.21 Governmental Authorizations. Schedule 5.21 sets forth a true and correct list of all U.S. Permits and Heist Canada Permits, all of which are transferable without any consent except as so indicated on such schedule. Such permits include all governmental licenses, authorizations, consents or permits, the use and exercise of which is necessary for the conduct of the U.S. Business or the Canadian Business as now conducted.

         5.22 Heist Canada Insurance. The assets, properties and operations of Heist Canada are insured under various policies of general liability and other similar forms of insurance, all of which are listed in Schedule 5.22. Except as set forth in Schedule 5.22, (i) all such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which with the giving of notice or lapse of time, or both, would constitute a default thereunder, (ii) such policies are in amounts which are adequate in relation to the business and assets of Heist Canada and all premiums to date have been paid in full, and (iii) Heist Canada has not been refused any insurance, nor has its coverage been lifted, beyond the normal scope of policy limitations, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years.

         5.23 Brokers and Finders. Seller has not employed any broker, finder or agent, or incurred any liability to any person for brokerage fees, in connection with the transactions contemplated hereby, except for McDonald Investments, Inc. (the "Broker"). None of the fees of the Broker will be U.S. Assumed Liabilities or will be paid by Heist Canada.

         5.24 Accounts Receivable. All U.S. Accounts Receivable as of November 21, 1999, are set forth on Schedule 5.24(a) and all accounts receivable of Heist Canada ("Canadian Accounts Receivable") as of such date are set forth on
Schedule 5.24(b). All such U.S. Accounts Receivable and Canadian Accounts Receivable are valid and subsisting; arose in the ordinary and usual course of business; to the extent not collected prior to the Closing Date, will be collectible according to their terms within one hundred eighty (180) days after the date of the initial invoice therefor; and are not subject to any counterclaim, setoff or defense or subject to any lien, charge or encumbrance of any nature. All U.S. Accounts Receivable and Canadian Accounts Receivable arising between August 22, 1999 and the Closing Date will be valid and subsisting; will arise in the ordinary and usual course of business; to the extent not collected prior to the Closing Date, will be collectible according to their terms within one hundred eighty (180) days after the date of the initial invoice therefore; and will not be subject to any counterclaim, setoff, or defense or subject to any lien, charge or encumbrance of any nature. All U.S. Accounts Receivable and all Canadian Accounts Receivable existing on the Closing Date and thus transferred to Buyer by virtue of the transactions contemplated hereby are collectively referred to as the "Final Accounts Receivable" for purposes of Section 2.6 hereof.

         5.25 Ownership of Heist Canada Stock. Seller owns beneficially and of record the Heist Canada Stock, which constitutes all of the issued and outstanding shares of capital stock of Heist Canada. Seller has full and unrestricted power to sell, assign, transfer and deliver the Heist Canada Stock to Buyer in accordance with the terms of this Agreement, free and clear of all liens, security interests, encumbrances, pledges, charges, and claims of any nature whatsoever. The certificate representing the Heist Canada Stock is genuine and, upon delivery to Buyer in accordance with the terms of this Agreement, Buyer will have good and valid title to the Heist Canada Stock.

         5.26 Warranty Claims. Seller has made available to Buyer correct and complete copies of all product and service warranties issued or made by Seller or Heist Canada in connection with the sale or lease of any product or the rendition of any service in the Industrial Maintenance Business. There is no existing or, to the knowledge of Seller, threatened claim, or any facts upon which a claim could be based, against Seller or Heist Canada for merchandise which is defective, defectively designed or otherwise fails to satisfy the terms of any product warranty. Except as disclosed in Schedule 5.26, (i) all existing warranty, product liability and similar claims have been adequately accrued for or reserved against in the Financial Statements, and (ii) no warranty, product liability or other claims of a similar nature are now outstanding against Seller or Heist Canada with respect to the Industrial Maintenance Business. No claim has been asserted against Seller or Heist Canada with respect to the Industrial Maintenance Business for renegotiation or price redetermination of any material business transaction, and to the knowledge of Seller there are no facts upon which any such claim reasonably could be based.

         5.27  Relations with Customers and Suppliers. Except as described in
Schedule 5.27 regarding the C&K Contract, each of Seller and Heist Canada have satisfactory commercial relationships with its significant customers who have purchased goods or services from it, and its significant suppliers who have sold it goods or services, any time since January 1, 1999. Except as disclosed in
Schedule 5.27 regarding the C&K Contract, to the knowledge of Seller neither the public announcement nor consummation of the transactions contemplated hereby will cause any customer or supplier to terminate its business relationship with Seller or Heist Canada.

         5.28 Absence of Certain Commercial Practices. Neither Seller or Heist Canada, nor any of their respective directors or officers and, to the knowledge of Seller, none of the agents, affiliates, or employees, or other persons acting on behalf of Seller or Heist Canada or any of their respective directors, officers, agents, affiliates or employees, has (i) given, proposed to give, or agreed to give any material gift or similar benefit to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Seller or Heist Canada or assisting Seller or Heist Canada with any proposed transaction, or which, if not continued in the future, could reasonably be expected to have a material adverse effect on the Industrial Maintenance Business, (ii) used any corporate or other funds for contributions, payments, gifts, or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws or established or maintained any unlawful or unrecorded funds. Neither Seller or Heist Canada, nor any of their respective directors or officers and, to the knowledge of Seller, none of their respective agents, affiliates or employees, or other persons acting on behalf of Seller or Heist Canada or any of their respective directors, officers, agents, affiliates or employees, has accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the Industrial Maintenance Business.

         5.29  Books and Records.

                  (a) The minute books and stock ledgers of each of Seller and Heist Canada that have been made available to Buyer, its representatives or affiliates constitute all of the minute books and stock ledgers of Seller and Heist Canada and contain a complete and accurate record of all actions of their shareholders and directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments, strategic planning documents, financial forecasts, lease files, land files, accounting and tax records and all of the records of every type and description in whatever form or medium that relate to the business and properties of Seller and Heist Canada and are in the possession or control of Seller or Heist Canada have been made available to Buyer, its representatives or affiliates, and are located at an office of Seller or Heist Canada.

                  (b) Each of Seller and Heist Canada makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurances that (i) transactions involving Seller or Heist Canada are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied or any other criteria applicable to such statements, and
(B) to maintain accountability for assets; (iii) access to the assets of Seller and Heist Canada is permitted only in accordance with management's general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         5.30 Year 2000 Matters. All of the U.S. Assets and the Heist Canada Assets, including without limitation computer hardware, software, data and microprocessor driven equipment, are Year 2000 Compliant. As used herein "Year 2000 Compliant" means that (i) the properties and assets will accurately process and reflect date/time data (including but not limited to storing, displaying, calculating, comparing and sequencing) from, into and between the twentieth and the twenty-first centuries, the years 1999, 2000 and 2001 specifically, and leap year calculations, and (ii) the properties and assets will suffer no loss of functionality when processing dates and related data outside the 1900-1999 year range. Seller and Heist Canada have received assurances and warranties from their respective suppliers and customers that past and future products, software, equipment, components and systems provided by such suppliers and customers are and will be Year 2000 Compliant as defined herein.

         5.31 Future Product Deliveries and Service Obligations. Except as set forth on Schedule 5.31, neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada is a party to any contract or arrangement for the sale or purchase of products or the purchase or delivery of services under which it (i) has received any payment for goods or services not yet delivered that Seller (with respect to the Industrial Maintenance Business) or Heist Canada is obligated to deliver, (ii) has delivered more goods or services than the other party is obligated to purchase, (iii) is required to "make up" or recoup any deliveries of goods or services to any other party that have not been delivered, or (iv) has delivered fewer goods or services than the other party thereto has paid for or is obligated to purchase.

         5.32 Bank Accounts. A list of all bank accounts maintained by Seller and Heist Canada, along with the name of each person to draw checks on such accounts, is contained on Schedule 5.32. No funds used in the Industrial Maintenance Business are on deposit or otherwise held in any other account.

         5.33 Business Operations. Since August 22, 1999, Seller and Heist Canada have conducted their business and operations in the ordinary course in accordance with past practices; and except as set forth in Schedule 5.33, since that date there has been no material change in the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business, nor any disposition of any material properties or assets of the Industrial Maintenance Business, except in the ordinary course of business.

         5.34 Powers of Attorney. Except as set forth on Schedule 5.34, neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada has given to any person or party, and there is not currently existing, any power of attorney of any type pertaining to the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business.

         5.35 Prepaid Expenses. The prepaid expenses of Seller that are not included in Other Excluded Assets and the prepaid expenses of Heist Canada have been and will be incurred solely for the benefit of the Industrial Maintenance Business and, with respect to any prepaid expenses which may be shown on the Financial Statements, the Industrial Maintenance Business will retain the benefits of such prepaid expenses after the Closing.

         5.36 Proxy Statement. Neither the Proxy Statement (as hereinafter defined), nor any amendment or supplement thereto, will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Seller or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Preliminary Proxy Statement (as hereinafter defined) will when filed, and the Proxy Statement (and any supplement or amendment thereto) will when mailed to shareholders, comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         5.37 Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any disclosure schedule or any certificate delivered by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading. The disclosure schedules are correct and complete on and as of the date hereof and Seller has not omitted any information from any disclosure schedule in reliance on their right to supplement the disclosure schedules pursuant to this Agreement.

         5.38  Canadian Employees.

                  (a) Schedule 5.38 lists the names, ages and titles of all Canadian Employees, their respective hire dates, the hourly rate and rate of annual remuneration of each such Canadian Employee as at the date hereof and for nonunion employees only the dates and amounts of the most recent salary increases. Subject to applicable statutory rights, and except for collective bargaining agreements, Heist Canada is not party to any written or oral contracts of employment with any of its employees which are not terminable on the giving of reasonable notice and/or severance pay and no inducements to accept employment with Heist Canada were offered to any of its employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. Except as set forth in Schedule 5.38, Heist Canada has no obligations to make any wage, salary or other payments of any kind to any former employees of Heist Canada.

                  (b) Heist Canada has not made any loan or advance to any of its employees or former employees and does not have any liabilities to or in respect of any employee or former employee, except as set forth in Schedule 5.38 and except for compensation and benefits payable to employees in the ordinary course.

                  (c) Except as disclosed in Schedule 5.14, no union claims to represent or has been certified as bargaining agent for Canadian Employees or dependent contractors of Heist Canada; except as set forth in Schedule 5.38, Seller has no knowledge of any organizing activities among the Canadian Employees, and there are no outstanding applications for certification or any other procedure in which a union is claiming or seeking exclusive authority to bargain collectively for any Canadian Employees or dependent contractors of Heist Canada, nor have there been any such activities in the past three (3) years.

                  (d) Except as set forth in Schedule 5.38, there is no pending or, to Seller's or Heist Canada's knowledge, threatened labor or employment dispute, complaint, grievance, arbitration proceeding, prosecution, request for union representation, organizing activity or strike or any other occurrence, event or condition of similar character, involving the Canadian Employees and Heist Canada.

                  (e) Except as disclosed in Schedule 5.38, since January 1, 1997, no Canadian Employee has suffered or, to Seller's or Heist Canada's knowledge, claimed to have suffered any disease, injury or death in the course of his or her employment with Heist Canada.

                  (f) Except as disclosed in Schedule 5.38, since January 1, 1997, no Canadian Employee has been absent on workers' compensation, sick leave, short term or long term disability, pregnancy, maternity, parental or adoption leave, or jury duty or any other approved or statutory leave of absence or layoff or in receipt of benefits or insurance with respect to such absence or permanent or temporary layoff.

                  (g) Except as disclosed in Schedule 5.38: (i) all employer contributions, assessments and filings, including but not limited to experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the Workplace Safety and Insurance Act (formerly, the Workers' Compensation Act) and any other similar applicable legislation in any jurisdiction in which Heist Canada carries on business have been paid, accrued or filed by Heist Canada; (ii) Heist Canada has not been subject to any special or penalty assessment or charge, including but not limited to, experience rating surcharges, under such legislation; and (iii) to the knowledge of Seller or Heist Canada, there are no circumstances that would permit or result in a special penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.

                  (h) To the knowledge of Seller or Heist Canada, Heist Canada is in compliance with all applicable employment or labor standards, occupational health and safety, human rights, workers' compensation, labor relations, pay equity, employment equity, health tax, employment insurance and Canada Pension Plan laws and is not liable for any assessments, penalties or other such sums for failure to comply with any such laws, and there are no outstanding complaints, claims, or proceedings against Heist Canada under any such laws. Neither Heist Canada nor Seller has received notice of intent of any governmental authority responsible for the enforcement of any such laws to conduct an investigation with respect to Heist Canada and, to the knowledge of Seller and Heist Canada, no such investigation is in progress.

                  (i) Except as set forth in Schedule 5.38, there are no complaints, claims, or proceedings outstanding or, to the knowledge of Seller and Heist Canada, threatened against Heist Canada in any forum, by or on behalf of any Canadian Employee or former employee, any applicant for employment, or classes of the foregoing, alleging breach of any actual, express or implied contract of employment, any employment laws, wrongful dismissal or any other discriminatory, wrongful or tortuous conduct in connection with an employment relationship.

                                   ARTICLE VI
                          Covenants Pending the Closing

         6.1 Covenants of Seller. During the period from the date of this Agreement and continuing until the Closing Date, Seller agrees that, except (i) as contemplated or permitted by this Agreement or (ii) to the extent that Buyer shall otherwise consent in writing:

                  (a) Ordinary Course. Seller and Heist Canada shall carry on the Industrial Maintenance Business in the usual, regular and ordinary course consistent with past practice and use reasonable best efforts to preserve intact their present business organizations, keep available, consistent with past practice, the services of the U.S. Employees and the Canadian Employees and preserve the relationships with customers, suppliers and others having business dealings with the Industrial Maintenance Business, it being understood, however, that the failure or refusal of any U.S. Employee to become an employee of Buyer or any Canadian Employee to remain an employee of Heist Canada shall not constitute a breach of this covenant. Without limiting the generality of the foregoing, Seller shall not permit the U.S. Business to incur any indebtedness for borrowed money that would become an Assumed Liability.

                  (b) Changes to Benefit Plans. Except as specifically indicated on Schedule 5.7(a) and except for changes required to comply with applicable law, Seller shall not (and shall not permit Heist Canada to) (i) enter into, adopt, amend (except as may be required by law) or terminate any U.S. Benefit Plan or Canadian Benefit Plan or any agreement, arrangement, plan or policy between Seller or Heist Canada and one or more of its respective employees, or (ii) except for normal increases in the ordinary course of business consistent with past practice, materially increase in any manner the compensation or fringe benefits of any U.S. Employee or Canadian Employee or pay any benefit to any U.S. Employee or Canadian Employee not required by any plan or arrangement in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided that the foregoing shall not prohibit Seller or Heist Canada from (A) hiring and compensating new employees in the ordinary course of business consistent with past practice; or (B) agreeing to pay or paying "stay or closing" bonuses to key management employees on or prior to the Closing Date. With respect to "stay or closing" bonuses agreed to by Heist Canada pursuant to clause (B) above, Seller agrees that it shall fund the payment of all such bonuses on or prior to the Closing Date such that Heist Canada shall have no obligation with respect thereto from and after the Closing. Buyer acknowledges that Seller has authorized a salary increase for management and administrative employees in the U.S. Business and the Canadian Business that will take effect on December 27, 1999, and result in an aggregate increase in salaried payroll for such employees of not more than three percent (3%).

                  (c) Sale of Assets. Seller will not sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the U.S. Assets, or permit Heist Canada to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the Heist Canada Assets, except in each case for dispositions of inventory and equipment in the ordinary course of business and consistent with past practice and except for the sale of the real property located at 145 Fielding Road, Lively, Ontario, Canada.

                  (d) Monthly Reports. Within twenty (20) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of monthly unaudited financial reports for the U.S. Business and Heist Canada (including combined balance sheet and income statements) for each month and the current fiscal year to the end of such month.

                  (e) Conduct of Heist Canada. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall not permit Heist Canada, without the prior written consent of Buyer, to:

                           (i) amend its charter or bylaws;

                           (ii) redeem or otherwise acquire any of its
securities;

                           (iii) issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                           (iv) incur any indebtedness for borrowed money; or

                           (v) merge or consolidate with any party.

         6.2 Additional Covenant of Seller. During the period from the date of this Agreement and continuing to the Closing Date, Seller agrees that neither it nor Heist Canada will take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or that would materially impair the ability of Seller to consummate the transactions contemplated herein in accordance with the terms hereof or would materially delay such consummation. Seller shall promptly advise Buyer orally and in writing of any change in, or event with respect to, the business or operations of Seller or Heist Canada having, or which insofar as can reasonably be foreseen, could have, a material adverse effect on the Industrial Maintenance Business or the ability of Seller to consummate the transactions contemplated hereby.

         6.3 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Closing Date, Buyer agrees that it shall not take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or that would materially impair the ability of Buyer to consummate the transactions contemplated herein in accordance with the terms hereof or materially delay such consummation, and Buyer shall promptly advise Seller orally and in writing of any change in, or event with respect to, the business or operations of Buyer having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                                   ARTICLE VII
                              Additional Agreements

         7.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the prompt preparation and filing of all necessary documents (if any) under the HSR Act, the Canadian Competition Act, and the Investment Canada Act, and such actions as may be required to have any applicable waiting period under the HSR Act expire or terminate as promptly as practicable and to have any applicable waiting period under the Canadian Competition Act expire as promptly as practicable without application by the Commissioner of Competition to the Competition Tribunal, including by consulting with each other as to, and responding promptly to, any comments or requests for information by any governmental entity with respect thereto. Each party shall promptly consult with the other and provide any necessary information with respect to all filings made by such party with any governmental entity in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its affiliates shall be required to divest themselves of any assets or properties or agree to limit the ownership or operation of Buyer or any of its affiliates of any assets, properties or businesses, including without limitation the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business.

         7.2 Access to Information and Confidentiality. Upon reasonable notice, Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing Date, to all of the employees, properties, books, contracts, commitments and records relating to the Industrial Maintenance Business, and during such period Seller shall furnish promptly to Buyer all other information concerning the business, properties and personnel of the Industrial Maintenance Business as Buyer may reasonably request. In accordance with the foregoing, Seller shall permit Buyer to conduct, at Buyer's expense, environmental tests and assessments with respect to the U.S. Assets and Heist Canada. Buyer shall provide Seller with a copy of each report or document relating to such tests and assessments, other than any report or document subject to attorney-client privilege. Buyer will hold any information made available pursuant to this Section 7.2 in accordance with the confidentiality agreement, dated June 24, 1999 (the "Confidentiality Agreement"), between Waste Management Industrial Services (Buyer's predecessor) and Broker.

         7.3 Sales and Transfer Taxes. Seller and Buyer will each be responsible for and pay one-half of all sales and use taxes and transfer, recording and conveyance stamps, taxes and fees applicable to the transactions contemplated hereby. Seller shall deliver to Buyer a Section 116 Certificate in accordance with Section 3.2(xii).

         7.4 Title Insurance and Surveys. Seller shall cooperate with Buyer (i.e., Buyer and Seller shall equally divide any title company fees or premiums but Seller shall not be required to execute any indemnities other than respecting debts and liens or matters under Seller's control affecting the U.S. Real Property) so that Buyer can promptly obtain the following with respect to each U.S. Real Property:

                  (a) A title commitment issued as of a date subsequent to the date hereof by a title company reasonably acceptable to Seller (the "Title Company"), which commitment (the "Title Commitment") shall obligate the Title Company to issue on or before the Closing Date an ALTA Owners Policy of Title Insurance at standard rates on it latest edition standard form policy (the "Title Policy") insuring the fee simple interest of Buyer in the U.S. Real Property and, if desired by Buyer, the leasehold interest of Buyer in any material U.S. Real Property Lease, subject only to the U.S. Permitted Encumbrances and containing such endorsements as Buyer may reasonably require. Seller shall provide customary affidavits (without indemnities) and otherwise cooperate in all standard exceptions being deleted from the Title Policy, excluding the survey exceptions (unless Buyer elects to obtain the survey as provided below).

                  (b) One or more surveys of the U.S. Real Property as of a date subsequent to the date hereof in form sufficient to enable the Title Company to delete its standard survey-related exceptions, which survey shall reflect (A) no material encroachments upon or by the U.S. Real Property, or any portion thereof, by buildings, structures or other improvements which materially affect the value of the U.S. Real Property or materially interfere with the present use of the U.S. Real Property; (B) access to the U.S. Real Property from a public street or indirect access to a public street over irrevocable and perpetual recorded easements and (c) such other matters as Buyer may reasonably request.

                  (c) The expenses incurred to satisfy the requirements of Sections 7.4(a) and (b) shall be paid by Buyer.

                  (d) If Buyer fails to deliver to Seller within 45 days after the date of this Agreement a copy of the Title Commitment for any U.S. Real Property and a reasonable description of such exceptions to title noted in Schedule B to the Title Commitment and/or shown on a survey performed on behalf of Buyer to which it objects (the "Objectionable Exceptions"), together with copies of all record exceptions and such survey, Buyer shall be deemed to have accepted title to such U.S. Real Property AS IS, except for exceptions for unfiled mechanics' liens, rights of parties in possession, mortgages or deeds of trust, or tax, judgment or other monetary liens encumbering such U.S. Real Property, which in any event shall be deemed to be Objectionable Exceptions. The Objectionable Exceptions shall in no event include any U.S. Permitted Encumbrance.

                  (e) Upon receipt of Buyer's notice setting forth any Objectionable Exceptions, Seller may elect by written notice given to Buyer within 15 days after receipt of Buyer's notice (i) to take such actions at its own expense as reasonably may be necessary to cure or remove the Objectionable Exception(s) and Seller shall have a period of 45 days from the date of Seller's election to do so, or (ii) not to take any remedial action. If Seller fails timely to elect either option (i) or (ii), then Seller shall be deemed to have elected option (ii). If Seller elects option (i) and is unable to cure or remove the Objectionable Exception(s) within such 45-day period, then Seller shall notify Buyer within 5 days thereafter, whereupon Buyer shall have the right, exercisable by written notice given to Seller within 5 days after receipt of Seller's notice, to (A) terminate this Agreement under Section 9.1(f) if such U.S. Real Property individually, or when aggregated together with all other U.S. Real Properties subject to uncured Objectionable Exceptions, represents a materially significant asset, or group of assets, of Seller that Buyer in good faith requires to be transferred in this transaction, (B) require that such U.S. Real Property be added to the Excluded U.S. Assets under this Agreement, or (C) accept such U.S. Real Property subject to the Objectionable Exceptions that Seller has been unable to cure or remove. If Seller elects option (ii), Buyer shall have the right to elect option (A), (B) or (C), exercisable by written notice given to Seller within 5 days after receipt of Seller's notice. In any event, if Buyer fails timely to elect option (A), (B) or (C), then Buyer shall be deemed to have elected option (C).

         7.5   Offers of Employment to U.S. Employees Assigned to U.S. Business.
Schedule 7.5 lists, as of December 28, 1999, all persons (together with their respective titles, current salaries and vacation accrued through August 22,
1999) who are assigned to the U.S. Business and are U.S. Employees (including those U.S. Employees, if any, on sick leave, jury duty, short-term or long-term disability, workers' compensation, vacation, leave of absence or military leave of absence). Schedule 7.5 will be updated on the Closing Date and will include any new U.S. Employees assigned to the U.S. Business who are hired after the date hereof and will not include any U.S. Employees no longer then employed by

Seller. Schedule 7.5 lists, and as updated will list, such U.S. Employees by categories designated as "Level 1", "Level 2", and "Level 3". Level 1 consists of employees who are hourly-rated field personnel; Level 2 consists of employees who are hourly-rated supervisory personnel; and Level 3 consists of full time salaried and administrative personnel. Buyer agrees to offer prior to or on the Closing Date employment to such of those Level 1 and Level 2 U.S. Employees listed on such updated Schedule 7.5 as Buyer determines are necessary to conduct the operations of the U.S. Business from and after the Closing Date, other than
(i) any such Employees then receiving long-term disability benefits, (ii) the Covered U.S. Employees (as defined below), or (iii) any such Employees identified in writing delivered by Buyer to Seller before the Closing Date. Buyer also agrees to offer prior to or on, but no later than seven (7) days after, the Closing Date, employment to all Level 3 U.S. Employees listed on such updated Schedule 7.5 other than (i) any such employee then receiving long-term disability benefits, (ii) any such employee identified in writing delivered to Buyer by Seller before the Closing Date, and (iii) any such employee identified in writing delivered to Seller by Buyer before the Closing Date. U.S. Employees who are covered by one of the Assumed Collective Bargaining Agreements will from and after the Closing Date, as a result of Buyer's assumption thereof, automatically become employees of Buyer ("Covered Employees") under the same terms and conditions as are currently prevailing under the Assumed Collective Bargaining Agreements. All Covered Employees and all U.S. Employees who accept Buyer's offer of employment are referred to hereinafter as "U.S. Designated Employees". All U.S. Employees who decline employment with Buyer are referred to hereinafter as "Non-U.S. Designated Employees". Any offers made pursuant thereto by Buyer to U.S. Employees on or before the Closing Date may be offers conditioned by Buyer on consummation of the transactions contemplated hereby.

         7.6   U.S. Employee Benefits.

                  (a) Except with respect to U.S. Benefit Plans described in the Assumed Collective Bargaining Agreements, or as expressly provided otherwise herein, coverage of all U.S. Designated Employees, their dependents and beneficiaries under any U.S. Benefit Plan shall in all respects terminate effective as of the Closing Date and Seller shall cause the U.S. Designated Employees to cease actively participating in the U.S. Benefit Plans effective as of the Closing Date. From and after the Closing Date, Seller shall be and remain responsible for any benefits due to the U.S. Designated Employees under the U.S. Benefit Plans and Buyer shall have no responsibility whatsoever therefor. Except as expressly provided in Section 2.3.3 hereof or this Section 7.6, as of their respective dates of hire (the "Hire Date") Buyer shall provide the U.S. Designated Employees with employee benefits that are substantially equivalent to those provided to similarly situated employees of Buyer and its affiliates.

                  (b) Except as provided in this Section 7.6, Seller shall remain liable for and continue to pay all medical, dental, vision and life insurance plan expenses and benefits for each U.S. Employee (including the U.S. Designated Employees) with respect to claims incurred prior to the Closing Date in respect of such U.S. Employees or their covered dependents and all such expenses and benefits for each Non-U.S. Designated Employee with respect to claims incurred on or after the Closing Date in respect of such employees or their covered dependents. Buyer shall assume and become liable for all medical, dental, vision and life insurance plan expenses and benefits in respect of all U.S. Designated Employees or their covered dependents thereof in accordance with the terms of any applicable employee benefit plan of Buyer from and after the respective Hire Dates thereof. For purposes of this Section 7.6, a claim is deemed to be incurred when the service(s) giving rise to such claim are performed.

                  (c) Seller shall remain liable for and shall pay all short-term disability benefits payable to all U.S. Designated Employees with respect to any period commencing prior to the Closing Date. Buyer shall be liable for and shall pay all short-term disability benefits payable to all U.S. Designated Employees with respect to any period commencing on or after the respective Hire Dates thereof in accordance with the terms of any applicable employee benefit plan of Buyer.

                  (d) Seller shall remain liable for and shall pay all long-term disability benefits payable to all U.S. Employees with respect to any disability incurred, reported and acknowledged prior to the Closing Date, including any such benefits payable to any U.S. Designated Employee on short-term disability as of the Closing. Buyer shall be liable for and shall pay all long-term disability benefits payable to all U.S. Designated Employees with respect to any disability incurred on or after the respective Hire Dates in accordance with the terms of any applicable employee benefit plan of Buyer.

                  (e) Subject to the provisions of sub-paragraph (b) hereof, Seller shall be responsible for any continuation of group health plan coverage required under Section 4980B of the Code or Sections 601-608 of ERISA with respect to a "qualifying event" (as defined in Code Section 4980B of the Code) incurred by a U.S. Employee or any dependent of a U.S. Employee that qualifies as a "qualified beneficiary" (as defined in Section 4980B of the Code) on or prior to the Closing Date.

                  (f) Notwithstanding anything to the contrary in this Agreement, Buyer shall have no liability under its employee benefit plans with respect to any U.S. Designated Employee who accepts employment with Buyer on a particular Hire Date and is terminated by Buyer for any reason during the period ending on the 90th day after such Hire Date.

         7.7 Vacation. From and after the Closing Date, Buyer will provide the U.S. Designated Employees with paid vacation benefits that are substantially equivalent to those provided to similarly situated employees of Buyer and its affiliates.

         7.8 Prior Service Credit; Pre-Existing Conditions. Buyer agrees to credit the prior service of U.S. Designated Employees with Seller for all purposes under any employee benefit plans established or maintained by Buyer or its affiliates and benefiting U.S. Designated Employees, including eligibility, vesting, or benefit accrual or entitlement, to the extent such prior service would have been credited under any comparable plan provided to such U.S. Designated Employees by Seller prior to the Closing. Buyer agrees, to the extent required by law, under its employee welfare benefit plans, to waive any waiting periods and any pre-existing condition limitations or exclusions with respect to U.S. Designated Employees and their dependents and to credit covered expenses incurred by U.S. Designated Employees and their dependents during the plan year in which the Closing occurs for purposes of satisfying such plan year's deductibles, copayments or other limits under any employee welfare benefit plans maintained by Buyer or its affiliates covering U.S. Designated Employees. Seller will furnish Creditable Coverage certificates to Buyer for each U.S. Designated Employee (and each plan-covered dependent thereof).

         7.9 401(k) Plans. Unless contrary to law, Seller's 401(k) Plan shall be amended to 100% vest U.S. Designated Employees in their account balances under such 401(k) Plan and to permit U.S. Designated Employees to receive an immediate distribution of their account under such Plan within a reasonable period following the Closing Date. Unless contrary to law, Buyer's 401(k) Plan (if any) shall be amended to accept rollovers of such distributions from Seller's 401(k) Plan for electing U.S.

Designated Employees, to the extent such distributions are eligible for rollover treatment under Section 402 of the Code.

         7.10 Other Benefit Plans. With respect to any other U.S. Benefit Plans not specifically addressed in this Agreement, including but not limited to pension plans, deferred compensation plans, post-retirement plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Seller shall retain all liability therefor and Buyer shall have no liability therefor.

         7.11 Workers' Compensation. Seller shall retain all liability for any workers compensation claims of U.S. Employees arising from or relating to any injury, illness or condition incurred or existing prior to the Closing Date.

         7.12 Employment Taxes. The parties agree that, to the extent permissible under applicable law (i) Buyer shall be a successor employer and utilize the alternative procedure under Revenue Procedure 96-60 with respect to the U.S. Designated Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. Sections 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. Sections 3301-3311, and (ii) to the extent that Buyer elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Seller agrees to provide Buyer with such wage, tax, and other information as may reasonably be required for the foregoing purposes.

         7.13 Non-Competition by Seller. Seller covenants and agrees that, if the Closing is consummated, for a period of five years after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly own, manage, operate, join, engage, control, participate or hold any interest (as principal, proprietor, partner, shareholder, member, manager, independent contractor, owner, investor, venturer, agent, representative, advisor, trustee, consultant, lender, financier or otherwise), with or without compensation, in the industrial maintenance and cleaning business in the United States or Canada; provided, however, that nothing herein shall be construed to prevent Seller or any of its subsidiaries from owning up to 1% of the stock or equity interest in any person that engages in such competition. It is the desire and intent of the parties hereto that the provisions of this Section 7.13 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 7.13 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision.

         7.14 Non-Solicitation by Seller. Seller covenants and agrees that, if the Closing is consummated, for a period of one year after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly, solicit for employment or employ any employee of Buyer or Heist Canada who is engaged in the Industrial Maintenance Business and was an employee of Seller or Heist Canada engaged in such business as of the Closing Date, unless such person has been terminated by Buyer.

         7.15 Injunctive Relief. The parties acknowledge and agree that the restrictions contained in Sections 7.13 and 7.14 are reasonable and necessary to protect the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy), without the necessity of proving actual monetary loss and without any bond or other security being required; provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

         7.16 WARN Act. Buyer covenants and agrees that at each site of the U.S. Business it will offer employment to such number of the U.S. Employees so as to not create any liability for Seller with respect to, or any responsibility of Seller for notices under, the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act").

         7.17 SEC Filings. Seller shall prepare and, as soon as practicable after the date of this Agreement, file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Preliminary Proxy Statement") comprising preliminary proxy materials of Seller with respect to the transactions contemplated hereby (the "Transactions") and will thereafter use its best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive proxy statement (including all supplements and amendments thereto, the "Proxy Statement") and proxy to be mailed to the Seller's stockholders as promptly as practicable. In connection with such filings, Buyer shall cooperate with Seller and provide to Seller information necessary relating to Buyer in order to prepare the Preliminary Proxy Statement and the Proxy Statement. The Proxy Statement shall include a recommendation of the board of directors of Seller that its stockholders approve the Transactions. Buyer acknowledges that Seller may include in the Proxy Statement the following proposals in addition to the proposal to approve the Transactions: (i) a proposal to change the name of the Company to a name not including the name "Heist" if the Transactions are approved; and (ii) a proposal to reincorporate Seller under the laws of the State of Delaware if the proposal to approve the Transactions is approved. Seller agrees to indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including without limitation reasonable attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claims or litigation, pending or threatened) arising out of, based on or in any related to the Preliminary Proxy Statement or the Proxy Statement.

         7.18  Voting Agreement. Seller acknowledges that the persons listed on
Schedule 7.18 have agreed to vote their shares of Seller in favor of this Agreement and the transactions contemplated hereby and that such persons have granted Seller or its designee an irrevocable proxy to vote such shares at the meeting of Seller's shareholders called to approve the transactions contemplated by this Agreement pursuant to a Voting Agreement substantially in the form attached as Exhibit E, which has been executed as of the date of this Agreement.

         7.19 Stockholder Meeting. Seller will take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon adoption and approval of this Agreement and the Transactions. The stockholder vote required for the adoption and approval of the foregoing shall be the vote required by the New York Business Corporation Law and Seller's charter. The Board of Directors of Seller shall recommend approval and adoption of this Agreement, and shall not withdraw such recommendation prior to the vote on the proposal at the shareholders' meeting. Seller shall use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of the Transactions and to take all other action necessary to secure the vote of such stockholders required to effect the Transactions.

         7.20 Cancellation of Intercompany Arrangements. Prior to the Closing, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all accounts, payables, receivables, contracts, commitments and agreements between Seller or Heist Canada, on the one hand, and any subsidiary of Seller, on the other hand, will be settled, canceled or otherwise terminated.

         7.21 Seller's Access to Records After Closing. Buyer agrees that all books and records delivered to Buyer by Seller pursuant to this Agreement (whether stored on electronic media or otherwise) shall be reasonably accessible to agents or representatives of Seller, in connection with a reasonable business purpose, at any time during regular business hours upon reasonable notice following the Closing and that Seller, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Buyer shall make reasonable efforts to not destroy or give up possession of any original or final copy of any such books and records delivered to Buyer hereunder (whether stored on electronic media or otherwise) without first offering Seller the opportunity, at Seller's expense (but without any payment to Buyer), to obtain such original or final copy or a copy thereof. Buyer further agrees that it will cooperate with Seller, at Seller's expense, with respect to any litigation (or threatened litigation) related to the Industrial Maintenance Business as conducted prior to the Closing Date, by providing access to the U.S. Employees and the Canadian Employees and the U.S. Assets and the Heist Canada Assets to the extent required for cooperation on such matters.

         7.22 Supplemental Disclosure. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the Disclosure Schedules to reflect any matter hereafter arising that would make any representation or warranty in this Agreement inaccurate; provided, that no amendment or supplement may be made to the Disclosure Schedules within three business days of the Closing Date. For purposes of (i) determining the fulfillment of the condition set forth in Section 8.2 as of the Closing Date and (ii) the accuracy of the representations and warranties of Seller contained in this Agreement if the transactions contemplated by this Agreement are not consummated, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent amendment or supplement thereto. For purposes of determining the accuracy of the representations and warranties of Seller contained in this Agreement if the transactions contemplated by this Agreement are consummated, the Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.

                                  ARTICLE VIII
                       Conditions Precedent to Obligations

         8.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of the parties to effect the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or other public or private third party necessary for or required hereunder for the consummation of the transactions contemplated hereby shall have been filed, shall have occurred or shall have been obtained.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                  (c) HSR Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (d) Canadian Approval and Certificates. All required notices (if any) shall have been filed and any required waiting period shall have expired under the Canadian Competition Act without an application by the Commissioner of Competition to the Competition Tribunal or the Commissioner of Competition shall have issued an advance ruling certificate or a comfort letter satisfactory to the parties hereto. All notices required under the Investment Canada Act shall have been filed and all approvals (if any) required under the Investment Canada Act shall have been issued. A clearance certificate shall have been issued under the Canadian Income Tax Act.

         8.2 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived in writing by Buyer):

                  (a) Representations and Warranties. Each of the representations and warranties set forth in Article V of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date; provided, however, if any such representation or warranty is already qualified as to materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects.

                  (b) Performance of Agreement. Seller shall have fully performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing Date. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an executive officer of Seller to the effect set forth in Sections 8.2(a) and (b).

                  (c) No Adverse Proceeding. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Heist Canada for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation thereof is illegal.

                  (d) Consents and Approvals. (i) Seller shall have received all authorizations, consents, and approvals referred to in Schedule 5.3, except as waived in writing by Buyer, or mutually agreeable arrangements shall have been made pursuant to Section 1.4, and none of such authorizations, consents, approvals or arrangements shall contain any terms, limitations, or conditions which restrict Buyer from conducting the Industrial Maintenance Business in substantially the same manner as conducted on the date hereof. (ii) Notwithstanding anything to the contrary in this Agreement, if Seller or Heist Canada is unable by the Closing Date to obtain (A) the consent required to assign to Buyer the C&K Contract or (B) consents required to assign to Buyer pursuant hereto Contracts (other than the Extended Master Services

Contract and the C&K Contract) representing fiscal 1999 revenues of $2,000,000 or less in the aggregate (the actual revenues represented by such Contracts for which consents are not obtained (the "General Contracts") being referred to herein as the "Subject Revenues"), the parties will close the transactions contemplated hereby and in the case of (i) place $300,000, and in the case of
(ii) 35% of the Subject Revenues, in escrow to be held pursuant to the terms of the Escrow Agreement.

                  (e) Opinion of Counsel. Buyer shall have received an opinion of counsel for Seller, dated as of the Closing Date, substantially in the form attached as Exhibit F.

                  (f) Closing Documents. Buyer shall have received all customary closing documents, including those documents set forth in Section 3.2(a), it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Buyer.

                  (g) Executive Noncompetes. Each of the Chairman of the Board of Seller and the President of Seller shall have delivered to Buyer a non-competition agreement in substantially the form attached hereto as Exhibit G.

         8.3 Conditions to Obligations of Seller. Each and every obligation of Seller to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived in writing by Seller):

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article IV of this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date; provided, however, if any such representation or warranty is already qualified as to materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects.

                  (b) Performance of Agreement. Buyer shall have fully performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing Date. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by an executive officer of Buyer to the effect set forth in Sections 8.3(a) and (b).

                  (c) No Adverse Proceedings. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation thereof is illegal.

                  (d) Stockholder Approval. The holders of at least two-thirds of the outstanding shares of common stock of Seller shall have approved the transactions contemplated by this Agreement.

                  (e) Closing Documents. Seller shall have received all customary closing documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE IX
                                   Termination

         9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                  (a)    by mutual written consent of Buyer and Seller;

                  (b) by Buyer or Seller if the Closing shall not have been consummated before May 31, 2000 (unless the failure to so consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                  (c) by Seller if any of the representations or warranties of Buyer contained herein shall be inaccurate in any material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

                  (d) by Seller if any obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

                  (e) by Buyer if any of the representations or warranties of Seller contained herein shall be inaccurate in any material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

                  (f) by Buyer if any obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; and

                  (g) by Buyer or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

                  Any termination pursuant to this Section 9.1 shall be effective upon giving written notice thereof to the non-terminating party.

                  Upon any termination hereunder, Buyer shall return to Seller all documents and other materials received from Seller or Broker relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         9.2   Effect of Termination. Except for the representations in Sections
4.6 and 5.23, the provisions of Sections 11.6 and 11.18 and the provisions of the Confidentiality Agreement, all of which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                     ARTICLE X
                                  Indemnification

         10.1  Indemnification by Seller.

                  (a) From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Seller shall defend, indemnify and save harmless Buyer from and against any and all claims, actions, suits, demands, assessments, judgments, damages, losses, interest, costs, expenses or amounts paid in settlement consistent with this Article (including, without limitation, reasonable attorneys' fees) (collectively, "Damages") actually incurred or suffered by Buyer resulting from or arising out of (a) any inaccuracy in any representation or warranty of Seller contained in Article V of this Agreement or (b) any breach or failure to perform by Seller of any covenant or other agreement of Seller contained in this Agreement or any document delivered by Seller to Buyer at the Closing. Notwithstanding the foregoing, Seller shall have no liability under Section 10.1(a) until, and then only to the extent that, the Damages otherwise compensable under Section 10.1 (a) exceed $100,000 in the aggregate.

                  (b) Seller shall defend, indemnify and save harmless Buyer from and against any and all Damages in connection with any claim, suit, action, proceeding or investigation (i) pending at or arising after the Closing Date that relates to the operation of the Industrial Maintenance Business prior to the Closing Date or any condition existing on the Closing Date (including, without limitation, the matters listed on Schedules 5.6, 5.8(a), 5.8(b), 5.9, 5.11, 5.26, and 5.31 ("Pending Matters"), (ii) that relates to the Insulation Business, the Retained Subsidiaries or any operation of Seller other than the Industrial Maintenance Business, whether before, on or after the Closing Date, and (iii) arising out of the ownership by Heist Canada of the real estate (land and building) sold by Heist Canada during 1999 and located in Sudbury, Ontario, Canada or the real estate (building only) sold by Heist Canada during 1999 and located in Sault Ste. Marie, Ontario, Canada. Seller shall not be liable for any expenses incurred by Buyer in connection with the defense of the Pending Matters, or any other matter covered by this Section 10.1(b), so long as Seller continues to take reasonable steps to defend diligently against such matters. If Seller fails to take reasonable steps to so defend, Buyer may assume the defense thereof and Seller shall be liable for all reasonable costs or expenses paid or incurred in connection therewith by Buyer. Buyer shall cooperate fully with, and provide appropriate documentation as reasonably requested by, Seller and its counsel in the compromise of, or defense against, any of the Pending Matters, or any other matter covered by this Section 10.1(b). In any event, Buyer shall have the right, at its own expense, to participate in the defense of such Pending Matters, or any other matter covered by this Section 10.1(b).

                  (c) Seller shall defend, indemnify and save harmless Buyer from and against (i) all Taxes relating to or derived from the U.S. Business and Heist Canada for all periods or portions thereof which either end on or before the Closing Date or may end after the Closing Date but are allocable to the U.S. Business and/or Heist Canada through the end of the Closing Date ("Straddle Taxes"), (ii) except as specifically provided in Section 7.3, all Taxes arising as a result of the purchase and sale of the U.S. Assets and Heist Canada Stock hereunder, and (iii) any Damages Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability for Taxes of any person, Heist Canada or other company which is a member or former member of the affiliated group or corporations of which Seller and/or Heist Canada is a member under Section 1.1502-6 of the Code or any similar provisions of state, local or foreign law. For purposes of computing any Straddle Taxes allocable to and payable by the Seller hereunder, in the case of any real or personal property Tax imposed or incurred, or any other Tax which is based on the value of assets or capital at the beginning of a tax period or other date which precedes the Closing Date, such Taxes shall be allocated through the end of the Closing Date on a per diem basis, while, in the case of any other Taxes imposed or incurred, such Taxes shall be determined as if the applicable tax period ended on the Closing Date.

         10.2 Indemnification by Buyer. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Buyer shall defend, indemnify and save Seller harmless from and against any and all Damages actually incurred or suffered by Seller resulting from or arising out of (a) any inaccuracy in any representation or warranty of Buyer contained in Article IV of this Agreement or (b) any breach or failure to perform any covenant or other agreement of Buyer contained in this Agreement or any document delivered by Buyer to Seller at the Closing including agreement to pay, perform and satisfy fully the U.S. Assumed Liabilities. Notwithstanding the foregoing, Buyer shall have no liability under Section 10.1(a) until, and then only to the extent that, the Damages otherwise compensable under Section 10.1 (a) exceed $100,000 in the aggregate.

         10.3 Survival of Representations, Warranties and Covenants. Unless otherwise set forth herein, all representations and warranties, covenants and agreements contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive (and not be affected in any respect by) the Closing and any investigation conducted by Buyer or Seller and any information which Buyer may receive, and shall remain in full force and effect as follows: (a) except as otherwise specified below, representations and warranties of Buyer and Seller shall survive for a period of eighteen (18) months after the Closing Date; (b) Seller's obligation to settle and pay all amounts owing in connection with Section 2.5(c) for CAD and NEER obligations which arose prior to the Closing Date shall remain the sole responsibility of Seller after the Closing Date until the applicable statute of limitations expires; (c) Seller's representations and warranties set forth in Sections 5.7 and 5.10 and the indemnity for Taxes under Section 10.1(c) shall survive until one hundred twenty (120) days after the expiration of the applicable statute of limitations (including extensions thereof); (d) Seller's representations and warranties set forth in Section 5.11 shall survive for a period of five (5) years after the Closing Date; (e) Seller's representations and warranties set forth in Sections 5.1, 5.2, 5.13 and 5.23 shall continue in full force and effect in perpetuity; (f) Buyer's representations and warranties set forth in Sections 4.1, 4.2 and 4.6 shall continue in full force and effect in perpetuity;
(g) the covenants and agreements of the parties hereto shall continue in full force and effect in accordance with their terms, (h) Seller's representations and warranties set forth in Sections 5.16(a)(vi) and 5.16(b)(vi) shall expire 30 days after the Closing Date, and (i) any representation or warranty or covenant that is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

         10.4 Defense of Claims. (a) Promptly after receipt by Buyer, on the one hand, or Seller, on the other hand (in any such case, the "Beneficiary"), of notice of any claim or potential claim or the commencement of any action by any person that is not a party to this Agreement (a "Third Party Claim"), which could give rise to a right to indemnification pursuant to Section 10.1 or
Section 10.2, the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Third Party Claim in reasonable detail. In the case of the commencement of an action, notice shall be given to the Indemnitor not later than the later of
(i) ten (10)
days after receipt of the complaint or pleading by the Beneficiary and (ii) fifteen (15) days prior to the date on which an answer to the complaint or pleading is required to avoid a default judgment, taking into consideration any applicable extensions of such answer date. No delay on the part of the Beneficiary in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                  (b) If the Indemnitor acknowledges in writing that it would be required to indemnify the Beneficiary against a Third Party Claim which is the subject of a notice provided pursuant to subsection 10.4(a), then the Indemnitor shall assume the defense of such Third Party Claim, at the Indemnitor's own expense and by its own counsel (who shall be reasonably satisfactory to the Beneficiary). The Indemnitor shall not be liable for any expenses subsequently incurred by the Beneficiary in connection with the defense thereof so long as the Indemnitor has taken reasonable steps necessary to defend diligently such Third Party Claim. If the Indemnitor fails to take reasonable steps to defend diligently such Third Party Claim, the Beneficiary may assume its own defense, and the Indemnitor shall be liable for all reasonable costs or expenses paid or incurred in connection therewith by the Beneficiary. The Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by, the Indemnitor and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Beneficiary shall have the right, at its own expense, to participate in the defense of such Third Party Claim.

                  (c) Without the prior written consent of the Beneficiary, the Indemnitor shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Beneficiary for which the Beneficiary is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to such liability or the creation of such financial or other obligation and the Indemnitor desires to accept such offer, the Indemnitor shall give written notice to the Beneficiary to that effect. If the Beneficiary fails to consent to such offer within ten calendar days after its receipt of the Indemnitor's notice, the Beneficiary may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Beneficiary thereafter adjusts, settles or compromises any such Third Party Claim without the prior written consent of the Indemnitor, the Beneficiary shall thereby have waived any right to indemnity therefor by the Indemnitor.

                  (d) Any claim by a Beneficiary on account of Damages that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof. The remedies available to the Beneficiary for any Direct Claim shall remain subject to the applicable terms and provisions of this Article X (including, without limitation, Section 10.3 hereof).

                  (e) A failure to give timely notice or to include any specified information in any notice as provided in Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         10.5  Limitations on Indemnification.

                  (a) For all purposes of Article X, the amount of Damages, and the amount payable by the Indemnitor to the Beneficiary with respect thereto, shall be reduced to the extent of (i) any insurance proceeds received or to be received by the Beneficiary with respect to such Damages and (ii) any tax benefits received by or accruing to the Beneficiary, and shall be increased to the extent payment of the Damages by the Indemnitor to Beneficiary are taxable such that, after the application of all taxes, the Beneficiary receives a net amount equal to the Damages. If the Beneficiary receives any such insurance proceeds after the Indemnitor shall have made any payment to the Beneficiary with respect to such Damages, the Beneficiary shall promptly return such payment to the Indemnitor to the extent of such insurance proceeds received. A Beneficiary shall use reasonable efforts to timely file claims for insurance and receive insurance proceeds with respect to any Damages sustained by such Beneficiary.

                  (b) Upon making any payment pursuant to Section 10.1 or 10.2, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Beneficiary against any third party in respect of the Damages to which the payment relates; provided, however, that (i) the Indemnitor shall then be in material compliance with its obligations under this Agreement in respect of such Damages and (ii) until the Beneficiary recovers full payment of its Damages, any and all claims of the Indemnitor against any such third party on account of such payment will be subrogated and subordinated in right of payment to the Beneficiary's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Beneficiary and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                  (c) Buyer shall not be entitled to indemnification for any Losses to the extent a reserve with respect to such Losses is included in or taken into account in the determination of Final Net Working Capital.

                  (d) Notwithstanding anything to the contrary in this Agreement, the maximum amount of Damages for which either party shall be liable to the other shall be $20,000,000.

                  (e) Notwithstanding anything to the contrary in this Agreement, Damages shall not include loss of profits, consequential damages, or punitive damages.

         10.6  Seller's Environmental Indemnification for Specific Sites.



                  (a) Buyer and Seller acknowledge that environmental site studies obtained by Buyer, copies of which in draft and final form have been or will be delivered to Seller, have identified the potential presence of soil or groundwater contamination on the following properties owned by Seller or Heist
Canada:

                            (i) in Canada, the properties owned by Heist Canada
and located at 80 Birmingham Street, Hamilton, Ontario; 605 Scott Street, Sarnia, Ontario; and 137 Avenue Marcel-Baril, Rouyn-Noranda, Quebec (each a "Canadian Site" and, collectively, the "Canadian Sites"); and

                           (ii) in the United States, the properties owned by
Seller and located at 904

Courses Landing Road, Carney's Point, New Jersey; 1072 South Metcalf Street, Lima, Ohio; and 3811 Cane Run Road, Louisville, Kentucky (each a "U. S. Site" and, collectively, the "U.S. Sites").

                  (b)    Buyer and Seller have agreed and do hereby agree that
(i) subject to the limitations contained in this Section 10.6, it is the sole responsibility of Seller to remediate, rectify and clean-up the Canadian Sites and the U. S. Sites as specified herein and (ii) the responsibility of Seller with respect to the remediation, rectification and clean-up of the Canadian Sites and the U. S. Sites shall be governed exclusively by this Section 10.6. Seller agrees, as promptly as practicable after the date of this Agreement, to commence the actions set forth in this Section 10.6 and to prosecute them diligently and continuously, as may be necessary to remediate, rectify and clean-up the condition of the Canadian Sites and the U. S. Sites in the manner described in this Section 10.6.

                  (c) Promptly after the date of this Agreement, Seller shall engage at its sole cost and expense an independent environmental consulting firm (or firms) reasonably acceptable to Buyer (the "Environmental Consulting Firm") for the purpose of developing a remediation plan for the Canadian Sites and the
U. S. Sites that will result in all of such sites satisfying the standards set forth in subsections (d) and (e), respectively, of this Section 10.6. The Environmental Consulting Firm shall be provided with access to all of the environmental site studies previously or hereafter obtained by Buyer with respect to the Canadian Sites and the U. S. Sites, and shall conduct such additional inquiry as may be necessary or appropriate, in the professional judgment of such firm, in order to develop a remediation plan satisfying the requirements of this Section 10.6. The engagement of the Environmental Consulting Firm shall require such firm, during the development of the remediation plan, to (i) review the partial Phase II investigation conducted at the Canadian Sites by Bio Geo Environnment (Phase II report dated January 2000),
(ii) complete the Phase II report at the Canadian Sites and (iii) confer with Buyer and Seller as to the degree of the environmental contamination on each of the Canadian Sites and the U. S. Sites and the scope of additional investigation and appropriate remedial action. In developing the remediation plan for the Canadian Sites, the Environmental Consulting Firm shall consider, but shall not be bound by, the Ministry of the Environment's "Guideline for Use at Contaminated Sites in Ontario," February 1997, and the Ministry of the Environment's "Politique de Protection des Sols et de Rehabilitation des Terrains Contamines, " 1999 Edition. Seller and Buyer shall be bound by the remediation plan developed by the Environmental Consulting Firm that complies with the requirements of this Section 10.6.

                  (d) The Environmental Consulting Firm shall be instructed in its engagement to develop a remediation plan for each Canadian Site that will result in remediation performed to a level so as to avoid (i) non-compliance with Environmental Law, (ii) restrictions to the use or sale of the property for similar purposes by Buyer, and (iii) risk to human health and the environment. Any remediation criteria established by the Environmental Consulting Firm for the Canadian Sites will consider, but may be less restrictive than, the guidelines established by the Ministry of the Environment for the respective provinces.

                  (e) The Environmental Consulting Firm shall be instructed in its engagement to develop a remediation plan for each U. S. Site that will result in there being no Hazardous Substance present at any of the U. S. Sites in concentrations greater than (i) the regulatory action, trigger, notification or clean-up level contained in Environmental Law applicable to such site, if such a level is prescribed by Environmental Law, or (ii) background concentration levels for such site that present a reasonable risk of material harm to the environment or would subject Onyx to a risk of regulatory action, if applicable Environmental Law does not prescribe a regulatory action, trigger, notification or clean-up level.

                  (f) Upon completion of the remediation plan, the Environmental Consulting Firm shall certify to Buyer and Seller in a report delivered to each of them (the "Closure Report") either that (i) all of the Canadian Sites and the U. S. Sites satisfy the standards established in this
Section 10.6 and, in such event, further stating that, as of a date specified in the Closure Report with respect to each of the sites (such date, as it relates to each such site, being referred to herein as the "Determination Date" for such site), each of the sites satisfies the standard set forth in this Section 10.6, or (ii) not all of the Canadian Sites and the U. S. Sites satisfy the standards established in this Section 10.6, but that the Seller has expended at least $1,000,000 in attempting to remediate, rectify and clean-up the Canadian Sites and, in such event, specifying which properties have been successfully remediated to the standards required by this Agreement and providing the Determination Date for each such site, and further specifying which sites have not been successfully remediated to the standards required by this Agreement and providing to Buyer a detailed status report relating to such sites and including a recommendation regarding the efficacy of further remediation work by Buyer on such sites.

                  (g) Buyer agrees to cooperate with the Environmental Consulting Firm, Seller and their respective agents and representatives in developing the remediation plan and conducting such remediation, including making the services of Andrew Crowe available from and after the Closing Date to assist Seller hereunder at no charge to Seller, and (ii) Seller agrees to cooperate with Buyer, the Environmental Consulting Firm and their respective agents and representatives in developing the remediation plan and conducting such remediation. Seller agrees to coordinate the remediation activities undertaken pursuant to this Section 10.6 with Buyer and to use reasonable efforts to minimize the disruption to Buyer's business that such efforts may cause.

                  (h) Seller agrees to defend, indemnify and save harmless Buyer and Heist Canada from and against any and all Damages arising out of, based upon or related to (i) the failure of Buyer to receive the Closure Report as a result of the action or inaction of Seller, (ii) any actions taken or omitted to be taken by Seller in connection with the performance by Seller of its obligations contained in this Section 10.6, and (iii) any breach by Seller of its obligations contained in this Section 10.6.

                  (i) Effective as of the Determination Date with respect to each of the Canadian Sites and the U. S. Sites specified in the Closure Report, Seller's obligation to remediate, rectify and clean-up the Canadian Sites and the U. S. Sites shall terminate.

                  (j)    In complying with its obligations under this Section
10.6 with respect to the Canadian Sites, Seller shall not be required to spend more than $1,000,000 on the cost of remediation, rectification and clean up, excluding the fees of the Environmental Consulting Firm.

                  (k) At Seller's request, Buyer shall cause Heist Canada to assign to Seller on or after the Closing Date any causes of action or claims that Heist Canada may have against third parties relating to potential or actual contamination at the Canadian Sites for which Seller has an indemnification or payment obligation under this Agreement, provided that Heist Canada shall retain an interest in any recovery by Seller in any such cause of action or claim to satisfy any unpaid indemnification or payment obligation of Seller under this Agreement.

                                   ARTICLE XI
                            Miscellaneous Provisions

         11.1 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         11.2 Entire Agreement. This Agreement and the Schedules hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements and understandings relative to said subject matters.

         11.3 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer and Seller, their respective representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party except that without consent of Seller, Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries and (b) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder (in any or all of which cases of assignment or designation Buyer nonetheless shall continue to remain responsible for the performance of all of its obligations hereunder). A merger or consolidation involving Buyer shall not be considered an assignment requiring consent under this Section.

         11.4 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, and their respective representatives, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

         11.5 Counterparts; Facsimile Execution. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement shall be valid and binding for all purposes.

11.6     Expenses; Filing Fees.

                  (a) Expenses. Whether or not the transactions contemplated hereby are consummated and except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) Filing Fees. Seller and Buyer shall each pay one-half of any filing fees required under the HSR Act and the Canadian Acts.

         11.7 Other and Further Covenants. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

         11.8 Investigations. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has been advised by persons experienced in the evaluation and purchase of assets such as the U.S. Assets and the Heist Canada Stock, and along with such persons has undertaken such investigations, and been provided with and evaluated such documents and information, as it and its advisors have deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that neither Seller nor any of its advisors, nor any of their respective affiliates or representatives, has made any representation or warranty (express or implied) with respect to, and the Buyer is not relying upon, any projection, prediction or forecast delivered to it with respect to revenues, profitability, cash flow, capital expenditures, commercial potential, or prospective performance of or relating to the U.S. Business or the Canadian Business either before or after the date hereof. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (d) Buyer will not have a claim against Seller or any of its advisors, or any of their respective affiliates, with respect to such projections or forecasts provided same were made in good faith.

         11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without regard to any conflict-of-laws principles, except to the extent that the same relates to title of real property or is otherwise mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction. .

         11.10 Press Releases; Confidentiality. Except as otherwise required by law, neither Buyer nor any of its affiliates nor Seller nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of Seller or Buyer, respectively, which consent shall not be unreasonably withheld or delayed.

         11.11 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designed in writing hereafter by, such party:

If to Buyer:                                    With a copy to:

Onyx Industrial Services, Inc.                  John R. Brantley, Esq.
1980 North Highway 146                          Bracewell & Patterson
LaPorte, Texas  77571                           711 Louisiana Street, Suite 2900
Attn: Randy Kruger, Chief Executive Officer     Houston, Texas  77002-2781

If to Seller:                                   With a copy to:

C.H. Heist Corp.                                William Appleton, Esq.
810 North Belcher Road                          Baker & Hostetler LLP
Clearwater, FL  33765                           312 Walnut Street, Suite 2650
Attn:Charles H. Heist                           Cincinnati, Ohio 45202-4048
Chairman and Chief Executive Officer

         11.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested in writing by the party to whom such information is to be made available.

         11.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.15 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

         11.16 Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections or Schedules of this Agreement; provided, however, that Seller shall use its reasonable best efforts to disclose all facts on the appropriate Schedule or make references to other Schedules where more specific disclosure is provided. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article V or the indemnification provisions of Article X or in any other provision of this Agreement nor the inclusion of any items in the Schedules shall be deemed to constitute an admission by Seller or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Schedules does not constitute an admission by Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Schedules.

         11.17 Bulk Transfer. The parties hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby, and no representation, warranty or covenant in this Agreement shall be deemed to have been breached as a result of such non-compliance. Nothing herein shall be deemed or construed to constitute an admission of the applicability of any bulk sales law to the transactions contemplated by this Agreement.

         11.18 Legal Fees. If any party institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         11.19 Definition of Knowledge. Where any statement in this Agreement made by Buyer or Seller is qualified by a reference to the "knowledge" of such party, such qualification means that the party has made reasonable due inquiry (including, where appropriate, inquiry of the directors, officers, independent accountants, attorneys or other relevant person of such party) into the subject matter of the representation or statement being made and, if applicable, into the business, affairs and operations of any applicable entity, and such party has no reason to believe that the representations and statements so qualified are untrue. No party may deny having actual knowledge by reason of such party having willfully failed to review or obtain available information.

         11.20 Acquisition Transactions.

                  (a) After the date of this Agreement and prior to the Closing Date or earlier termination of this Agreement, unless Buyer shall otherwise agree in writing, Seller shall not (and shall not cause or permit any officer, director, or employee of Seller, or any attorney, accountant, investment banker or other agent retained by Seller to), and Seller shall not permit any of its subsidiaries to, or cause or permit any of its subsidiaries to cause any officer, director or employee, or any attorney, accountant, investment banker or other agent retained by it to, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the Industrial Maintenance Business, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities, or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions").

                  (b) If Seller shall receive a request from any person that it provide any information as described in Section 11.20(a) or shall receive any offer of the type referred to in Section 11.20(a), it shall promptly inform Buyer of such occurrence and shall furnish to Buyer the identity of the party requesting such information or making such proposal and, if an offer has been received, a description of the material terms thereof.

                  (c) Seller represents and warrants to Buyer that it has determined that it is not in the best interests of Seller and its shareholders to proceed with any heretofore proposed Acquisition Transaction, and that it has terminated all discussions heretofore held with third parties regarding any such transaction, and that it has instructed all such third parties to return or destroy all information which is not publicly available which Seller provided to such third parties in connection with proposed Acquisition Transactions. Seller covenants that it will strictly enforce its rights pursuant to all confidentiality or similar agreements entered into with third parties with which it has heretofore held discussions regarding Acquisition Transactions and will not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

         11.21 Currency References. All references to dollars or use of the symbol "$" in this Agreement shall mean United States Dollars.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                               SELLER:

                                               C.H. HEIST CORP.

                                               By:
                                                  ---------------------------
                                               Name:   C. H. Heist
                                               Title:  Chief Executive Officer

                                               BUYER:

                                               ONYX INDUSTRIAL SERVICES, INC.

                                               By:
                                                  ---------------------------
                                               Name:  Randy Kruger
                                               Title: President